                                                                   Exhibit 10.14




            $60,000,000 SENIOR UNSECURED REVOLVING CREDIT FACILITY

                               CREDIT AGREEMENT

                                 by and among

                        CUNO INCORPORATED, as Borrower

                                      and

                            THE BANKS PARTY HERETO

                                      and

                          MELLON BANK, N.A., as Agent

                         Dated as of October 31, 1996
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                               TABLE OF CONTENTS
Article                                                                     Page
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1. CERTAIN DEFINITIONS......................................................   1

     1.1 Certain Definitions................................................   1

     1.2 Construction.......................................................  17
          1.2.1 Number; Inclusion...........................................  17
          1.2.2 Determination...............................................  17
          1.2.3 Agent's Discretion and Consent..............................  17
          1.2.4 Documents Taken as a Whole..................................  17
          1.2.5 Headings....................................................  17
          1.2.6 Implied References to this Agreement........................  17
          1.2.7 Persons.....................................................  18
          1.2.8 Modifications to Documents..................................  18
          1.2.9 From, To and Through........................................  18
          1.2.10 Shall; Will................................................  18

     1.3 Accounting Principles..............................................  18

2. REVOLVING CREDIT FACILITY................................................  18

     2.1 Commitments........................................................  18
          2.1.1 Revolving Credit Commitments................................  18
          2.1.2 Swing Loans Commitment......................................  19

     2.2 Nature of Banks' Obligations with Respect to Revolving
         Credit Loans.......................................................  19

     2.3 Commitment Fees....................................................  19

     2.4 Voluntary Reduction of Revolving Credit Commitments................  20
          2.4.1 General Requirements........................................  20
          2.4.2 Collateral for Letter of Credit Outstandings................  20

     2.5 Loan Requests......................................................  21
          2.5.1 Revolving Credit Loan Requests..............................  21
          2.5.2 Swing Loan Request..........................................  21

     2.6 Making Loans.......................................................  22
          2.6.1 Making Revolving Credit Loans...............................  22
          2.6.2 Making Swing Loans..........................................  22

     2.7 Borrowings to Repay Swing Loans....................................  22

     2.8 Notes..............................................................  23
          2.8.1 Revolving Credit Notes......................................  23
          2.8.2 Swing Loan Note.............................................  23

     2.9 Use of Revolving Credit Proceeds...................................  23

     2.10 Letters of Credit Subfacility.....................................  23
          2.10.1 Issuance of Letters of Credit..............................  23
          2.10.2 Participations.............................................  24
          2.10.3 Letter of Credit Fees......................................  24
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          2.10.4 Disbursements, Reimbursement................................ 25
          2.10.5 Documentation............................................... 25
          2.10.6 Determinations to Honor Drawing Requests.................... 25
          2.10.7 Nature of Participation and Reimbursement Obligations....... 26
          2.10.8 Indemnity................................................... 27
          2.10.9 Liability for Acts and Omissions............................ 27

3. INTEREST RATES............................................................ 28

     3.1 Interest............................................................ 28
          3.1.1 Interest Rate Options........................................ 29

     3.2 Interest Periods.................................................... 29
          3.2.1 Ending Date and Business Day................................. 29
          3.2.2 Amount of Borrowing Tranche.................................. 30
          3.2.3 Termination Before Expiration Date........................... 30
          3.2.4 Renewals..................................................... 30

     3.3 Interest After Default.............................................. 30
          3.3.1 Letters of Credit Fees, Interest Rate........................ 30
          3.3.2 Other Obligations............................................ 30
          3.3.3 Acknowledgment............................................... 30

     3.4 Euro-Rate Unascertainable........................................... 31
          3.4.1 Unascertainable.............................................. 31
          3.4.2 Illegality; Increased Costs; Deposits Not Available.......... 31
          3.4.3 Agent's and Bank's Rights.................................... 31

     3.5 Selection of Interest Rate Options.................................. 32

4. PAYMENTS.................................................................. 32

     4.1 Payments............................................................ 32

     4.2 Pro Rata Treatment of Banks......................................... 33

     4.3 Interest Payment Dates.............................................. 33

     4.4 Voluntary Prepayments............................................... 34
          4.4.1 Right to Prepay.............................................. 34

     4.5 Mandatory Reduction of Commitments; Mandatory Payments and
           Prepayments....................................................... 35
          4.5.1 Qualified Note Placement..................................... 35

     4.6 Additional Compensation in Certain Circumstances.................... 35
          4.6.1 Increased Costs or Reduced Return Resulting From Taxes,
                Reserves, Capital Adequacy Requirements, Expenses, Etc....... 35
          4.6.2 Indemnity.................................................... 36

     4.7 Settlement Date Procedures.......................................... 37

     4.8 Interbank Market Presumption........................................ 38

     4.9 Taxes............................................................... 38
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          4.9.1 No Deductions...............................................  38
          4.9.2 Stamp Taxes.................................................  38
          4.9.3 Indemnification for Taxes Paid by a Bank....................  39
          4.9.4 Certificate.................................................  39
          4.9.5 Survival....................................................  39

5. REPRESENTATIONS AND WARRANTIES...........................................  39

     5.1 Representations and Warranties.....................................  39
          5.1.1 Organization and Qualification..............................  39
          5.1.2 Subsidiary and Joint Venture Matters........................  40
          5.1.3 Power and Authority.........................................  40
          5.1.4 Validity and Binding Effect.................................  40
          5.1.5 No Conflict.................................................  41
          5.1.6 Litigation..................................................  41
          5.1.7 Title to Properties.........................................  41
          5.1.8 Financial Statements........................................  41
          5.1.9 Margin Stock................................................  43
          5.1.10 Full Disclosure............................................  43
          5.1.11 Taxes......................................................  43
          5.1.12 Consents and Approvals.....................................  43
          5.1.13 No Event of Default; Compliance with Instruments...........  44
          5.1.14 Patents, Trademarks, Copyrights, Licenses, Etc.............  44
          5.1.15 Insurance..................................................  44
          5.1.16 Compliance with Laws.......................................  44
          5.1.17 Material Contracts.........................................  45
          5.1.18 Investment Companies.......................................  45
          5.1.19 Plans and Benefit Arrangements.............................  45
          5.1.20 Employment Matters.........................................  47
          5.1.21 Environmental Matters......................................  47
          5.1.22 Senior Debt Status.........................................  49
          5.1.23 Solvency...................................................  49
          5.1.24 Schedule of Indebtedness...................................  50
          5.1.25 Material Adverse Change....................................  50

     5.2 Updates to Schedules...............................................  50

6. CONDITIONS OF LENDING....................................................  50

     6.1 First Revolving Credit Loans.......................................  50
          6.1.1 Officer's Certificate.......................................  50
          6.1.2 Secretary's Certificate.....................................  51
          6.1.3 Delivery of Loan Documents..................................  51
          6.1.4 Opinions of Counsel.........................................  51
          6.1.5 Legal Details...............................................  52
          6.1.6 Payment of Fees and Reimbursement of Expenses...............  52
          6.1.7 Consents....................................................  52
          6.1.8 Officer's Certificate Regarding MACs........................  52
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          6.1.9 No Violation of Laws........................................  52
          6.1.10 No Actions or Proceedings..................................  52
          6.1.11 Insurance Policies; Certificates of Insurance..............  53
          6.1.12 Termination of Existing Debt...............................  53
          6.1.13 Solvency Certificate.......................................  53

     6.2 Each Additional Loan or Letter of Credit Issuance..................  53

     6.3 Syndication........................................................  54
          6.3.1 Syndication Representation and Warranties...................  54
          6.3.2 Syndication Documents.......................................  54
          6.3.3 Syndication Cooperation.....................................  54

7. COVENANTS................................................................  55

     7.1 Affirmative Covenants..............................................  55
          7.1.1 Preservation of Existence, Etc..............................  55
          7.1.2 Payment of Liabilities, Including Taxes, Etc................  55
          7.1.3 Maintenance of Insurance....................................  55
          7.1.4 Maintenance of Properties and Leases........................  56
          7.1.5 Maintenance of Patents, Trademarks, Etc.....................  56
          7.1.6 Visitation Rights...........................................  56
          7.1.7 Keeping of Records and Books of Account.....................  56
          7.1.8 Plans and Benefit Arrangements..............................  57
          7.1.9 Compliance with Laws........................................  57
          7.1.10 Use of Proceeds............................................  57
          7.1.11 Subordination of Intercompany Loans........................  57
          7.1.12 Post-Closing Matters.......................................  57
          7.1.13 Payment of Intercompany Obligations Related to Intertech...  58
          7.1.14 Interest Rate Protection...................................  58

     7.2 Negative Covenants.................................................  58
          7.2.1 Indebtedness................................................  58
          7.2.2 Liens; Further Negative Pledges.............................  59
          7.2.3 Guaranties..................................................  60
          7.2.4 Loans and Investments.......................................  60
          7.2.5 Dividends and Related Distributions.........................  61
          7.2.6 Liquidations, Mergers, Consolidations, Acquisitions.........  62
          7.2.7 Dispositions of Assets or Subsidiaries......................  63
          7.2.8 Affiliate Transactions......................................  65
          7.2.9 Subsidiaries, Partnerships and Joint Ventures...............  65
          7.2.10 Continuation of or Change in Business......................  66
          7.2.11 Plans and Benefit Arrangements.............................  66
          7.2.12 Fiscal Year................................................  67
          7.2.13 Issuance of Stock..........................................  67
          7.2.14 Changes in Organizational Documents........................  67
          7.2.15 Minimum Fixed Charge Coverage Ratio........................  68
          7.2.16 Maximum Leverage Ratio.....................................  68
          7.2.17 Minimum Consolidated Net Worth.............................  68

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          7.2.18 Amendments to Certain Documents............................  68
          7.2.19 No Prepayment of Existing Indebtedness.....................  68

     7.3 Reporting Requirements.............................................  69
          7.3.1 Quarterly Financial Statements..............................  69
          7.3.2 Annual Financial Statements.................................  69
          7.3.3 Certificate of the Borrower.................................  70
          7.3.4 Notice of Default...........................................  70
          7.3.5 Notice of Litigation........................................  70
          7.3.6 Budgets, Forecasts, Other Reports and Information...........  70
          7.3.7 Notices Regarding Plans and Benefit Arrangements............  71

8. DEFAULT..................................................................  73

     8.1 Events of Default..................................................  73
          8.1.1 Payments Under Loan Documents...............................  73
          8.1.2 Breach of Warranty..........................................  73
          8.1.3 Breach of Negative Covenants and Sections 7.1.12 or 7.1.14..  73
          8.1.4 Breach of Other Covenants...................................  74
          8.1.5 Defaults in Other Agreements or Indebtedness................  74
          8.1.6 Final Judgments or Orders...................................  74
          8.1.7 Loan Document Unenforceable.................................  75
          8.1.8 Notice of Lien or Assessment................................  75
          8.1.9 Insolvency..................................................  75
          8.1.10 Events Relating to Plans and Benefit Arrangements..........  75
          8.1.11 Cessation of Business......................................  76
          8.1.12 Change of Control..........................................  76
          8.1.13 Involuntary Proceedings....................................  76
          8.1.14 Voluntary Proceedings......................................  77
          8.1.15 Material Adverse Change....................................  77

     8.2 Consequences of Event of Default...................................  77
          8.2.1 Events of Default Other Than Bankruptcy, Insolvency or
                  Reorganization Proceedings................................  77
          8.2.2 Bankruptcy, Insolvency or Reorganization Proceedings........  77
          8.2.3 Set-off.....................................................  78
          8.2.4 Suits, Actions, Proceedings.................................  78
          8.2.5 Application of Proceeds.....................................  78
          8.2.6 Other Rights and Remedies...................................  79

9. THE AGENT................................................................  79

     9.1 Appointment........................................................  79

     9.2 Delegation of Duties...............................................  80

     9.3 Nature of Duties; Independent Credit Investigation.................  80

     9.4 Actions in Discretion of Agent; Instructions from the Banks........  80

     9.5 Reimbursement and Indemnification of Agent by the Borrower.........  81
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     9.6 Exculpatory Provisions.............................................  81

     9.7 Reimbursement and Indemnification by Banks of the Agent............  82

     9.8 Reliance by Agent..................................................  82

     9.9 Notice of Default..................................................  83

     9.10 Notices...........................................................  83

     9.11 Banks in Their Individual Capacities..............................  83

     9.12 Holders of Notes..................................................  83

     9.13 Equalization of Banks.............................................  84

     9.14 Successor Agent...................................................  84

     9.15 Other Fees........................................................  85

     9.16 Availability of Funds.............................................  85

     9.17 Calculations......................................................  85

     9.18 Beneficiaries.....................................................  85

10. MISCELLANEOUS...........................................................  86

     10.1 Modifications, Amendments or Waivers..............................  86
          10.1.1 Increase of Revolving Credit Commitments; Extension of
                   Expiration Date..........................................  86
          10.1.2 Extension of Payment; Reduction of Principal, Interest or
                   Fees; Modification of Terms of Payment...................  86
          10.1.3 Release of Guarantor.......................................  86
          10.1.4 Miscellaneous..............................................  86

     10.2 No Implied Waivers; Cumulative Remedies; Writing Required.........  87

     10.3 Reimbursement and Indemnification of Banks by the Borrower;
            Taxes...........................................................  87

     10.4 Holidays..........................................................  88

     10.5 Funding by Branch, Subsidiary or Affiliate........................  88
          10.5.1 Notional Funding...........................................  88
          10.5.2 Actual Funding.............................................  89
          10.5.3 Changes to Other Branches, Subsidiaries or Affiliates......  89

     10.6 Notices...........................................................  89

     10.7 Severability......................................................  90

     10.8 Governing Law.....................................................  90

     10.9 Prior Understanding...............................................  90

     10.10 Duration; Survival...............................................  90

     10.11 Successors and Assigns...........................................  91

     10.12 Confidentiality..................................................  92
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     10.13 Counterparts.....................................................  92

     10.14 Agent's or Bank's Consent........................................  92

     10.15 Exceptions.......................................................  93

     10.16 CONSENT TO FORUM; WAIVER OF JURY TRIAL...........................  93

     10.17 Tax Withholding Clause...........................................  93

     10.18 Joinder of Subsidiaries..........................................  94
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                                     -vii-


                         LIST OF SCHEDULES AND EXHIBITS
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SCHEDULE

SCHEDULE 1.1(B)      -    COMMITMENTS OF BANKS
SCHEDULE 1.1(P)(1)   -    EXISTING DEPOSITORY INSTITUTIONS
SCHEDULE 1.1(P)(2)   -    PERMITTED LIENS
SCHEDULE 5.1.1       -    SUBSIDIARIES
SCHEDULE 5.1.2       -    SUBSIDIARY MATTERS
SCHEDULE 5.1.6       -    LITIGATION
SCHEDULE 5.1.12      -    CONSENTS AND APPROVALS
SCHEDULE 5.1.19      -    EMPLOYEE BENEFIT PLAN DISCLOSURES
SCHEDULE 5.1.21      -    ENVIRONMENTAL DISCLOSURES
SCHEDULE 5.1.24      -    INDEBTEDNESS
SCHEDULE 6.1.4       -    COUNSEL TO LOAN PARTIES
SCHEDULE 7.1.12      -    POST-CLOSING MATTERS
SCHEDULE 7.2.4       -    LOANS AND INVESTMENTS
SCHEDULE 7.2.8       -    AFFILIATE TRANSACTIONS

EXHIBITS

EXHIBIT 1.1(A)(1)    -    FORM OF CLOSING DATE CERTIFICATE
EXHIBIT 1.1(A)(2)    -    FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT
EXHIBIT 1.1(I)       -    FORM OF INTERCOMPANY NOTE
EXHIBIT 1.1(M)(1)    -    FORM OF MASTER GUARANTY AGREEMENT
EXHIBIT 1.1(M)(2)    -    FORM OF MASTER INTERCOMPANY SUBORDINATION AGREEMENT
EXHIBIT 1.1(R)       -    FORM OF REVOLVING CREDIT NOTE
EXHIBIT 1.1(S)(1)    -    FORM OF SWING LOAN NOTE
EXHIBIT 1.1(S)(2)    -    FORM OF SYNDICATION ASSIGNMENT AND ASSUMPTION AGREEMENT
EXHIBIT 2.5.1        -    FORM OF REVOLVING CREDIT LOAN REQUEST
EXHIBIT 2.5.2        -    FORM OF SWING LOAN REQUEST
EXHIBIT 2.9.1        -    FORM OF APPLICATION AND AGREEMENT FOR LETTERS OF CREDIT
EXHIBIT 6.1.4        -    OPINION OF COUNSEL
EXHIBIT 7.2.6        -    FORM OF TRANSACTION NOTICE CERTIFICATE
EXHIBIT 7.3.3        -    FORM OF COMPLIANCE CERTIFICATE

                                CREDIT AGREEMENT

          THIS CREDIT AGREEMENT is dated as of October 31, 1996 and is made by and among CUNO INCORPORATED, a Delaware corporation (the "Borrower"), the BANKS (as hereinafter defined), and MELLON BANK, N.A., in its capacity as Agent.

                                  WITNESSETH:

          WHEREAS, the Borrower has requested a revolving credit facility in an aggregate principal amount of $60,000,000, including a $20,000,000 sublimit for letters of credit and a $5,000,000 sublimit for swingline loans; and

          WHEREAS, the Banks are willing to provide such credit facilities upon the terms and conditions hereinafter set forth;

          NOW, THEREFORE, the parties hereto, in consideration of their mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, covenant and agree as follows:

                   1.     CERTAIN DEFINITIONS

          1.1  Certain Definitions.

          In addition to words and terms defined elsewhere in this Agreement, the following words and terms shall have the following meanings, respectively, unless the context hereof clearly requires otherwise:

          Acquisition shall mean the acquisition of a 50% or greater direct and/or indirect ownership interest by merger, purchase or otherwise of all or substantially all of the stock or other equity interests or assets of any other Person or of any division or Subsidiary of a Person which constitutes a "reportable industry segment" or "class of similar products" of an industry segment (as such term is defined in Item 101(c) of Regulation S-K promulgated under the Securities Act of 1933 and the Securities Exchange Act of 1934).

          Affiliate as to any Person shall mean any other Person (i) which directly or indirectly controls, is controlled by, or is under common control with such Person, (ii) which beneficially owns or holds 5% or more of any class of the voting or other equity interests of such Person, or (iii) 5% or more of any class of voting or other equity interests of which is beneficially owned or held, directly or indirectly, by such Person. Control, as used in this definition, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, including the power to elect a majority of the directors or trustees of a corporation or trust, as the case may be.

               Agent shall mean Mellon Bank, N.A., in its capacity as agent and its successors and assigns.

               Agent's Fee shall have the meaning assigned to that term in
Section 9.15.

               Agreement shall mean this Credit Agreement, as the same may be supplemented or amended from time to time, including all schedules and exhibits.

               Applicable Margin, with respect to the Revolving Credit Loans, the Commitment Fees payable under Section 2.3 and Letters of Credit Fees payable under Section 2.10.3 shall mean the rate specified for such Obligation below, subject to adjustment as hereinafter provided:

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                                                         Applicable Margin
When the Status                                            For Eurodollar                Applicable Margin
  Below Exists              Applicable Margin            Loans and Standby                For Documentary       Applicable Margin
                              For Base Rate              Letters of Credit               Letters of Credit        For Commitment
                                 Loan Is:                     Fees Is:                         Fees Is:                Fee Is:
                            ----------------             -----------------               -----------------      -----------------
Level I Status                   0%                         .25%                                 .375%                 .10%
Level II Status                  0%                         .375%                                .375%                 .125%
Level III Status                 0%                         .50%                                 .375%                 .15%
Level IV Status                  0%                         .625%                                .375%                 .20%
Level V Status                   0%                         .75%                                 .375%                 .25%

               For purposes of determining the Applicable Margin:

               (a) The Applicable Margin shall be determined on the Closing Date based on the Leverage Ratio computed on such date pursuant to a certificate in the form of Exhibit 1.1(A)(1) to be delivered on the Closing Date.

               (b) The Applicable Margin shall be recomputed as of the end of each fiscal quarter ending after the Closing Date and on the closing date of each transaction under Sections 7.2.6 or 7.2.7 which is conditioned upon the delivery of a Transaction Notice Certificate, based on the Leverage Ratio computed as required by this Agreement under the relevant circumstances. Any increase or decrease in the Applicable Margin computed as of a quarter end shall be effective on the date on which the Compliance Certificate under Section 7.3.3 or the Transaction Notice Certificate under Section 7.2.6 or 7.2.7 evidencing such computation is due to be delivered.

               Assignment and Assumption Agreement shall mean an Assignment and Assumption Agreement by and among an "Assignor" and an "Assignee" (each as defined therein) and the Agent on behalf of the other Banks, substantially in the form of Exhibit 1.1(A)(2).

               Authorized Officer shall mean those individuals, designated by written notice to the Agent from the Borrower, authorized to execute notices, reports and other documents on behalf of the Loan Parties required hereunder. The Borrower may amend such list of individuals from time to time by giving written notice of such amendment to the Agent.

               Banks shall mean the financial institutions named on Schedule 1.1(B) and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a "Bank".

               Base Rate shall mean the greater of (i) the interest rate per annum announced from time to time by the Agent at its Principal Office as its then prime rate, which rate may not be the lowest rate then being charged commercial borrowers by the Agent, or (ii) the Federal Funds Effective Rate plus 1/2% per annum.

               Base Rate Option shall mean the Revolving Credit Base Rate Option or the Swing Loan Base Rate Option.

               Base Net Worth shall mean, as of any date of determination, the sum of (A) 80% of the Consolidated Net Worth as of October 31, 1996, plus (B) 50% of the cash proceeds received after October 31, 1996 by the Borrower from any issuance by the Borrower of capital stock of the Borrower after deducting expenses incurred in connection with such issuance plus (C) 50% of consolidated net income of the Borrower and its Subsidiaries for each fiscal year after 1996 in which net income was earned (as opposed to a net loss). Interim determinations made during the second, third and fourth quarters of each fiscal year shall include 50% of year to date consolidated net income of the Borrower and its Subsidiaries during such fiscal year through the last day of the immediately preceding fiscal quarter. The foregoing shall be determined in accordance with GAAP, but without currency translation adjustments required by FAS 52.

               Benefit Arrangement shall mean at any time an "employee benefit plan," within the meaning of Section 3(3) of ERISA, which is neither a Plan nor a Multiemployer Plan and which is maintained, sponsored or otherwise contributed to by any member of the ERISA Group.

               Borrower shall mean CUNO Incorporated, a corporation organized and existing under the laws of the State of Delaware.

               Borrowing Date shall mean, with respect to any Loan, the date for the making thereof or the renewal or conversion thereof at or to the same or a different Interest Rate Option, which shall be a Business Day.

               Borrowing Tranche shall mean specified portions of Loans outstanding as follows: (i) Loans to which a Revolving Credit Euro-Rate Option applies by reason of the selection of, conversion to or renewal of such Interest Rate Option on the same day and having the same Interest Period shall constitute one Borrowing Tranche, (ii) Loans with respect to which the Revolving Credit Base Rate Option applies by reason of the selection of or conversion to such Interest Rate Option shall constitute one Borrowing Tranche, (iii) Loans with respect to which the Swing Loan Base Rate Option applies by reason of the selection of or conversion to such Interest Rate Option shall constitute one Borrowing Tranche and (iv) Loans with respect to which the Swing Loan Quoted Rate Option applies by reason of the selection of or conversion to such Interest Rate Option shall constitute one Borrowing Tranche.

               Business Day shall mean any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required to be closed for business in Pittsburgh, Pennsylvania or New York, New York, and, if the applicable Business Day relates to any Loan to which the Revolving Credit Euro-Rate Option applies, such day must also be a day on which dealings in Dollar deposits are carried on in the London interbank market.

               Capitalized Lease shall mean any lease of Property by a Person as lessee which is a capital lease in accordance with GAAP.

               Closing Date shall mean the Business Day on which the first Loan shall be made, which shall be October 31, 1996, or, if all of the conditions specified in Section 6.1 have not been satisfied or waived by such date, not later than November 29, 1996, as designated by the Borrower at least three Business Days' advance notice to the Agent at its Principal Office, or such other date as the parties agree. The closing shall take place at 10:00 a.m., Pittsburgh time, on the Closing Date at the offices of Buchanan Ingersoll Professional Corporation, Pittsburgh, Pennsylvania, or at such other time and place as the parties agree.

               Commitment Fee shall have the meaning assigned to that term in
Section 2.3.

               Consideration shall mean (A) with respect to any Acquisition, the aggregate of (i) the cash paid by the Borrower or any of its Subsidiaries, directly or indirectly, to the seller in connection therewith, (ii) the Indebtedness incurred or assumed by the Borrower or any of its Subsidiaries (including Indebtedness owed by any target which is a Subsidiary immediately after the Acquisition), whether in favor of the seller or otherwise and whether fixed or contingent, (iii) any Guaranty (other than of Indebtedness described in clause (ii) above) given or incurred by the Borrower or any of its Subsidiaries in connection therewith and (iv) the present value of any other consideration (including stock or other securities issued by the Borrower or any of its Subsidiaries) given or obligation incurred by the Borrower or any of its Subsidiaries in connection therewith; and (B) with respect to any disposition of assets, the aggregate of (i) the cash paid to the Borrower or any of its Subsidiaries, (i) any Indebtedness of the Borrower or any of its Subsidiaries assumed by the purchaser and (iii) the present value of any other consideration received by the Borrower or any of its Subsidiaries in connection therewith.

               Consolidated Capital Expenditures means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including that portion of Capitalized Leases which is capitalized on a consolidated balance sheet of the Borrower and its Subsidiaries) by the Borrower and its Subsidiaries during that period that, in conformity with GAAP, are required to be included in or reflected in the property, plant or equipment or similar fixed asset accounts reflected on a consolidated balance sheet of the Borrower and its Subsidiaries. Any amount which is included in any period as an accrual shall not be duplicated in any calculation at the time payment thereof is actually made to the extent included in such prior accrual.

               Consolidated EBITDA for any period of determination shall mean an amount equal to the sum of (i) the net income (excluding income (or loss) of any Person in which any of the Borrower or its Subsidiaries has an equity interest of 50% or less, except to the extent of the amount of dividends or other distributions actually paid in cash by such Person to any of the Borrower or its Subsidiaries during such period) for such period plus (ii) interest expense in respect of Indebtedness to the extent deducted in determining net income for such period ("Interest Expense"), plus (iii) the provision for domestic and foreign taxes for such period based on income or profits to the extent such income or profits were included in computing net income for such period, plus
(iv) depreciation deducted in determining net income for such period, plus (v) amortization deducted in determining net income for such period, plus (vi) only with respect to the Borrower's 1996 and 1997 fiscal years, expense to the extent deducted in determining net income for such period in respect of fees and costs which were incurred in connection with the Tender Offer and the Spin-Off (provided, that no such expense described in this clause (vi) shall be added to determine Consolidated EBITDA for any period of determination if the aggregate expense for that period of determination together with all expense included in determining net income in all periods prior to the period of determination for all such fees and costs would exceed $6,000,000), in each case of the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided, however, there shall be excluded from the foregoing computation (A) all non-cash extraordinary income, gains and losses for such period and (B) all gains or losses from the sale of assets not sold in the ordinary course of business for such period, to the extent (A) or (B) were included in net income under the foregoing clause (i) for such period.

               Consolidated Funded Indebtedness as of any date of determination shall mean the aggregate of any and all indebtedness, obligations or liabilities of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP for or in respect of: (i) borrowed money, (ii) amounts raised under or liabilities in respect of any note purchase or acceptance credit facility, (iii) reimbursement obligations under (A) any letter of credit drawn upon and not reimbursed within the time period required, or (B) under any currency swap agreement, interest rate swap, cap, collar or floor agreement or other interest rate management device (net of any payments made to the Borrower under any of the foregoing interest rate management devices), (iv) any other transaction (including forward sale or purchase agreements, capitalized leases (but not operating leases) and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements (but not including trade payables, trade credits and accrued expenses incurred in the ordinary course of business which are not represented by a promissory note or other evidence of indebtedness and which are not more than sixty (60) days past due), or (v) any Guaranty (without duplication) of any liability described in the foregoing clauses (i) through (iv).

               Consolidated Income Tax Expense for any period of determination shall be equal to the consolidated income tax expense (domestic and foreign) of the Borrower and its Subsidiaries in respect of their consolidated net income for such period.

               Consolidated Interest Expense for any period of determination shall be equal to the Interest Expense of the Borrower and its Subsidiaries as determined in clause (ii) of the definition of the term "Consolidated EBITDA" for such period on a consolidated basis determined in accordance with GAAP, less any amortization of fees and costs which were incurred and paid in a period prior to the period of determination in connection with the Tender Offer and the Spin-Off to the extent included in Interest Expense for such period.

               Consolidated Net Worth shall mean as of any date of determination total stockholders' equity of the Borrower and its Subsidiaries as of such date determined and consolidated in accordance with GAAP, but without currency translation adjustments required by FAS 52.

               Dollar, Dollars, U.S. Dollars and the symbol $ shall mean lawful money of the United States of America.

               Domestic Subsidiary shall mean any Subsidiary of Borrower other than a Foreign Subsidiary and Domestic Subsidiaries shall mean more than one Domestic Subsidiary.

               Environmental Complaint shall mean any written complaint setting forth a cause of action for personal or property damage or natural resource damage or equitable relief, order, notice of violation, citation, request for information issued pursuant to any Environmental Laws by an Official Body, subpoena or other written notice of any type relating to, arising out of, or issued pursuant, to any of the Environmental Laws or any Environmental Conditions, as the case may be.

               Environmental Conditions shall mean any conditions of the environment, including the workplace, the ocean, natural resources (including flora or fauna), soil, surface water, groundwater, any actual or potential drinking water supply sources, substrata or the ambient air, relating to or arising out of, or caused by, the use, handling, storage, treatment, recycling, generation, transportation, release, spilling, leaking, pumping, emptying, discharging, injecting, escaping, leaching, disposal, dumping, threatened release or other management or mismanagement of Regulated Substances resulting from the use of, or operations on, any Property.

               Environmental Laws shall mean all federal, state, local and foreign Laws and regulations, including permits, licenses, authorizations, bonds, orders, judgments, and consent decrees issued, or entered into, pursuant thereto, relating to pollution or protection of human health or the environment or employee safety in the workplace.

               ERISA shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

               ERISA Group shall mean, at any time, the Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with the Borrower, are treated as a single employer under Section 414 of the Internal Revenue Code.

               Euro-Rate shall mean with respect to the Loans comprising any Borrowing Tranche to which the Revolving Credit Euro-Rate Option applies for any Interest Period, the interest rate per annum determined by the Agent by dividing (the resulting quotient rounded upward to the nearest 1/16 OF 1% per annum) (I) the rate of interest determined by the Agent in accordance with its usual procedures (which determination shall be conclusive absent manifest error) to be the average of the London interbank offered rates set forth on the "LIBO" page of the Reuters Monitor Money Rate Service (or appropriate successor) or, if Reuters or its successor ceases to provide such quotes, a comparable replacement determined by the Agent, at approximately 11:00 a.m. London time two (2) Business Days prior to the first day of such Interest Period for an amount comparable to such Borrowing Tranche and having a maturity comparable to such Interest Period by (II) a number equal to 1.00 minus the Euro-Rate Reserve Percentage. The Euro-Rate may also be expressed by the following formula:

                            Average of London interbank offered rates on LIBO page of Reuters Monitor Money
               Euro-Rate =  Rate Service or appropriate successor
                            --------------------------------------------------
                            1.00 - Euro-Rate Reserve Percentage

The Euro-Rate shall be adjusted with respect to any Revolving Credit Euro-Rate Option outstanding on the effective date of any change in the Euro-Rate Reserve Percentage as of such effective date. The Agent shall give prompt notice to the Borrower of the Euro-Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.


               Euro-Rate Reserve Percentage shall mean the maximum percentage (expressed as a decimal rounded upward to the nearest 1/100 of 1%) as determined by the Agent which is in effect during any relevant period: (i) as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as "Eurocurrency Liabilities") of a member bank in such System;

and (ii) to be maintained by a Bank as required for reserve liquidity, special deposit, or a similar purpose by any governmental or monetary authority of any country or political subdivision thereof (including any central bank), against
(A) any category of liabilities that includes deposits by reference to which a Euro-Rate is to be determined, or (B) any category of extension of credit or other assets that includes Loans or Borrowing Tranches to which a Euro-Rate applies.

               Event of Default shall mean any of the events described in
Section 8.1.

               Executive Officer shall mean as to any designated Person a natural Person who constitutes an executive officer of such designated Person for purposes of item 401(b) of Regulation S-K promulgated under the Securities Act of 1933 and the Securities Exchange Act of 1934.

               Expiration Date shall mean, with respect to the Revolving Credit Commitments, the fifth anniversary of the date of this Agreement.

               Federal Funds Effective Rate for any day shall mean the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the "Federal Funds Effective Rate" as of the date of this Agreement; provided, if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the "Federal Funds Effective Rate" for such day shall be the Federal Funds Effective Rate for the last day of which such rate was announced.

               Fixed Charge Coverage Ratio shall mean on any date of determination, the ratio of (i) Consolidated EBITDA minus Consolidated Capital Expenditures to (ii) the sum of Consolidated Interest Expense plus Consolidated Income Tax Expense, with such ratio determined as of the end of each fiscal quarter commencing on October 31, 1996, for the four fiscal quarters ended on the date of determination.

               Foreign Subsidiary means any Subsidiary of Borrower that (i) is formed under the laws of a jurisdiction other than the United States, any state of the United States, the District of Columbia or any territory or possession of the United States and (ii) maintains the major portion of its assets outside of the United States and Foreign Subsidiaries means more than one Foreign Subsidiary.

               Form 10 shall mean the Borrower's Form 10 filed with the Securities and Exchange Commission on July 29, 1996, as amended.

               GAAP shall mean generally accepted accounting principles as are in effect in the United States from time to time, subject to the provisions of
Section 1.3, and applied on a consistent basis both as to classification of items and amounts.

               Governmental Acts shall have the meaning assigned to that term in
Section 2.10.8.

               Guarantor shall mean each Domestic Subsidiary of the Borrower.

               Guarantor Joinder shall mean a joinder to the Master Guaranty Agreement as provided in the Master Guaranty Agreement.

               Guaranty of any Person shall mean any obligation of such Person guaranteeing or in effect guaranteeing any liability or obligation of any other Person in any manner, whether directly or indirectly (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent or joint or several), including any agreement to indemnify or hold harmless any other Person, any performance bond or other suretyship arrangement and any other form of assurance against loss, except endorsement of negotiable or other instruments for deposit or collection in the ordinary course of business.

               Indebtedness shall mean, as to any Person at any time, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of: (i) borrowed money, (ii) amounts raised under or liabilities in respect of any note purchase or acceptance credit facility, (iii) reimbursement obligations (contingent or otherwise) under any (A) standby letter of creditor or (B) currency swap agreement, interest rate swap, cap, collar or floor agreement or other interest rate management device (net of any payments made to the Borrower under any of the foregoing interest rate management devices), (iv) any other transaction (including forward sale or purchase agreements, capitalized leases (but not operating leases) and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements (but not including trade payables, trade credits and accrued expenses incurred in the ordinary course of business which are not represented by a promissory note or other evidence of indebtedness and which are not more than sixty (60) days past due), or (v) any Guaranty of the Indebtedness described in the foregoing clauses (i) through (iv). For purposes of any calculation of an aggregate amount of Indebtedness, any Guaranty of Indebtedness shall be excluded to the extent the underlying Indebtedness to which such Guaranty relates is included in such calculation, and vice versa.

               Insolvency Proceeding shall mean, with respect to any Person, (a) any case, action or proceeding with respect to such Person (i) before any court or any other Official Body under any bankruptcy, insolvency, reorganization or other similar Law now or hereafter in effect, or (ii) for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of the Borrower or any of its Subsidiaries or otherwise relating to liquidation, dissolution, winding-up or relief of such Person, or
(b) any
general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of such Person's creditors generally or any substantial portion of its creditors, undertaken under any Law.

               Intercompany Loans shall mean loans made by one Loan Party to one or more other Loan Parties or their Subsidiaries and, in the case of loans between the Borrower and the Material Subsidiaries, evidenced by Intercompany Notes.

               Intercompany Notes shall mean the notes, in the form attached hereto as Exhibit 1.1(I), executed by each of the Material Subsidiaries in favor of the Borrower pursuant to which such Material Subsidiary evidences such Material Subsidiary's obligations to the Borrower.

               Interest Payment Date shall mean each date specified for the payment of interest in Section 4.3.

               Interest Period shall have the meaning assigned to such term in
Section 3.2.

               Interest Rate Option shall mean any Revolving Credit Euro-Rate Option, Swing Loan Quoted Rate Option or Base Rate Option.

               Internal Revenue Code shall mean the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

               Intertech shall mean Commercial Intertech Corp., an Ohio corporation which until the Spin-Off owned all of the capital stock of the Borrower.

               Joint Venture shall mean any corporation, partnership, limited liability company, joint venture, or any other entity in which the Borrower owns, directly or indirectly, 50% of the Control (as such term is defined in the definition of "Affiliate").

               Labor Contracts shall mean all employment agreements, employment contracts, collective bargaining agreements and other agreements among any Loan Party or Subsidiary of a Loan Party and its employees.

               Law shall mean any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, release, ruling, order, injunction, writ, decree or award of any Official Body.

               Letter of Credit shall have the meaning assigned to that term in
Section 2.10.1.

          Letter of Credit Outstandings shall mean collectively at any time the sum of: (i) the aggregate undrawn face amount of all Letters of Credit and, without duplication, (ii) all unpaid and outstanding Reimbursement Obligations.

               Letters of Credit Fees shall have the meaning assigned to that term in Section 2.10.3.

               Level I Status shall mean that the Leverage Ratio is less than
1.5 to 1.0.

               Level II Status shall mean that the Leverage Ratio is greater than or equal to 1.5 to 1.0 and less than 2.0 to 1.0.

               Level III Status shall mean that the Leverage Ratio is greater than or equal to 2.0 to 1.0 and less than 2.5 to 1.0.

               Level IV Status shall mean that the Leverage Ratio is greater than or equal to 2.5 to 1.0 and less than 3.0 to 1.0.

               Level V Status shall mean that the Leverage Ratio is greater than or equal to 3.0 to 1.0.

          Leverage Ratio shall mean at any time of determination the ratio of Consolidated Funded Indebtedness on the relevant date to the Consolidated EBITDA for the relevant four fiscal quarters. For purposes of the foregoing, the Consolidated EBITDA for a given four fiscal quarter period shall be calculated on an historic pro forma basis which includes (in the case of an acquisition) or excludes (in the case of a disposition) the financial results of each transaction with respect to which a Transaction Notice Certificate was required pursuant to Section 7.2.6 or Section 7.2.7, in each case as if such transaction described in this sentence had occurred on the first day of such four quarter fiscal period. When the Leverage Ratio is being determined in connection with the delivery of a Transaction Notice Certificate, the numerator shall be Consolidated Funded Indebtedness as of the last day of the Month preceding the relevant transaction date (adjusting to such date for any changes in the amount of any Indebtedness for borrowed money under lines of credit (excluding overdraft facilities), revolving credit facilities or term loans) and the denominator shall be the Consolidated EBITDA for the four consecutive fiscal quarters ending on the last day of the most recently ended fiscal quarter of the Borrower prior to such transaction date for which financial statements have become due pursuant to Section 7.3.1 or Section 7.3.2 (provided that for this purpose, the due date of the annual financial statements required under Section
7.3.2 shall be deemed to be 60 days after the end of the fiscal year). When the Leverage Ratio is being determined for purposes of each certificate required pursuant Section 7.3.3, the numerator shall be Consolidated Funded Indebtedness on the last day of the fiscal quarter or fiscal year end to which it relates and the denominator shall be the Consolidated EBITDA for the four consecutive fiscal quarters ending on the same date.

          Leverage Ratio Status shall be on any date of determination any of Level I Status, Level II Status, Level III Status, Level IV Status, or Level V Status, based on the Leverage Ratio of the Loan Parties on such date.

          Lien shall mean any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing).

          Loan Documents shall mean this Agreement, the Master Guaranty Agreement, the Master Intercompany Subordination Agreement, the Notes, the Intercompany Notes, and any other instruments, certificates or documents delivered or contemplated to be delivered hereunder or thereunder or in connection herewith or therewith, as the same may be supplemented or amended from time to time in accordance herewith or therewith, and Loan Document shall mean any of the Loan Documents.

          Loan Parties shall mean collectively the Borrower and the Guarantors and Loan Party shall mean separately any one of them.

          Loans shall mean collectively the Revolving Credit Loans and Swing Loans and Loan shall mean separately any of the Loans.

          Master Guaranty Agreement shall mean the Master Guaranty and Suretyship Agreement in substantially the form of Exhibit 1.1(M)(1) or in such other form as is acceptable to the Agent in its sole discretion, in all cases executed and delivered by the Guarantors to the Agent for the benefit of the Banks.

          Master Intercompany Subordination Agreement shall mean a subordination agreement among the Loan Parties in the form attached hereto as Exhibit 1.1(M)(2).

          Material Adverse Change shall mean any circumstance or event or set of circumstances or events which (a) has or could reasonably be expected to have any material adverse effect whatsoever upon the validity or enforceability of this Agreement or any other Loan Document, (b) is or could reasonably be expected to be material and adverse to the business, properties, assets, financial condition, results of operations or prospects of the Loan Parties taken as a whole, (c) impairs materially or could reasonably be expected to impair materially the ability of the Loan Parties TAKEN AS A WHOLE TO DULY AND PUNCTUALLY PAY OR PERFORM THEIR INDEBTEDNESS, OR (D) IMPAIRS MATERIALLY OR COULD REASONABLY BE EXPECTED TO IMPAIR MATERIALLY THE ABILITY OF THE AGENT OR ANY OF THE BANKS, TO THE EXTENT PERMITTED, TO ENFORCE THEIR LEGAL REMEDIES PURSUANT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT.

          Material Subsidiary shall mean any Subsidiary of the Borrower having at least 5% of the total consolidated assets of the Borrower and its Subsidiaries or at least 5% of the total consolidated revenues of the Borrower and its Subsidiaries for the 12-month period ending on the last day of the most recent fiscal quarter of the Borrower.

          Mellon shall mean Mellon Bank, N.A., its successors and assigns.

          Month, with respect to an Interest Period under the Revolving Credit Euro-Rate Option, shall mean the interval between the days in consecutive calendar months numerically corresponding to the first day of such Interest Period. If any Euro-Rate Interest Period begins on a day of a calendar month for which there is no numerically corresponding day in the month in which such Interest Period is to end, the final month of such Interest Period shall be deemed to end on the last Business Day of such final month.

          Multiemployer Plan shall mean any employee benefit plan which is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA and to which the Borrower or any member of the ERISA Group is then making or accruing an obligation to make contributions or, within the preceding five plan years, has made or had an obligation to make such contributions.

          Multiple Employer Plan shall mean a Plan which has two or more contributing sponsors (including the Borrower or any member of the ERISA Group) at least two of whom are not under common control, as such a plan is described in Sections 4063 and 4064 of ERISA.

          Notes shall mean collectively the Revolving Credit Notes and Swing Notes and Note shall mean separately any of the Notes.

          Notices shall have the meaning assigned to that term in Section 10.6.

          Obligation shall mean any obligation or liability of any of the Loan Parties to the Agent or any of the Banks, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, under or in connection with this Agreement, the Notes, the Master Guaranty Agreement, the Letters of Credit or any other Loan Document.

          Official Body shall mean any national, federal, state, local or other government or political subdivision or any agency, authority, bureau, central bank, commission, department or instrumentality of either, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic.

          Participation Advance shall mean, with respect to any Bank, such Bank's payment in respect of its participation in a Letter of Credit Borrowing according to its Ratable Share pursuant to Section 2.10.4.

          PBGC shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor thereto.

          Permitted Cash Equivalent Investments shall mean readily marketable:

                    (i) direct obligations of the United States of America or any agency or instrumentality thereof or obligations backed by the full faith and credit of the United States of America maturing in six (6) MONTHS OR LESS FROM THE DATE OF ACQUISITION;

                    (ii) commercial paper maturing in six (6) months or less rated not lower than "A-1" by Standard & Poor's Ratings Services, a division of The McGraw Hill Companies, Inc. or "P-1" by Moody's Investors Service, Inc. on the date of acquisition;

                    (iii) demand deposits, time deposits or certificates of deposit maturing within six (6) months which (x) are held by any domestic or foreign commercial bank which has capital and surplus in excess of $500,000,000 or the relevant foreign currency equivalent, or by a domestic commercial bank, the holding company of which has obligations rated not lower than "A-1" by Standard & Poor's Ratings Services, a division of the McGraw Hill Companies, Inc. or "P-1" by Moody's Investors Service, Inc. on the date of acquisition, (y) are deposited, held or issued, as applicable, by a financial institution reasonably and prudently chosen by the Borrower, provided the aggregate amount of any such deposits at any such institution shall not exceed $500,000 (or the relevant foreign currency equivalent) at any one time or (z) are listed on
Schedule 1.1(p)(1);

                    (iv) repurchase obligations of any commercial bank described in clause (iii) above with a term of not more than seven days for underlying securities of the type described in clause (i) above; and

                    (v) investments in mutual funds which invest exclusively in obligations of the type described in clauses (i) through (iv) above.

          Permitted Liens shall mean:

                    (i) Liens for taxes, assessments, or similar charges, incurred in the ordinary course of business and which are not yet due and payable;

                    (ii) Pledges or deposits made in the ordinary course of business to secure payment of workmen's compensation, or to participate in any fund in connection with workmen's compensation, unemployment insurance, old-age pensions or other social security programs;

                    (iii) Liens of mechanics, materialmen, warehousemen, carriers, or other like Liens, securing obligations incurred in the ordinary course of business that are not yet due and payable and Liens of landlords securing obligations to pay lease payments that are not yet due and payable or in default;

                    (iv) Good-faith pledges or deposits made in the ordinary course of business to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, not in excess of the aggregate amount due thereunder, or to secure statutory obligations, or surety, appeal, indemnity, performance or other similar bonds required in the ordinary course of business;

                    (v) Encumbrances consisting of zoning restrictions, easements or other restrictions on the use of real property, none of which materially impairs the use of such property or the value thereof, and none of which is violated in any material respect by existing or proposed structures or land use;

                    (vi) Liens and security interests in favor of the Agent for the benefit of the Banks in the application for a Letter of Credit;

                    (vii) Liens on property leased by any Loan Party or Subsidiary of a Loan Party or other interest or title of the lessor under operating leases securing obligations of such Loan Party or Subsidiary to the lessor under such leases;

                    (viii) Any Lien or rights or restrictions with respect thereto existing on the date of this Agreement and described on Schedule 1.1(P)(2), provided that the principal amount secured thereby is not hereafter increased (although it may be refinanced), and no additional assets become subject to such Lien, other than additions or accessions to the assets which are subject to such Lien or any replacements of any such assets acquired in the ordinary course of business;

                    (ix) Purchase Money Security Interests to the extent that
(X) such Purchase Money Security Interests attach to inventory purchased in the ordinary course of business pursuant to customary payment terms and are not perfected by the filing of financing statements or other public filings or (Y) the aggregate amount of loans and deferred payments secured by Purchase Money Security Interests not described in the foregoing clause (X) do not exceed at any one time outstanding $5,000,000 (excluding for the purpose of this computation any loans or deferred payments secured by Liens described on
Schedule 1.1(P)(2));

                    (x) Liens relating to the licensing by Borrower, the other Loan Parties or their Subsidiaries of intellectual property;

                    (xi) The following (A) if the validity or amount thereof is being contested in good faith by appropriate and lawful proceedings diligently conducted so long as levy and execution thereon have been stayed and continue to be stayed or (B) if a final judgment is entered and such judgment is discharged within thirty (30) days of entry or (C) if payments thereof are covered in full (subject to customary deductibles) by an insurance company of reputable standing which insurance company has acknowledged that the applicable policy applies to the following and is not reserving any right to contest applicability, and in any case they do not in the aggregate, materially impair the ability of any Loan Party to perform its Obligations hereunder or under the other Loan Documents:

               (1) Claims or Liens for taxes, assessments or charges by the United States, or any department, agency or instrumentality thereof, or by any state, county, municipal or other governmental agency, including the PBGC, due and payable and subject to interest or penalty, provided that the applicable Loan Party maintains such reserves or other appropriate provisions as shall be required by GAAP and pays all such taxes, assessments or charges forthwith upon the commencement of proceedings to foreclose any such Lien;

               (2) Claims, Liens or encumbrances upon, and defects of title to, real or personal property, including any attachment of personal or real property or other legal process prior to adjudication of a dispute on the merits;

               (3) Claims or Liens of mechanics, materialmen, warehousemen, carriers, or other statutory nonconsensual Liens;

                    (xii) Liens granted by the Japanese Foreign Subsidiary in its accounts receivable to Japanese commercial banks to secure Indebtedness incurred in the ordinary course of business by such Japanese Subsidiary for working capital in Japan;

                    (xiii) additional Liens securing Indebtedness not to exceed at any time an amount equal to 5% of Consolidated Net Worth;

                    (xiv) Liens in the nature of a lease entered into as part of a sale/leaseback transaction;

                    (xv) Liens on assets of a Person which exist on the date such Person becomes the subject of an Acquisition by the Borrower or any of its Subsidiaries, provided that the same (A) do not attach to assets of such Person having a value in excess of 10% of the aggregate value of all assets of such Person acquired as part of the Acquisition, as such value is reflected on the books of such Person as of the date of consummation of such Acquisition, (B) secure only Indebtedness owed by such Person immediately prior to the Acquisition and (C) were not originated in anticipation of such Acquisition; and

                    (xvi) Liens created in connection with the refinancing of any Indebtedness which relates to any of the Liens described in this definition of Permitted Liens, subject, however to the proviso set forth in clause (viii) of this definition of Permitted Liens.

          Person shall mean any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, joint venture, limited liability company, government or political subdivision or agency thereof, or any other entity.

          Plan shall mean at any time an employee pension benefit plan (including a Multiple Employer Plan, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained by any member of the ERISA Group for employees of any member of the ERISA Group or
(ii) has at any time within the preceding five years been maintained by any entity which was at such time a member of the ERISA Group for employees of any entity which was at such time a member of the ERISA Group.

          Potential Default shall mean any event or condition which with notice, passage of time or a determination by the Agent or the Required Banks, or any combination of the foregoing, would constitute an Event of Default.

          Principal Office shall mean the main banking office of the Agent in Pittsburgh, Pennsylvania at the address shown on the signature page hereto.

          Prohibited Transaction shall mean any prohibited transaction as defined in Section 4975 of the Internal Revenue Code or Section 406 of ERISA for which neither an individual nor a class exemption has been issued by the United States Department of Labor.

          Property shall mean all real property and fixtures, both owned and leased, of the Borrower or any Subsidiary.

          Purchase Money Security Interest shall mean any Liens upon real or personal property to the extent the same secures no obligation other than (i) loans to the Borrower or Subsidiary of the Borrower the proceeds of which were used to acquire such property or (ii) payments owed by the Borrower or Subsidiary constituting the balance of the purchase price for such property.

          Qualified Investments shall have the meaning assigned to that term in Section 7.2.6

          Qualified Note Placement shall mean a private or public placement of senior unsecured notes issued by the Borrower after the Closing Date, having terms acceptable to the Agent and which in the judgment of the Agent (i) has an average life longer than the then remaining unexpired term of the Revolving Credit Commitments; and (ii) has covenants that are no more restrictive than those under this Agreement; provided that the proceeds thereof are applied to reduce the Revolving Credit Commitments by the amount of the financing raised.

          Qualified Survivor shall mean a Person which is the surviving entity following any acquisition of capital stock or merger, provided such surviving Person (i) after giving effect to such acquisition of capital stock or merger has a net worth equal to or greater than the net worth of the entities which were the subject of such acquisition of capital stock or merger and (ii) assumes or continues to perform, as applicable, all Obligations under the Loan Documents to which each was a party prior to such acquisition of capital stock or merger, and (iii) after the transaction (other than one in which the Borrower survives) is a Subsidiary of the Borrower.

          Ratable Share shall mean at any time of determination:

          (i) prior to the earlier of the Expiration Date or the termination of all of the Revolving Credit Commitments hereunder pursuant to Section 8.2.1 or 8.2.2, the proportion that a Bank's Revolving Credit Commitment bears to the Revolving Credit Commitments of all of the Banks; and

          (ii) thereafter, the proportion that the sum of a Bank's Loans and Letter of Credit Outstandings outstanding at such time bears to the total principal amount of all of the Loans and Letter of Credit Outstandings then outstanding.

          Regulated Substances shall mean any substance including any solid, liquid, semisolid, gaseous, thermal, thoriated or radioactive material, refuse, garbage, wastes, chemicals, petroleum products, by-products and coproducts, impurities, dust, scrap, and heavy metals defined as a "hazardous substance," "pollutant," "pollution," "contaminant," "hazardous or toxic substance," "extremely hazardous substance," "toxic chemical," "toxic waste," "hazardous waste," "industrial waste," "residual waste," "solid waste," "municipal waste," "mixed waste," "infectious waste," "chemotherapeutic waste," "medical waste," or "regulated substance" or any related materials, substances or wastes as now or hereafter defined pursuant to any Environmental Laws, ordinances, rules, regulations or other directives of any Official Body, the generation, manufacture, extraction, processing, distribution, treatment, storage, disposal, transport, recycling, reclamation, use, reuse, spilling, leaking, dumping, injection, pumping, leaching, emptying, discharge, escape, release or other management or mismanagement of which is regulated by the Environmental Laws.

          Regulation U shall mean Regulation U, T, G or X as promulgated by the Board of Governors of the Federal Reserve System, as amended from time to time.

          Reimbursement Obligation shall have the meaning assigned to such term in Section 2.10.4.

          Reportable Event shall mean a reportable event described in Section 4043 of ERISA and regulations thereunder with respect to a Plan or Multiemployer Plan.

          Required Banks shall mean at any time of determination:

          (i) prior to the earlier of the Expiration Date or a termination of all of the Revolving Credit Commitments hereunder pursuant to Section 8.2.1 or 8.2.3, Banks, whose Revolving Credit Commitments aggregate at least 66% of the total amount of all Revolving Credit Commitments at such time; and

          (ii) thereafter, Banks whose Loans and Letter of Credit Outstandings outstanding at such time aggregate at least 66 2/3% of the total principal amount of all of the Loans and Letter of Credit Outstandings then outstanding.

Letter of Credit Outstandings shall be deemed, for purposes of this definition, to be in favor of the Agent and not a participating Bank if such Bank has not made its Participation Advance in respect thereof and shall be deemed to be in favor of such Bank to the extent of its Participation Advance if it has made its Participation Advance in respect thereof.

          Revolving Credit Base Rate Option shall mean the option of the Borrower to have Revolving Credit Loans bear interest at the rate and under the terms and conditions set forth in Section 3.1.1(i).

          Revolving Credit Commitment shall mean, as to any Bank at any time the amount initially set forth opposite its name on Schedule 1.1(B) (as amended from time to time pursuant to Section 11.11 of this Agreement) in the column labeled "Revolving Credit Commitment" as the same may have been reduced in accordance with Section 2.4 AND REVOLVING CREDIT COMMITMENTS SHALL MEAN THE AGGREGATE REVOLVING CREDIT COMMITMENTS OF ALL OF THE BANKS.

          Revolving Credit Euro-Rate Option shall mean the option of the Borrower to have Revolving Credit Loans bear interest at the rate and under the terms and conditions set forth in Section 3.1.1(ii).

          Revolving Credit Loan Request shall have the meaning ascribed thereto assigned to that term in Section 2.5.1

          Revolving Credit Loans shall mean collectively and Revolving Credit Loan shall mean separately all loans or any loan made by the Banks or one of the Banks to the Borrower pursuant to Section 2.1 or 2.10.4.

          Revolving Credit Notes shall mean collectively and Revolving Credit Note shall mean separately all the Revolving Credit Notes of the Borrower in the form attached hereto as Exhibit 1.1(R) evidencing the Revolving Credit Loans together with all amendments, extensions, renewals, replacements, refinancings or refundings thereof in whole or in part.

          Revolving Facility Usage shall mean at any time the sum of the then outstanding Revolving Credit Loans and Letter of Credit Outstandings.

          Settlement Date shall mean each Thursday of each week and each date on which the Agent elects to effectuate settlement pursuant to Section 4.7.

          Solvent shall mean, with respect to any Person on a particular date, that on such date (i) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (ii) the present fair saleable value of the assets (including general intangibles) of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature, and (v) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

          Spin-Off shall mean the dividend distribution by Intertech to its shareholders of all of the outstanding shares of capital stock of the Borrower to the shareholders of Intertech which occurred on September 10, 1996.

          Subsidiary of any Person at any time shall mean (i) any corporation or trust of which more than 50% (by number of shares or number of votes) of the outstanding capital stock or shares of beneficial interest normally entitled to vote for the election of one or more directors or trustees (regardless of any contingency which does or may suspend or dilute the voting rights) is at such time owned directly or indirectly by such Person or one or more of such Person's Subsidiaries, any partnership of which such Person is a general partner or any partnership or limited liability company of which such Person is a limited partner or member, respectively, and as to which more than 50% of the partnership interests or membership interests are at the time directly or indirectly owned by such Person or one or more of such Person's Subsidiaries, or
(ii) any corporation, trust, partnership, limited liability company or other entity which is controlled or capable of being controlled by such Person and/or one or more of such Person's Subsidiaries.

          Swing Loan Base Rate Option shall mean the option of the Borrower to have Swing Loans bear interest at the rate and under the terms and conditions set forth in Section 3.1.1

          Swing Loan Commitment shall mean Mellon's commitment to make Swing Loans to the Borrower pursuant to Section 2.1.2 hereof in an aggregate principal amount up to but not in excess of $5,000,000.

          Swing Loan Quoted Rate Option shall mean the option of the Borrower to have Swing Loans bear interest at the rate and under the terms and conditions set forth in Section 3.1.1

          Swing Loan Request shall mean a request for Swing Loans made in accordance with Section 2.5.2 hereof.

          Swing Note shall mean the Swing Loan Note of the Borrower in the form of Exhibit 1.1(S)(1) evidencing the Swing Loans, together with all extensions, renewals, refinancings or refundings thereof in whole or in part.

          Swing Loans shall mean collectively and Swing Loan shall mean separately all Swing Loans or any Swing Loan made by Mellon to the Borrower pursuant to Section 2.1.2 hereof.

          Syndication Assignment and Assumption Agreement shall mean a Syndication Assignment and Assumption Agreement by and among the "Assignees" and Mellon Bank, N.A. as the "Assignor" (each as defined therein) and the Agent, substantially in the form of Exhibit 1.1(S)(2).

          Syndication Date shall mean a date after the Closing Date selected by the Agent and notice of which is given by the Agent to the Borrower at least five (5) Business Days prior thereto.

          Tender Offer shall mean the July, 1996 offer by United Dominion, Inc. to Intertech's shareholders to purchase any and all shares of the common stock of Intertech.

          Transaction Notice Certificate shall mean any Transaction Notice Certificate referred to in Section 7.2.6 or 7.2.7.

          1.2  Construction.

          Unless the context of this Agreement otherwise clearly requires, the following rules of construction shall apply to this Agreement and each of the other Loan Documents:

          1.2.1  Number; Inclusion.

          References to the plural include the singular, the plural, the part and the whole; "or" has the inclusive meaning represented by the phrase "and/or," and "including" has the meaning represented by the phrase "including without limitation";

          1.2.2  Determination.

          References to "determination" of or by the Agent or the Banks shall be deemed to include good-faith estimates by the Agent or the Banks (in the case of quantitative determinations) and good-faith beliefs by the Agent or the Banks (in the case of qualitative determinations) and such determination shall be conclusive absent manifest error;

          1.2.3  Agent's Discretion and Consent.

          Whenever the Agent or the Banks are granted the right herein to act in its or their sole discretion or to grant or withhold consent such right shall be exercised in good-faith;

          1.2.4  Documents Taken as a Whole.

          The words "hereof," "herein," "hereunder," "hereto" and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document as a whole and not to any particular provision of this Agreement or such other Loan Document;

          1.2.5  Headings.

          The section and other headings contained in this Agreement or such other Loan Document and the Table of Contents (if any) preceding this Agreement or such other Loan Document are for reference purposes only and shall not control or affect the construction of this Agreement or such other Loan Document or the interpretation thereof in any respect;

          1.2.6  Implied References to this Agreement.

          Article, section, subsection, clause, schedule and exhibit references are to this Agreement or such other Loan Document, as the case may be, unless otherwise specified;

          1.2.7  Persons.

          Reference to any Person includes such Person's successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement or such other Loan Document, as the case may be, and reference to a Person in a particular capacity excludes such Person in any other capacity;

          1.2.8  Modifications to Documents.

          Reference to any agreement (including this Agreement and any other Loan Document together with the schedules and exhibits hereto or thereto), document or instrument means such agreement, document or instrument as amended, modified, replaced, substituted for, superseded or restated;

          1.2.9  From, To and Through.

          Relative to the determination of any period of time, "from" means "from and including," "to" means "to but excluding," and "through" means "through and including"; and

          1.2.10  Shall; Will.

          References to "shall" and "will" are intended to have the same meaning.

          1.3  Accounting Principles.

          Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP (including principles of consolidation where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP. In the event that on or after the date hereof, a material change occurs in GAAP, the Banks and the Borrower will consult in good faith regarding whether such change in GAAP affects any financial covenants contained herein that should be adjusted due to such change in GAAP.

                         2.  REVOLVING CREDIT FACILITY

          2.1  Commitments.

               2.1.1  Revolving Credit Commitments.

               Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, each Bank severally agrees to make Revolving Credit Loans to the Borrower at any time or from time to time on or after the date hereof to the Expiration Date in an aggregate principal amount not to exceed at any one time such Bank's Revolving Credit Commitment minus the sum of (i) such Bank's Revolving Credit Loans then outstanding, plus (ii) such Bank's Ratable Share of the Letter of Credit Outstandings to the Borrower then outstanding plus (iii) such Bank's Ratable Share of Swing Loans outstanding that would be allocable to such Bank if Swing Loans were Revolving Credit Loans. Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrower may borrow, repay and reborrow pursuant to this Section 2.1.

               2.1.2  Swing Loans Commitment.

               Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, and in order to facilitate loans and repayments between Settlement Dates in amounts of $5,000,000 or less, Mellon may, at its option, cancelable at any time for any reason whatsoever, make swing loans (the "Swing Loans") to the Borrower at any time or from time to time after the date hereof to, but not including, the Expiration Date, in an aggregate principal amount outstanding at any one time not to exceed $5,000,000. the aggregate principal amount of Mellon's Swing Loans and the Revolving Credit Loans of all the Banks at any one time outstanding shall not exceed the Revolving Credit Commitments of all the Banks. Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrower may borrow, repay and reborrow pursuant to this Section 2.1.2

          2.2  Nature of Banks' Obligations with Respect to Revolving Credit
Loans.

          Each Bank shall be obligated to participate in each request for Revolving Credit Loans pursuant to Section 2.5 in accordance with its Ratable Share. The obligations of each Bank hereunder are several. The failure of any Bank to perform its obligations hereunder shall not affect the Obligations of the Borrower to any other party nor shall any other party be liable for the failure of such Bank to perform its obligations hereunder. The Banks shall have no obligation to make Revolving Credit Loans hereunder on or after the Expiration Date.

          2.3  Commitment Fees.

          Accruing from the Closing Date until the Expiration Date, the Borrower agrees to pay to the Agent for the account of each Bank, as consideration for such Bank's Revolving Credit Commitment hereunder, a nonrefundable commitment fee (the "Commitment Fee") equal to the Applicable Margin per annum (computed on the basis of a year of 360 days and actual days elapsed) times the average daily difference between (i) the amount of such Bank's Revolving Credit Commitment as the same may be constituted from time to time, and (ii) the sum of such Bank's Revolving Credit Loans outstanding plus its Ratable Share of then outstanding Letter of Credit Outstandings excluding documentary letters of credit.

          The Commitment Fee shall change on the effective date of any change in the Applicable Margin. All Commitment Fees shall be payable in arrears on the first Business Day of each January, April, July, and October after the Closing Date and on the Expiration Date or upon acceleration of the Notes. For purposes of the computation of the Commitment Fee pursuant to this Section 2.3, the Swing Loans shall be deemed to be borrowed amounts under Mellon's Revolving Credit Commitment.

          2.4  Voluntary Reduction of Revolving Credit Commitments.

               2.4.1  General Requirements.

              The Borrower shall have the right at any time and from time to time upon not less than three (3) Business Days' prior written notice to the Banks to permanently reduce, in a minimum amount of $3,000,000 and in integral multiples of $1,000,000, or terminate the Revolving Credit Commitments, both without penalty or premium, except as hereinafter set forth, provided that any such reduction or termination shall be accompanied by (a) the payment in full by the Borrower of any Commitment Fee then accrued on the amount of such reduction or termination and (b) prepayment of the Revolving Credit Notes in an amount equal to the amount by which the then outstanding balance of the Notes and Letter of Credit Outstandings exceeds the Revolving Credit Commitments after such reduction or termination, as applicable, together with the full amount of interest accrued on the principal sum to be prepaid (and all amounts referred to in Section 4.5). From the effective date of any such reduction or termination, the obligations of Borrower to pay the Commitment Fee pursuant to Section 2.3 shall correspondingly be reduced or cease.

          2.4.2  Collateral for Letter of Credit Outstandings.

          In the case of a voluntary reduction by the Borrower or the termination for any reason of the Revolving Credit Commitments, the Borrower shall deposit in a non-interest bearing blocked cash collateral account with the Agent (provided that (i) with the consent of the Agent, such account shall bear interest and (ii) the Agent shall utilize good faith efforts to grant such consent), as cash collateral for its Obligations in respect of the Letters of Credit and related applications and agreements, the amount, if any, by which the resulting Revolving Facility Usage exceeds the Revolving Credit Commitments as so reduced or terminated and the Borrower hereby pledges to the Agent and the Banks, and grants to the Agent and the Banks a security interest in, all such cash as security for such Obligations. From time to time the Agent shall return to the Borrower any excess of the amount held in such account over the amount by which the Revolving Facility Usage then exceeds the Revolving Credit Commitments.

          2.5  Loan Requests.

               2.5.1  Revolving Credit Loan Requests.

               Except as otherwise provided herein, the Borrower may from time to time prior to the Expiration Date request the Banks to make Revolving Credit Loans, or renew or convert the Interest Rate Option applicable to existing Revolving Credit Loans pursuant to Section 3.1.1, by delivering to the Agent,
(i) not later than 12:00 p.m., Pittsburgh, Pennsylvania time, three (3) Business Days prior to the proposed Borrowing Date with respect to the making of Revolving Credit Loans to which the Revolving Credit Euro-Rate Option applies or the conversion to or the renewal of the Revolving Credit Euro-Rate Option for any Revolving Credit Loans; and (ii) not later than 12:00 p.m., Pittsburgh, Pennsylvania time on the proposed

Borrowing Date with respect to the making of a Revolving Credit Loan to which the Revolving Credit Base Rate Option applies or the last day of the preceding Interest Period with respect to the conversion to the Revolving Credit Base Rate Option for any Revolving Credit Loan, of a duly completed request therefor substantially in the form of Exhibit 2.5.1 or a request by telephone immediately confirmed in writing by letter, facsimile or telex in such form (each, a " Revolving Credit Loan Request"), it being understood that the Agent may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation. Each Loan Request shall be irrevocable and shall specify (i) the proposed Borrowing Date; (ii) the aggregate amount of the proposed Revolving Credit Loans comprising each Borrowing Tranche, which shall be in integral multiples of $1,000,000 and not less than $3,000,000 for each Borrowing Tranche to which the Revolving Credit Euro-Rate Option applies and not less than the lesser of $1,000,000 or the maximum amount available for Borrowing Tranches to which the Revolving Credit Base Rate Option applies; (iii) whether the Revolving Credit Euro-Rate Option or Revolving Credit Base Rate Option shall apply to the proposed Revolving Credit Loans comprising the applicable Borrowing Tranche; and (iv) in the case of a Borrowing Tranche to which the Revolving Credit Euro-Rate Option applies, an appropriate Interest Period for the proposed Revolving Credit Loans comprising such Borrowing Tranche.

          2.5.2  Swing Loan Request.

          Except as otherwise provided herein, the Borrower may from time to time prior to the Expiration Date request Swing Loans in integral multiples of $1,000,000 by telephonic or written request to Mellon not later than 2:30 p.m. Pittsburgh time on the proposed Borrowing Date (each, a "Swing Loan Request"), it being understood that Mellon may rely on the authority of any person making a telephonic request without the necessity of receipt of written confirmation. If requested by Mellon, the Borrower shall deliver a duly completed request for Swing Loans in the form of Exhibit 2.5.2 hereto. In the case of a Borrowing Tranche to which the Swing Loan Quoted Rate Option is to apply, the request shall also specify an appropriate Interest Period.

          2.6  Making Loans.

               2.6.1  Making Revolving Credit Loans.

               The Agent shall, promptly after receipt by it of a Loan Request pursuant to Section 2.5, notify the Banks of its receipt of the related Loan Request specifying: (i) the proposed Borrowing Date of such Revolving Credit Loans; (ii) the amount and type of each such Revolving Credit Loan and the applicable Interest Period (if any); and (iii) the apportionment among the Banks of such Revolving Credit Loans as determined by the Agent in accordance with
Section 2.2. Each Bank shall remit the principal amount of each Revolving Credit Loan to the Agent such that the Agent is able to, and the Agent shall, to the extent the Banks have made funds available to it for such purpose, fund such Revolving Credit Loans to the Borrower in Dollars and immediately available funds at the Principal Office prior to 2:00 p.m., Pittsburgh,

Pennsylvania time, on the applicable Borrowing Date, provided that if the Agent assumes pursuant to Section 9.16 that a Bank will make available to the Agent such Bank's portion of a Revolving Credit Loan and such Bank fails to remit such funds to the Agent in a timely manner, the Agent may elect in its sole discretion to fund with its own funds the Revolving Credit Loans of such Bank on such Borrowing Date, and such Bank shall be subject to the repayment obligation in Section 9.16.

               2.6.2  Making Swing Loans.

               Subject to Section 6.2, Mellon at its election after receipt by it of a Swing Loan Request pursuant to Section 2.5.2, shall fund such Swing Loan to the Borrower in U.S. Dollars and immediately available funds at the Principal Office prior to 3:00 p.m. Pittsburgh time on the Borrowing Date.

          2.7  Borrowings to Repay Swing Loans.

          Mellon may at its option, exercisable at any time after a Swing Loan has been outstanding for more than five (5) Business Days for any reason whatsoever, demand repayment of the Swing Loans, and each Bank shall make a Revolving Credit Loan in an amount equal to such Bank's Ratable Share of the aggregate principal amount of the outstanding Swing Loans, plus, if Mellon so requests, accrued interest thereon, provided that no Bank shall be obligated in any event to make Revolving Credit Loans in excess of its Revolving Credit Commitment. In that event, such Revolving Credit Loans shall bear interest at the Revolving Credit Base Rate Option and shall be deemed to have been properly requested in accordance with Section 2.5.1 without regard to any of the requirements of that provision. Any such prepayment of a Swing Loan subject to the Swing Loan Quoted Rate Option shall be subject to the provisions of Section
4.6.2. Mellon shall provide notice to the Banks (which may be a telephonic or written notice by letter, facsimile or telex) that such Revolving Credit Loans are to be made under this Section 2.7 and of the apportionment among the Banks, and the Banks shall be unconditionally obligated to fund such Revolving Credit Loans (whether or not the conditions specified in Section 6.2 are then satisfied) by the time Mellon so requests, which shall not be earlier than 12:00 p.m. Pittsburgh time on the Business Day next succeeding the date the Banks receive such notice from Mellon.

          2.8  Notes.

               2.8.1  Revolving Credit Notes.

               The Obligation of the Borrower to repay the aggregate unpaid principal amount of the Revolving Credit Loans made to it by each Bank, together with interest thereon, shall be evidenced by a Revolving Credit Note payable to the order of such Bank in a face amount equal to the Revolving Credit Commitment of such Bank.

               2.8.2  Swing Loan Note.

               The obligation of the Borrower to repay the unpaid principal amount of the Swing Loans made to it by Mellon, together with interest thereon, shall be evidenced by the Swing Note payable to the order of Mellon in a face amount of $5,000,000.

          2.9  Use of Revolving Credit Proceeds.

          The proceeds of the Revolving Credit Loans shall be used to repay certain existing Indebtedness, including the term debt that resulted from the payment of a one time dividend to Intertech, for working capital and other general corporate purposes.

          2.10 Letters of Credit Subfacility.

               2.10.1  Issuance of Letters of Credit.

               The Borrower may request the issuance of (or modification of any issued) letters of credit (each a "Letter of Credit" and in the aggregate the "Letters of Credit") on behalf of itself by delivering no later than 12:00 p.m., Pittsburgh, Pennsylvania time three (3) Business Days prior to the requested date of issuance of such Letter of Credit to the Agent a written notice specifying the proposed beneficiary, date of issuance and expiry date for such Letter of Credit or modification to an existing Letter of Credit and the nature of the transactions to be supported thereby. Subject to the terms and conditions hereof and to the execution of a completed application and continuing agreement for letters of credit in the form attached hereto as
Exhibit 2.10.1 or such other form as the Agent may specify from time to time and in reliance on the agreements of the Banks set forth in this Section 2.10, the Agent will issue a Letter of Credit provided that each Letter of Credit shall (A) have a maximum maturity of 365 days from and including the date of issuance, (B) in no event expire later than five Business Days prior to the Expiration Date and provided further that in no event shall (i) the Letter of Credit Outstandings exceed, at any one time, $20,000,000 or (ii) the Revolving Facility Usage exceed, at any one time, the Revolving Credit Commitments. In the event of any conflict between the terms of this Agreement and the terms of the forms of application and continuing agreement for letters of credit, the terms of this Agreement shall control (provided that terms of the Agent's form of application and agreement for letters of credit which are in addition to those contained herein and which do not expressly conflict with the terms contained herein shall not be deemed to be in conflict with this Agreement), provided, however, that notwithstanding the foregoing, the provisions of the application and agreement for letters of credit, to the extent the same pertain to remedies, shall govern and control. Notwithstanding the minimum draw requirements for Revolving Credit Loans, any standby Letter of Credit may be requested for an amount greater than or equal to $250,000 and any documentary Letter of Credit may be requested for an amount greater than or equal to $50,000.

                 2.10.2  Participations.

                 Immediately upon issuance of each Letter of Credit, and without further action, each Bank shall be deemed to, and hereby agrees that it shall, have irrevocably purchased for such Bank's own account and risk from the Agent an individual participation interest in such Letter of Credit and drawings thereunder in an amount equal to such Bank's Ratable Share of the maximum amount which is or at any time may become available to be drawn thereunder, and each Bank shall be responsible to reimburse the Agent immediately for its Ratable Share of any disbursement under any Letter of Credit which has not been reimbursed by the Borrower in accordance with Section 2.10.4 by making its Ratable Share of the Revolving Credit Loans referred to in Section 2.9.4 available to the Agent. Upon the request of any Bank and no less frequently than once in each calendar month, the Agent shall notify each Bank of the amount of such Bank's participation in Letters of Credit.

                 2.10.3  Letter of Credit Fees.

                 The Borrower agrees to pay to the Agent for the ratable accounts of the Banks as provided in Section 4.2 fees ("Letters of Credit
Fees") with respect to Letter of Credit Outstandings in respect of standby and documentary Letters of Credit in an amount equal to such Letter of Credit Outstandings multiplied by a rate per annum, (computed on the basis of a year of 360 days, and actual days lapsed) as specified in the definition of Applicable Margin separately for standby Letters of Credit and for documentary Letters of Credit, for the applicable period specified below, payable quarterly in arrears on the first Business Day of each January, April, July and October following the Closing Date and on the earlier of the Expiration Date or the acceleration of the Notes. Such rates (per annum) of the foregoing Letters of Credit Fees shall change on the effective date of any change in the Applicable Margin.

                 The Borrower shall also pay to the Agent for its sole account
(i) a fronting fee equal to one-eighth of one percent (0.125%) per annum of the aggregate undrawn face amount of each Letter of Credit payable quarterly in arrears and (ii) its then in effect customary issuance fees and administrative expense payable with respect to its Letters of Credit as the Agent may generally charge or incur from time to time in connection with the issuance, maintenance, modification (if any), assignment or transfer (if any), negotiation, and administration of letters of credit, payable at such times as the Agent may specify.

                 2.10.4  Disbursements, Reimbursement.

                 Borrower shall be obligated immediately to reimburse the Agent (each a "Reimbursement Obligation") for all amounts which the Agent is required to pay pursuant to the Letters of Credit issued by the Agent on or before the date on which the Agent is required to make payment with respect to a draft presented thereunder. The Agent will promptly notify the Borrower of each demand or presentment for payment or draft accepted for payment or other drawing under each Letter of Credit issued by the Agent. The Agent shall promptly notify each Bank of the amount required to be paid by such Bank as a result of a drawing upon such Letter of Credit if the Borrower has not timely reimbursed the Agent for such draw. If such notice is received by a Bank before 1:00 p.m., Pittsburgh, Pennsylvania time, such Bank shall deliver such Bank's Ratable Share of such payment in immediately available funds to the Agent on that Business Day. If such notice is received by a Bank after 1:00 p.m., Pittsburgh, Pennsylvania time, such Bank shall before 10:00 a.m., Pittsburgh, Pennsylvania time, on the next succeeding Business Day deliver to the Agent such Bank's Ratable Share of such payment as a Revolving Credit Loan from such Bank in immediately available funds.

                 2.10.5  Documentation.

                 The Borrower agrees to be bound by the terms of the Agent's application and agreement for letters of credit and the Agent's written regulations and customary practices relating to letters of credit, though such interpretation may be different from the Borrower's own. In the event of a conflict between such application or agreement and this Agreement, this Agreement shall govern (provided that terms of the Agent's application and agreement for letters of credit which are in addition to those contained herein and which do not expressly conflict with the terms contained herein shall be deemed not to be in conflict with this Agreement). It is understood and agreed that, except in the case of gross negligence or willful misconduct, the Agent shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following the Borrower's instructions or those contained in the Letters of Credit issued by the Agent or any modifications, amendments or supplements thereto.

                 2.10.6  Determinations to Honor Drawing Requests.

                 In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, the Agent shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they appear to comply on their face with the requirements of such Letter of Credit.

                 2.10.7  Nature of Participation and Reimbursement Obligations.

                 The obligation of the Banks to participate in Letters of Credit pursuant to Section 2.10.2 and the obligation of the banks pursuant to section
2.10.4 to fund Revolving Credit Loans upon a draw under a Letter of Credit or to acquire participations in Letters of Credit and the Obligations of the Borrower to reimburse the Agent upon a draw under any Letter of Credit pursuant to section 2.10 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of such sections under all circumstances, including the following circumstances:

                    (i) the failure of any Loan Party or any other Person to comply with the conditions set forth in Sections 2.1 or 6.2 or as otherwise set forth in this Agreement for the making of a Revolving Credit Loan, it being acknowledged that such conditions are not required for the making of a Revolving Credit Loan under SECTION 2.10.4;


                   (ii) any lack of validity or enforceability of any Letter of Credit;


                   (iii) the existence of any claim, set-off, defense or other right which any Loan Party, the Agent or any Bank may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), the Agent or any Bank or any other Person or whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between any Loan Party or Subsidiaries of a Loan Party and the beneficiary for which any Letter of Credit was procured);


                   (iv)   any draft, demand, certificate or other document
                           presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect even if the Agent has been notified thereof;


                   (v)    payment by the Agent under any Letter of Credit
                           against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit;


                   (vi) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of the Borrower, any other Loan Party or Subsidiaries of a Loan Party;


                   (vii)  any breach of this Agreement or any other Loan
                           Document by any party thereto;


                   (viii) any other circumstance or happening whatsoever,
                           whether or not similar to any of the foregoing;


                   (ix)   the fact that an Event of Default or a Potential
                           Default shall have occurred and be continuing; and

                    (x) the fact that the Expiration Date shall have passed or this Agreement or the Revolving Credit Commitments hereunder shall have been terminated.

               2.10.8  Indemnity.

               In addition to amounts payable as provided in Section 9.5, the Borrower hereby agrees to pay and to protect, indemnify and save harmless the Agent and the Banks from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel and/or allocated costs of internal counsel) which any of them may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit, other than as a result of (A) the gross negligence or willful misconduct of the Agent with respect to the Letters of Credit as determined by a final judgment of a court of competent jurisdiction or (B) subject to the following clause (ii), the wrongful dishonor by the Agent of a proper demand for payment made under any Letter of Credit or
(ii) the failure of the Agent to honor a drawing under any such Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority (all such acts or omissions herein called "Governmental Acts").

               2.10.9  Liability for Acts and Omissions.

               As between any Loan Party and the Agent, such Loan Party assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of the Letters of Credit. In furtherance and not in limitation of the foregoing, neither the Agent nor any Bank shall be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any Letter of Credit issued by the Agent, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if the Agent shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Agent, including any Governmental Acts, and none of the above shall affect or impair, or prevent the vesting of, any of the Agent's rights or powers hereunder.

          In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by the Agent under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not put the Agent under any resulting liability to the Borrower or any Banks.

          The Banks and any Loan Party may not commence a proceeding against the Agent for wrongful disbursement under a Letter of Credit issued by the Agent as a result of acts or omissions constituting gross negligence or willful misconduct of the Agent, until the Banks have made and the Borrower has repaid the Revolving Credit Loans described in Section 2.10.4; provided, however, that nothing in this Section 2.10 shall adversely affect the right of any Loan
Party, after such payment, to commence any proceeding against the Agent for any breach of its obligations hereunder.

                              3.  INTEREST RATES

          3.1  Interest

          The Borrower shall pay interest in respect of the outstanding unpaid principal amount of the Loans as selected by it from the Base Rate Option or Revolving Credit Euro-Rate Option set forth below applicable to the Loans, it being understood that, subject to the provisions of this Agreement, the Borrower by delivering to the Agent a duly completed Loan Request may select different Interest Rate Options and different Interest Periods to apply simultaneously to the Loans comprising different Borrowing Tranches and may convert to or renew one or more Interest Rate Options with respect to all or any portion of the Revolving Credit Loans comprising any Borrowing Tranche by delivering to the Agent a duly completed Loan Request by the time described in Section 2.5 for conversion or renewal of such Interest Rate Option for a Revolving Credit Loan, provided that there shall not be at any one time outstanding more than ten (10) Borrowing Tranches in the aggregate among all the Loans. If at any time the designated rate applicable to any Loan made by any Bank exceeds such Bank's highest lawful rate, the rate of interest on such Bank's Loan shall be limited to such Bank's highest lawful rate.

               3.1.1  Interest Rate Options.

               The Borrower shall have the right to select from the following Interest Rate Options applicable to the Loans (provided that the Euro-Rate Option is not available with respect to Swing Loans and the Swing Loan Quoted Rate Option is not available with respect to Revolving Credit Loans):

                    (i) Base Rate Option: A fluctuating rate per annum (computed on the basis of a year of 365 days and actual days elapsed) equal to the Base Rate plus the Applicable Margin, such interest rate to change automatically from time to time effective as of the effective date of (A) each change in the Base Rate and (B) each change in the Applicable Margin.

                    (ii) Revolving Credit Euro-Rate Option: A rate per annum (computed on the basis of a year of 360 days and actual days elapsed) equal to the Euro-Rate plus the Applicable Margin, such interest rate shall change on the effective date of any change in the Applicable Margin.

                    (iii) Swing Loan Quoted Rate Option: A fixed rate per annum based upon Mellon's cost of funds plus a margin as such rate is set and quoted to the Borrower on any given day by Mellon in its sole discretion.

          3.2  Interest Periods.

          The interest period specified in a Loan Request (the "Interest Period") (i) during which a Euro Rate Option shall apply shall be one, two, three or six Months, provided, that prior to the Business Day following the Syndication Date, such Interest Period shall be one month and (ii) during which a Swing Loan Quoted Rate Option shall apply shall be one, two, three, four or five Business Days or two or three weeks or thirty (30) days; and provided, further, that:

               3.2.1  Ending Date and Business Day.

               Any Interest Period which would otherwise end on a date which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day;

               3.2.2  Amount of Borrowing Tranche.

               Each Borrowing Tranche of a Loan to which the Revolving Credit Euro-Rate Option applies shall be in integral multiples of $1,000,000 and not less than $3,000,000;

               3.2.3  Termination Before Expiration Date.

               The Borrower shall not select, convert to or renew an Interest Period for any portion of the Loans that would end after the Expiration Date; and

               3.2.4  Renewals.

               In the case of the renewal of a Revolving Credit Euro-Rate Option at the end of an Interest Period, the first day of the new Interest Period shall be the last day of the preceding Interest Period, without duplication in payment of interest for such day.

          3.3  Interest After Default.

          To the extent permitted by Law, upon the occurrence of an Event of Default and until such time such Event of Default shall have been cured or waived:

               3.3.1  Letters of Credit Fees, Interest Rate.

               The Letters of Credit Fees and the rate of interest for each Loan otherwise applicable pursuant to Section 2.10 or Section 3.1, respectively, shall be increased by 2.0% per annum;

              3.3.2  Other Obligations.

              Each other Obligation hereunder if not paid when due shall bear interest at a rate per annum equal to the sum of the rate of interest applicable under the Base Rate Option plus an additional 2.0% per annum from the time such Obligation becomes due and payable and until it is paid in full; and

               3.3.3  Acknowledgment.

               The Borrower acknowledges that the increased rates referred to in this Section 3.3 reflect, among other things, the fact that the Loans or other amounts have become a substantially greater risk given their default status and that the Banks are entitled to additional compensation for such risk. All such interest shall be payable by Borrower upon demand by the Agent.

          3.4  Euro-Rate Unascertainable.

               3.4.1  Unascertainable.

               If on any date on which a Euro-Rate would otherwise be determined, the Agent shall have determined that:

                    (i) adequate and reasonable means do not exist for ascertaining such Euro-Rate, or

                    (ii) a contingency has occurred which materially and adversely affects the London interbank market relating to the Euro-Rate, then the Agent shall have the rights specified in Section 3.4.3.

               3.4.2  Illegality; Increased Costs; Deposits Not Available.

               If at any time any Bank shall have determined that:

                    (i) the making, maintenance or funding of any Loan to which a Revolving Credit Euro-Rate Option applies has been made impracticable or unlawful by compliance by such Bank in good faith with any Law or any interpretation or application thereof by any Official Body or with any request or directive of any Official Body (whether or not having the force of Law), or

                    (ii) such Revolving Credit Euro-Rate Option will not adequately and fairly reflect the cost to such Bank of the establishment or maintenance of any such Loan, or

                    (iii) after making all reasonable efforts, deposits of the relevant amount in Dollars for the relevant Interest Period for a Loan to which a Revolving Credit Euro-Rate Option applies, are not available to such Bank with respect to such Loan in the London interbank market, then such Bank shall have the rights specified in Section 3.4.3.

               3.4.3  Agent's and Bank's Rights.

               In the case of any event specified in Section 3.4.1, the Agent shall promptly so notify the Banks and the Borrower thereof, and in the case of a determination specified in Section 3.4.2, such Bank shall promptly so notify the Agent and endorse a certificate to such notice as to the specific circumstances of such notice, and the Agent shall promptly send copies of such notice and certificate to the other Banks and the Borrower. Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given) the obligation of (A) the Banks, in the case of such notice given by the Agent in respect of Section 3.4.1, or (B) such Bank, in the case of such notice given by such Bank in respect of Section 3.4.2, to allow the Borrower to select, convert to or renew a Revolving Credit Euro-Rate Option shall be suspended until the Agent shall have later notified the Borrower, or such Bank shall have later notified the Agent, of the Agent's or such Bank's, as the case may be, determination that the circumstances giving rise to such previous determination no longer exist.

If at any time the Agent makes a determination under Section 3.4.1 and the Borrower has previously notified the Agent of its selection of, conversion to or renewal of a Revolving Credit Euro-Rate Option and such Interest Rate Option has not yet gone into effect, such notification shall be deemed to provide for selection of, conversion to or renewal of the Base Rate Option otherwise available with respect to the affected Loans. If any Bank notifies the Agent of a determination under Section 3.4.2, the Borrower shall, subject to the Borrower's indemnification Obligations under Section 4.6.2, as to any Loan of such Bank to which a Revolving Credit Euro-Rate Option applies, on the date specified in such notice convert such Loan to the Base Rate Option otherwise available with respect to such Loan. Absent due notice from the Borrower of conversion, such Loan shall automatically be converted to the Base Rate Option otherwise available with respect to such Loan upon such specified date. Upon any such conversion, the Borrower shall have the right to prepay Loans in the amount of such Loan on the date of such conversion without providing the notice otherwise required by Section 4.4.1. If an event occurs that makes the applicable Euro-Rate Option no longer available to the Borrower, the Borrower, the Agent and the Banks shall negotiate in good faith to provide a replacement Interest Rate Option for the affected Euro-Rate Option that is mutually satisfactory.

          3.5  Selection of Interest Rate Options.

          If the Borrower fails to select a new Interest Period to apply to any Borrowing Tranche to which a Revolving Credit Euro-Rate Option applies at the expiration of an existing Interest Period applicable to such Borrowing Tranche in accordance with the provisions of Section 3.2, the Borrower shall be deemed to have converted such Borrowing Tranche to the Revolving Credit Base Rate Option commencing upon the last day of such Interest Period.

                                 4.  PAYMENTS

          4.1  Payments.

          All payments and prepayments to be made in respect of principal, interest, Commitment Fees, Letters of Credit Fees, the Agent's Fee, or other amounts due from the Borrower hereunder (other than the fees and expenses referenced in Section 2.10.3 which are to be paid to the Agent as provided in such sections and the fees and expenses referenced in Section 9.15, each of which shall be paid in accordance with such sections) shall be payable prior to 12:00 p.m., Pittsburgh, Pennsylvania time, on the date when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower, and without set-off, counterclaim or other deduction of any nature, and an action therefor shall immediately accrue to the extent of any non-payment thereof. Payments of principal and interest on Loans and of Commitment Fees and Letters of Credit Fees shall be made to the Agent at the Principal Office for the ratable accounts of the Banks in Dollars and in immediately available funds, and the Agent shall promptly distribute such amounts to the Banks in immediately available funds; provided that in the event payments are received by noon (Pittsburgh, Pennsylvania time) by the Agent with respect to the Loans and such payments are not distributed to the Banks on the same day received by the Agent, the Agent shall pay the Banks the Federal Funds Effective Rate with respect to the amount of such payments for each day held by the Agent and not distributed to the Banks. The Agent's and each Bank's statement of account, ledger or other relevant record shall, in the absence of manifest error, be conclusive as the statement of the amount of principal of and interest on the Loans and other amounts owing under this Agreement and shall be deemed an "account stated."

          4.2  Pro Rata Treatment of Banks.

          Each borrowing of a Revolving Credit Loan shall be allocated to each Bank according to its Ratable Share, and each selection of, conversion to or renewal of any Interest Rate Option and each payment or prepayment by the Borrower with respect to principal, interest, Commitment Fees related to the Revolving Credit Loans, Letters of Credit Fees, or other fees (except for the Agent's Fee, and any fees to the Agent with respect to the issuance, administration or payments under Letters of Credit) or amounts due from the Borrower hereunder to the Banks with respect to the Revolving Credit Loans to it, shall (except as provided in Section 3.4.2 [Illegality, Increased Costs; Deposits not Available], 4.4 [Voluntary Prepayments] or 4.5 [Additional Compensation in Certain Circumstances]) be made in proportion to the applicable Revolving Credit Loans outstanding from each Bank and, if no such Revolving Credit Loans are then outstanding, in proportion to the Ratable Share of each Bank.

          4.3  Interest Payment Dates.

          Interest on Loans to which the Base Rate Option applies shall be due and payable in arrears on the first Business Day of each January, April, July and October after the date hereof and on the Expiration Date and upon acceleration of the Notes. Interest on Loans to which the Revolving Credit Euro-Rate Option applies shall be due and payable on the last day of each Interest Period for those Loans and, if any such Interest Period is longer than three Months, also on the last day of every third Month during such Interest Period. Interest on Swing Loans subject to the Swing Loan Quoted Rate Option shall be due and payable in arrears on the first Business Day of each January, April, July and October and upon acceleration of the Notes. Without limitation on Section 4.4.1, interest on mandatory prepayments of principal under Section
4.5 shall be due on the date such mandatory prepayment is due. Interest on the principal amount of each Loan or other monetary Obligation shall be due and payable on demand after such principal amount or other monetary Obligation becomes due and payable (whether on the stated maturity date, upon acceleration or otherwise).

          4.4  Voluntary Prepayments.

               4.4.1  Right to Prepay.

               The Borrower shall have the right at its option from time to time to prepay the Loans in whole or part without premium or penalty (except as provided in Section 4.5):

                    (i) at any time with respect to any Loan to which the Base Rate Option applies,

                    (ii) on the last day of the applicable Interest Period with respect to Loans to which a Revolving Credit Euro-Rate Option or a Swing Loan Quoted Rate Option applies, and

                    (iii) on the date specified in a notice by any Bank pursuant to Section 3.4 [Euro-Rate Unascertainable], with respect to any Loan to which a Revolving Credit Euro-Rate Option applies.

               Whenever the Borrower desires to prepay any part of the Loans, it shall provide a prepayment notice to the Agent not later than 10:00 a.m., Pittsburgh, Pennsylvania time on the Business Day prior to the date of prepayment of Loans setting forth the following information (provided no notice from Borrower is required pursuant to subsection (iii) above):

               (x) the date, which shall be a Business Day, on which the proposed prepayment is to be made;

               (y) a statement indicating the application of the prepayment to the Revolving Credit Loans; and

               (z) the total principal amount of such prepayment, which shall not be less than $3,000,000 or integral multiples of $1,000,000.

               All prepayment notices shall be irrevocable. The principal amount of the Loans for which a prepayment notice is given, together with interest on such principal amount, shall be due and payable on the date specified in such prepayment notice as the date on which the proposed prepayment is to be made. If the Borrower prepays a Loan pursuant to this Section but fails to specify the applicable Borrowing Tranche which the Borrower is prepaying, the prepayment shall be applied first to Swing Loans to which the Swing Loan Base Rate Option applies, then to Revolving Credit Loans to which the Base Rate Option applies, then to Swing Loans to which the Swing Loan Quoted Rate Option applies, then to Revolving Credit Loans to which the Revolving Credit Euro-Rate Option applies. Any prepayment hereunder shall be subject to the Borrower's Obligation to indemnify the Banks under Section 4.6.2.

          4.5 Mandatory Reduction of Commitments; Mandatory Payments and Prepayments.

               4.5.1  Qualified Note Placement.

               If the Borrower issues notes pursuant to a Qualified Note Placement, simultaneously with the closing thereof, the proceeds of such issuance shall be first applied to

Swing Loans to which the Swing Loan Base Rate Option applies, then to Revolving Credit Loans to which the Base Rate Option applies, then to Swing Loans to which the Swing Loan Quoted Rate Option applies, then to Revolving Credit Loans to which the Revolving Credit Euro-Rate Option applies. Upon each mandatory prepayment of Loans pursuant to this Section 4.5.1, the Revolving Credit Commitments automatically shall be permanently and irrevocably reduced by an amount equal to such prepayment.

          4.6  Additional Compensation in Certain Circumstances.

               4.6.1 Increased Costs or Reduced Return Resulting From Taxes, Reserves, Capital Adequacy Requirements, Expenses, Etc.

               If any Law, guideline or interpretation or any change in any Law, guideline or interpretation or application thereof by any Official Body charged with the interpretation or administration thereof or compliance with any request or directive (whether or not having the force of Law) of any central bank or other Official Body:

                    (i) subjects any Bank to any tax or changes the basis of taxation with respect to this Agreement, the Notes, the Loans or payments by the Borrower of principal, interest, Commitment Fees, or other amounts due from the Borrower hereunder or under the Notes (except for taxes on the overall net income of such Bank),

                    (ii) imposes, modifies or deems applicable any reserve, special deposit or similar requirement against credits or commitments to extend credit extended by, or assets (funded or contingent) of, deposits with or for the account of, or other acquisitions of funds by, any Bank, or

                    (iii) imposes, modifies or deems applicable any capital
                          adequacy or similar requirement (A) against assets (funded or contingent) of, or letters of credit, other credits or commitments to extend credit extended by, any Bank, or (B) otherwise applicable to the obligations of any Bank under this Agreement, and the result of any of the foregoing is to increase the cost to, reduce the income receivable by, or impose any expense (including loss of margin) upon any Bank with respect to this Agreement, the Notes or the making, maintenance or funding of any part of the Loans (or, in the case of any capital adequacy or similar requirement, to have the effect of reducing the rate of return on any Bank's capital, taking into consideration such Bank's customary policies with respect to capital adequacy) by an amount which such Bank in its sole discretion deems to be material, such Bank shall from time to time notify the Borrower and the Agent of the amount determined in good faith (using any averaging and attribution methods employed in good faith which shall be binding upon the parties absent manifest error) by such Bank to be necessary to compensate such Bank for such increase in cost, reduction of income or additional expense or reduced rates of return. Such notice shall set forth in reasonable detail the basis for such determination. Such amount shall be due and payable by the Borrower to such Bank five (5) Business Days after such notice is given, subject, however, to the provisions of Section 10.5.3.

               4.6.2  Indemnity.

               In addition to the compensation required by Section 4.6.1, the Borrower shall indemnify each Bank against all liabilities, losses or expenses (including loss of margin, any loss or expense incurred in liquidating or employing deposits from third parties and any loss or expense incurred in connection with funds acquired by a Bank to fund or maintain Loans subject to a Revolving Credit Euro-Rate Option) which such Bank sustains or incurs as a consequence of any

                    (i) payment, prepayment, conversion or renewal of any Loan to which a Revolving Credit Euro-Rate Option applies on a day other than the last day of the corresponding Interest Period (whether or not such payment or prepayment is mandatory, voluntary or automatic and whether or not such payment or prepayment is then due),

                    (ii) attempt by the Borrower to revoke (expressly, by later inconsistent notices or otherwise) in whole or part any Loan Requests under Section 2.5 or any notice relating to prepayments under Section 4.4, or

                    (iii) default by the Borrower in the performance or
                          observance of any covenant or condition contained in this Agreement or any other Loan Document, including any failure of the Borrower to pay when due (by acceleration or otherwise) any principal, interest, Commitment Fee or any other amount due hereunder.

               If any Bank sustains or incurs any such loss or expense, it shall from time to time notify the Borrower of the amount determined in good faith by such Bank (which determination may include such assumptions, allocations of costs and expenses and averaging or attribution methods as such Bank shall deem reasonable which shall be binding on the parties absent manifest error) to be necessary to indemnify such Bank for such loss or expense. Such notice shall set forth in reasonable detail the basis for such determination. Such amount shall be due and payable by the Borrower to such Bank ten (10) Business Days after such notice is given.

          4.7  Settlement Date Procedures.

          In order to minimize the transfer of funds between the Banks and the Agent, the Borrower may borrow, repay and reborrow Swing Loans, and Mellon may make Swing Loans, as provided in Section 2.1.2 hereof during the period between Settlement Dates. On each Settlement Date, the Banks agree among themselves to effect a settlement so that each Bank shall have its Ratable Share of all Revolving Credit Loans (including those Revolving Credit Loans designated by Mellon as Swing Loans) outstanding as of the close of business on the business day immediately preceding such Settlement Date. not later than 10:00 a.m. on each Settlement Date when Swing Loans are outstanding, the Agent shall notify each Bank of its Ratable Share of the Revolving Credit Loans outstanding as of the close of business on the business day immediately preceding such Settlement Date. Prior to 3:00 p.m. Pittsburgh time on such Settlement Date, each Bank shall pay to the Agent the amount, if any, necessary to effectuate the settlement contemplated by this Section, and the Agent shall promptly pay to each Bank its Ratable Share of all payments, if any, made by the Borrower to the Agent with respect to the Revolving Credit Loans not theretofor paid and any payments due such Bank in settlement under this Section. The Agent shall also effect settlement in accordance with this Section 4.7 on the proposed Borrowing Dates for all Revolving Credit Loans and may at its option effect settlement on any other Business Day. if an Event of Default shall occur and on the date of such occurrence the sum of Mellon's Revolving Credit Loans shall be less than Mellon's Ratable Share of all Revolving Credit Loans, Mellon shall pay to the Agent the amount, if any, necessary to effectuate the settlement between the Banks as contemplated by this Section 4.7. These settlement procedures are established solely as a matter of administrative convenience, and nothing contained in this Section 4.7 shall relieve the Banks of their obligations to fund Revolving Credit Loans on dates other than a Settlement Date pursuant to
Section 2.7. Mellon may at any time, at its option, for any reason whatsoever require each Bank to pay immediately to Mellon such Bank's Ratable Share of the outstanding Swing Loans, and each Bank may at any time require the Agent to pay immediately to such Bank its Ratable Share of all payments made by the Borrower to the Agent with respect to the Revolving Credit Loans.

          4.8  Interbank Market Presumption.

          For all purposes of this Agreement and each Note with respect to any aspects of the Euro-Rate, any Loan under the Revolving Credit Euro-Rate Option, each Bank and Agent shall be presumed to have obtained rates, funding, currencies, deposits, and the like in the applicable interbank market regardless whether it did so or not; and, each Bank's and Agent's determination of amounts payable under, and actions required or authorized by, Sections 3.4 and 4.6 shall be calculated, at each Bank's and Agent's option, as though each Bank and Agent funded its share of each Borrowing Tranche of Loans under the Revolving Credit Euro-Rate Option through the purchase of deposits of the types and maturities corresponding to the deposits used as a reference in accordance with the terms hereof in determining the Euro-Rate applicable to such Loans, whether in fact that is the case.

        4.9  Taxes.

               4.9.1  No Deductions.

               All payments made by the Borrower hereunder and under each Note shall be made free and clear of and without deduction for any present or future taxes, levies, imposts, deductions, charges, or withholdings, and all liabilities with respect thereto, excluding taxes imposed on the net income of any Bank and all income and franchise taxes applicable to any Bank of the United States (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings, and liabilities being hereinafter referred to as "Taxes"). If the Borrower shall be required by Law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) each Bank receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant tax authority or other authority in accordance with applicable Law.

               4.9.2  Stamp Taxes.

               In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges, or similar levies which arise from any payment made hereunder or from the execution, delivery, or registration of, or otherwise with respect to, this Agreement or any Note (hereinafter referred to as "Other Taxes").

               4.9.3  Indemnification for Taxes Paid by a Bank.

               The Borrower shall indemnify each Bank for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 4.9) paid by any Bank and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date a Bank makes written demand therefor.

               4.9.4  Certificate.

               Within 30 days after the date of any payment of any Taxes by the Borrower, the Borrower shall furnish to each Bank, at its address referred to herein, the original or a certified copy of a receipt evidencing payment thereof. If no Taxes are payable in respect of any payment by the Borrower, the Borrower shall, if so requested by a Bank, provide a certificate of an officer of the Borrower to that effect.

               4.9.5  Survival.

               Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in Sections 4.9.1 through 4.9.4 shall survive the payment in full of principal and interest hereunder and under any instrument delivered hereunder.


                      5.  REPRESENTATIONS AND WARRANTIES

          5.1  Representations and Warranties.

          The Borrower represents and warrants to the Agent and each of the Banks as follows:

               5.1.1  Organization and Qualification.

               Each Loan Party and each Subsidiary of any Loan Party is a corporation or partnership, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each Loan Party and each Subsidiary of any Loan Party has the lawful power to own or lease its properties and to engage in the business it presently conducts or proposes to conduct. Each Loan Party and each Subsidiary of any Loan Party is listed on
Schedule 5.1.1 and is duly licensed or qualified and in good standing in each jurisdiction where the property owned or leased by it or the nature of the business transacted by it or both makes such licensing or qualification necessary (except where the failure to be so licensed or qualified would not constitute a Material Adverse Change), and upon request of the Agent, the Borrower will promptly furnish a written list of every jurisdiction where each Subsidiary and Loan Party is so qualified.

               5.1.2  Subsidiary and Joint Venture Matters.

               Schedule 5.1.2 sets forth the authorized, issued and outstanding capital stock of or ownership interest in each Subsidiary and each Joint Venture and the record owner of such capital stock or other ownership interest, as the case may be. Other than as set forth on Schedule 5.1.2, each of the Borrower's Subsidiaries is directly or indirectly wholly owned by the Borrower and all of the issued and outstanding shares of capital stock of each such Subsidiary (referred to herein as the "Subsidiary Shares") are owned free and clear in each case of any Lien and each Joint Venture interest is owned by the Borrower or any of its Subsidiaries free and clear of any Lien. All Subsidiary Shares have been validly issued, and all Subsidiary Shares are fully paid and, except as otherwise set forth on such Schedule 5.1.2, nonassessable. There are no options, warrants or other rights outstanding to purchase any Subsidiary Shares except as indicated on Schedule 5.1.2.

               5.1.3  Power and Authority.

               Each Loan Party has full power to enter into, execute, deliver and carry out this Agreement and the other Loan Documents to which it is a party, to incur the Indebtedness contemplated by the Loan Documents and to perform its Obligations under the Loan Documents to which it is a party, and all such actions have been duly authorized by all necessary proceedings on its part.

               5.1.4  Validity and Binding Effect.

               This Agreement has been duly and validly executed and delivered by each Loan Party, and each other Loan Document which any Loan Party is required to execute and deliver on or after the date hereof will have been duly executed and delivered by such Loan Party on the required date of delivery of such Loan Document. This Agreement and each other Loan Document constitutes, or will constitute, legal, valid and binding obligations of each Loan Party which is or will be a party thereto on and after its date of delivery thereof, enforceable against such Loan Party in accordance with its terms, except to the extent that enforceability of any such Loan Document may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforceability of creditors' rights generally or limiting the right of specific performance.

               5.1.5  No Conflict.

               Neither the execution and delivery of this Agreement or the other Loan Documents by any Loan Party nor the consummation of the transactions herein or therein contemplated or compliance with the terms and provisions hereof or thereof by any of them (i) will conflict with, constitute a default under or result in any breach of (A) the terms and conditions of the certificate of incorporation, bylaws or other organizational documents of any Loan Party or any of its Subsidiaries which is a party thereto or (B) any Law or any agreement or instrument or order, writ, judgment, injunction or decree to which any such Loan Party or any of its Subsidiaries is a party, is bound by or is subject, which conflict, default or breach reasonably would be expected to result in a Material Adverse Change, or (ii) will result in the creation or enforcement of any Lien whatsoever upon any property (now or hereafter acquired) of any Loan Party or any of its Subsidiaries (other than Liens granted under the Loan Documents).

               5.1.6  Litigation.

               Except as set forth on Schedule 5.1.6, there are no actions, suits, proceedings or investigations pending or, to the knowledge of any Loan Party, threatened against such Loan Party or any Subsidiary of any Loan Party at law or equity before any Official Body which individually or in the aggregate may result in any Material Adverse Change. None of the

Loan Parties or any Subsidiaries of any Loan Party is in violation of any order, writ, injunction or any decree of any Official Body which reasonably would be expected to result in any Material Adverse Change.

               5.1.7  Title to Properties.

               Each Loan Party and each Subsidiary of any Loan Party has good and marketable title to or a valid leasehold interest in all material properties, assets and other rights which it purports to own or lease or which are reflected as owned or leased on its books and records, free and clear of all Liens except Permitted Liens, and subject to the terms and conditions of the applicable leases. All material leases of property are in full force and effect without the necessity for any consent which has not previously been obtained upon consummation of the transactions contemplated hereby.

               5.1.8  Financial Statements.

                    (i) Historical Statements. The Borrower has delivered to the Agent copies of its (A) audited consolidated year-end financial statements for and as of the end of the three fiscal years ended October 31, 1995 (the "Annual Statements" ) and (B) unaudited consolidated interim financial statements for the fiscal year to date and as of the end of the fiscal quarter ended July 31, 1996 (the "Interim Statements", and together with the Annual Statements, the "Historical Statements"). The Historical Statements were compiled from the books and records maintained by the Borrower's management, are correct and complete and fairly represent the consolidated financial condition of the Borrower and its Subsidiaries as of their dates and the results of operations for the fiscal periods then ended and have been prepared in accordance with GAAP consistently applied;

                    (ii) Financial Projections. The Borrower has delivered to the Agent financial projections of the Borrower and its Subsidiaries for fiscal years 1996, 1997, 1998, 1999, 2000, and 2001 derived from various assumptions of the Borrower's management (the "Financial Projections"). The Financial Projections reflect the reasonable expectations of the Borrower's management as of the Closing Date in light of the history of the business, present and foreseeable conditions and intentions of the Borrower's management, all based on the assumptions thereto, which assumptions were made and based upon information available at the time of preparation of such projections. The Financial Projections accurately reflect the liabilities of the Borrower and its Subsidiaries incurred pursuant to the Loan Documents upon consummation of the transactions contemplated hereby as of the Closing Date; and

                    (iii) Accuracy of Financial Statements. Neither the Borrower
                          nor any Subsidiary of the Borrower has as of the date of the Historical Statements any material liabilities, contingent or otherwise, or forward or long-term commitments that are not disclosed in the Historical Statements or in the notes thereto, and except as disclosed therein there are no unrealized or anticipated losses from any commitments of the Borrower or any Subsidiary of the Borrower which reasonably would be expected to cause a Material Adverse Change. Since October 31, 1995, no Material Adverse Change has occurred provided however, that neither the Tender Offer nor the Spin-Off shall be deemed to constitute a Material Adverse Change for the purposes of this clause (iii).

               5.1.9  Margin Stock.

               None of the Loan Parties or any Subsidiaries of any Loan Party engages or intends to engage principally, or as one of its important activities, in the business of extending credit for the purpose, immediately, incidentally or ultimately, of purchasing or carrying margin stock (within the meaning of Regulation U). No part of the proceeds of any Loan or issued Letter of Credit has been or will be used, immediately, incidentally or ultimately, to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or to refund Indebtedness originally incurred for such purpose, or for any purpose which entails a violation of or which is inconsistent with the provisions of the regulations of the Board of Governors of the Federal Reserve System.

                5.1.10  Full Disclosure.

                Neither this Agreement nor any other Loan Document, nor any certificate, statement, agreement or other documents furnished to the Agent or any Bank in connection herewith or therewith, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which they were made, not misleading. There is no fact known to any Executive Officer of any Loan Party which materially adversely affects the business, property, assets, financial condition, results of operations or prospects of any Loan Party or Subsidiary of any Loan Party which has not been set forth in this Agreement or in the certificates, statements, agreements or other documents furnished in writing to the Agent and the Banks prior to or at the date hereof in connection with the transactions contemplated hereby.

               5.1.11  Taxes.

               All federal, state, local and other tax returns required to have been filed with respect to each Loan Party and each Subsidiary of any Loan Party have been filed, other than those for which the failure to file the same would not reasonably be expected to result in a Material Adverse Change, and payment or adequate provision has been made for the payment of all taxes, fees, assessments and other governmental charges shown to be owing pursuant to said returns or to assessments received, except to the extent that such taxes, fees, assessments and other charges are being contested in good faith by appropriate proceedings diligently conducted and for which such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made. Except with respect to the consolidated Federal income tax return for Intertech and its Subsidiaries for the fiscal year ended October 31, 1993, there are no agreements or waivers extending the statutory period of limitations applicable to any federal income tax return of any Loan Party or Subsidiary of any Loan Party for any period.

               5.1.12  Consents and Approvals.

               No consent, approval, exemption, order or authorization of, or a registration or filing with, any Official Body or any other Person is required by any Law or any agreement in connection with the execution, delivery and carrying out of this Agreement and the other Loan Documents by any Loan Party, except as listed on Schedule 5.1.12, all of which shall have been obtained or made on or prior to the Closing Date except as otherwise indicated on Schedule 5.1.12.

               5.1.13  No Event of Default; Compliance with Instruments.

               No event has occurred and is continuing and no condition exists now or will exist after giving effect to and as a result of the extensions of credit to be made on the Closing Date under the Loan Documents which constitutes an Event of Default or Potential Default. None of the Loan Parties or any Subsidiaries of any Loan Party is in violation of (i) any term of its certificate of incorporation, bylaws, or other organizational documents or (ii) any material agreement or instrument to which it is a party or by which it or any of its properties may be subject or bound where such violation would constitute a Material Adverse Change.

               5.1.14  Patents, Trademarks, Copyrights, Licenses, Etc.

               A Loan Party or a Subsidiary of a Loan Party owns or possesses all the material patents, trademarks, service marks, trade names, copyrights, licenses, registrations, franchises, permits and rights necessary to own and operate its properties and to carry on its business as presently conducted and planned to be conducted by the Borrower and its Subsidiaries taken as a whole, without known conflict by, or with the rights of, others.

               5.1.15  Insurance.

               The Borrower has delivered to the Agent a true and correct listing of the property and general liability insurance of the Borrower. No notice has been given or claim made and to the best knowledge of the Executive Officers and the individuals responsible for insurance matters of the Loan Parties no grounds exist to cancel or avoid any of such policies or bonds or to reduce the coverage provided thereby. Such policies and bonds provide adequate coverage from reputable and financially sound insurers in amounts sufficient to insure the assets and risks of each Loan Party and each Subsidiary of any Loan Party in accordance with prudent business practice in the industry of the Loan Parties and their Subsidiaries.

               5.1.16  Compliance with Laws.

               The Loan Parties and their Subsidiaries are in compliance in all material respects with all applicable Laws (other than Environmental Laws which are specifically addressed in Section 5.1.21) in all jurisdictions in which any Loan Party or Subsidiary of any Loan Party is presently or currently anticipates it will be doing business except where the failure to do so would not constitute a Material Adverse Change.

               5.1.17  Material Contracts.

               Each material contract relating to the business operations of each Loan Party and each Subsidiary of any Loan Party, is valid, binding and enforceable upon such Loan Party or Subsidiary to the extent such Person is a party thereto in accordance with its respective terms, and the Loan Party which is a party thereto has not received actual notice of a default thereunder with respect to parties other than such Loan Party or Subsidiary. For purposes of this Section 5.1.17 the term "material contracts" shall mean those contracts or other agreements which the Borrower would be required to file with the Securities and Exchange Commission pursuant to item 601(a)(10) of Regulation S-K promulgated under the Securities Act of 1933 and the Securities Exchange Act of 1934.

               5.1.18  Investment Companies.

               None of the Loan Parties or any Subsidiary of any Loan Party is an "investment company" registered or required to be registered under the Investment Company Act of 1940 or under the "control" of an "investment company" as such terms are defined in the Investment Company Act of 1940 and shall not become such an "investment company" or under such "control".

               5.1.19  Plans and Benefit Arrangements.

               Except as set forth on Schedule 5.1.19:

                    (i) The Borrower and each other member of the ERISA Group are in compliance in all material respects with any applicable provisions of ERISA with respect to all Benefit Arrangements, Plans and Multiemployer Plans. There has been no Prohibited Transaction with respect to any Benefit Arrangement or any Plan or, to the best knowledge of the Borrower, with respect to any Multiemployer Plan or Multiple Employer Plan, which reasonably would be expected to result in any material liability of the Borrower or any other member of the ERISA Group. The Borrower and all other members of the ERISA Group have made when due any and all payments required to be made under any agreement relating to a Multiemployer Plan or a Multiple Employer Plan or any Law pertaining thereto. With respect to each Plan and Multiemployer Plan, the Borrower and each other member of the ERISA Group (i) have fulfilled in all material respects their obligations under the minimum funding standards of ERISA, (ii) have not incurred any liability to the PBGC, and (iii) have not had asserted against them any penalty for failure to fulfill the minimum funding requirements of ERISA;

                    (ii) To the best of each Loan Parties' knowledge, each Multiemployer Plan and Multiple Employer Plan is able to pay benefits thereunder when due;

                    (iii) Neither the Borrower nor any other member of the ERISA
                          Group has instituted or intends to institute proceedings to terminate any Plan;

                    (iv) No event requiring notice to the PBGC under Section 302(f)(4)(A) of ERISA has occurred or is reasonably expected to occur with respect to any Plan, and no amendment with respect to which security is required under Section 307 of ERISA has been made or is reasonably expected to be made to any Plan;

                    (v) The aggregate actuarial present value of all benefit liabilities (whether or not vested) under the Plans, determined on an ongoing basis, as disclosed in, and as of the date of, the most recent actuarial report for each such Plan, does not exceed the aggregate fair market value of the assets of such Plans;

                    (vi) Neither the Borrower nor any other member of the ERISA Group has incurred or reasonably expects to incur any material withdrawal liability under ERISA to any Multiemployer Plan or Multiple Employer Plan. Neither the Borrower nor any other member of the ERISA Group has been notified by any Multiemployer Plan or Multiple Employer Plan that such Multiemployer Plan or Multiple Employer Plan has been terminated within the meaning of Title IV of ERISA and, to the best knowledge of the Borrower, no Multiemployer Plan or Multiple Employer Plan is reasonably expected to be reorganized or terminated, within the meaning of Title IV of ERISA;

                    (vii) To the extent that any Benefit Arrangement is insured, the Borrower and all other members of the ERISA Group have paid when due all premiums required to be paid for all periods through the Closing Date. To the extent that any Benefit Arrangement is funded other than with insurance, the Borrower and all other members of the ERISA Group have made when due all contributions required to be paid for all periods through the Closing Date; and

                    (viii) All Plans, Benefit Arrangements and Multiemployer
                           Plans have been administered in all material respects in accordance with their terms and applicable Law.

               5.1.20  Employment Matters.

               Each of the Loan Parties and each of their Subsidiaries is in compliance with the Labor Contracts and all applicable federal, state and local labor and employment Laws including those related to equal employment opportunity and affirmative action, labor relations, minimum wage, overtime, child labor, medical insurance continuation, worker adjustment and relocation notices, immigration controls and worker and unemployment compensation, where the failure to comply reasonably would be expected to constitute a Material Adverse Change. There are no outstanding grievances, arbitration awards or appeals therefrom arising out of the Labor Contracts or current or threatened strikes, picketing, handbilling or other work stoppages or slowdowns at facilities of any of the Loan Parties or any of their Subsidiaries which in any case would constitute a Material Adverse Change.

               5.1.21  Environmental Matters.
                       ----------------------

               Except as disclosed on Schedule 5.1.21:

                    (i) Except for notices which would not reasonably be expected to result in a Material Adverse Change, none of the Loan Parties or any Subsidiary of any Loan Party has received any Environmental Complaint from any Official Body or private Person alleging that such Loan Party or Subsidiary or any prior owner of any Property or acquirer of any Property from any Loan Party or Subsidiary is a potentially responsible party under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. (S) 9601, et seq., and none of the Loan Parties has any reason to believe that such an Environmental Complaint might be received. There are no pending or, to any Loan Party's knowledge, threatened Environmental Complaints relating to any Loan Party or any Subsidiary of any Loan Party or, to any Loan Party's knowledge, any prior or subsequent owner of any Property pertaining to, or arising out of, any Environmental Conditions which reasonably would be expected to result in a Material Adverse Change,

                    (ii) Except for Environmental Conditions, violations or failures which individually and in the aggregate would not reasonably be expected to result in a Material Adverse Change, there are no circumstances at, on or under any Property that constitute a breach of or non-compliance with any of the Environmental Laws, and there are no past or present Environmental Conditions at, on or under any Property or, to any Loan Party's knowledge, at, on or under adjacent property, that prevent compliance with the Environmental Laws at any Property,

                    (iii) Neither any Property nor any structures, improvements, equipment, fixtures, activities or facilities thereon or thereunder contain or use Regulated Substances, except in compliance with Environmental Laws, which would reasonably be expected to result in a Material Adverse Change. There are no processes, facilities, operations, equipment or other activities at, on or under any Property, or, to any Loan Party's knowledge, at, on or under adjacent property, that currently result in the release or threatened release of Regulated Substances onto any Property, except to the extent that such releases or threatened releases are not a breach of or otherwise not a violation of the Environmental Laws or would not reasonably be expected to result in a Material Adverse Change,

                    (iv) There are no aboveground storage tanks, underground storage tanks or underground piping associated with such tanks, used for the management of Regulated Substances at, on or under any Property that (a) do not have, to the extent required by Environmental Laws, a full operational secondary containment system in place, and (b) are not otherwise in compliance with all Environmental Laws, except in any case where such would not reasonably be expected to result in a Material Adverse Change. There are no abandoned underground storage tanks or underground piping associated with such tanks, previously used for the management of Regulated Substances at, on or under any Property that have not either been closed in place in accordance with Environmental Laws or removed in compliance with all applicable Environmental Laws and no contamination associated with the use of such tanks exists on any Property that is not in compliance with Environmental Laws, except in any case where such would not reasonably be expected to result in a Material Adverse Change,

                    (v) The applicable Loan Party or a Subsidiary of a Loan Party has all permits, licenses, authorizations, plans and approvals necessary under the Environmental Laws for the conduct of the business of the Borrower and its Subsidiaries taken as a whole, except in any case where the failure to so have would not reasonably be expected to result in a Material Adverse Change. Each Loan Party and each Subsidiary of a Loan Party has submitted all notices, reports and other filings required by the Environmental Laws to be submitted to an Official Body which pertain to past and current operations on any Property, except in any case where the failure to so submit would not reasonably be expected to result in a Material Adverse Change, and

                    (vi) Except for violations which individually and in the aggregate would not result in a Material Adverse Change, all past and present on-site generation, storage, processing, treatment, recycling, reclamation, disposal or other use or management of Regulated Substances at, on, or under any Property and all off-site transportation, storage, processing, treatment, recycling, reclamation, disposal or other use or management of Regulated Substances have been done in accordance with the Environmental Laws.

               5.1.22  Senior Debt Status.
                       -------------------

               The Obligations of each Loan Party under this Agreement, the Notes, the Master Guaranty Agreement and each of the other Loan Documents to which it is a party do rank and will rank no less than pari passu in priority of payment with all other Indebtedness of such Loan Party except Indebtedness of such Loan Party to the extent secured by Permitted Liens. There is no Lien upon or with respect to any of the properties or income of any Loan Party or Subsidiary of any Loan Party which secures indebtedness or other obligations of any Person except for Permitted Liens.

               5.1.23  Solvency.
                       ---------

               The Borrower and each Domestic Subsidiary is Solvent.

               5.1.24  Schedule of Indebtedness.
                       -------------------------

               The Borrower has no Indebtedness not listed on Schedule 5.1.24 except items not exceeding $500,000 individually or $1,000,000 in the aggregate.

               5.1.25  Material Adverse Change.
                       ------------------------

               Since October 31, 1995, no Material Adverse Change has occurred, provided however, that neither the Tender Offer nor the Spin-Off shall be deemed to constitute a Material Adverse Change for the purposes of this Section 5.1.25.

          5.2  Updates to Schedules.
               ---------------------

               Except as set forth in the next sentence, no Schedule to this Agreement may be updated, amended or modified without the consent of the Required Banks given or withheld in their sole and absolute discretion. The Borrower shall provide to the Agent updates to Schedule 5.1.1, 5.1.2 and 5.1.24 on a quarterly basis provided, however, that the Agent's receipt of any such update shall not imply that the Agent or any Bank has consented to any event, transaction or change of circumstance reflected in such update, all of which shall continue to be governed by the other provisions of this Agreement.

6.  CONDITIONS OF LENDING
    ---------------------

               The obligation of each Bank to make Loans and of the Agent to issue Letters of Credit is subject to the performance by each of the Loan Parties of its Obligations to be performed hereunder at or prior to the making of any such Loans or issuance of such Letters of Credit and to the satisfaction of the following further conditions:

          6.1  First Revolving Credit Loans.
               -----------------------------

          On the Closing Date:

               6.1.1  Officer's Certificate.
                      ----------------------

               The representations and warranties of the Borrower contained in
Article 5 and in each of the other Loan Documents shall be true and accurate on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date (except representations and warranties which relate solely to an earlier date or time, which representations and warranties shall be true and correct on and as of the specific dates or times referred to therein), and the Borrower shall have performed and complied with all covenants and conditions hereof and thereof, no Event of Default or Potential Default shall have occurred and be continuing or shall exist; and there shall be delivered to the Agent for the benefit of each Bank a certificate of the Borrower dated the Closing Date and signed by its Chief Executive Officer, President or Chief Financial Officer, to each such effect.

               6.1.2  Secretary's Certificate.
                      ------------------------

               There shall be delivered to the Agent for the benefit of each Bank a certificate dated the Closing Date and signed by the Secretary or an Assistant Secretary of the Borrower, certifying as appropriate as to:

                      (i) all action taken by the Borrower in connection with this Agreement and the other Loan Documents;

                       (ii) the names of the officer or officers authorized to sign this Agreement and the other Loan Documents and the true signatures of such officer or officers and specifying the Authorized Officers permitted to act on behalf of the Borrower for purposes of this Agreement and the true signatures of such officers, on which the Agent and each Bank may conclusively rely; and

                      (iii) copies of its organizational documents, including its certificate of incorporation and bylaws (or their equivalents) as in effect on the Closing Date certified by the appropriate governmental official where such documents are filed in a governmental office together with certificates from the appropriate governmental officials as to the continued existence and good standing of the Borrower in each jurisdiction where organized or qualified to do business.

          6.1.3  Delivery of Loan Documents.
                 ---------------------------

          The Loan Documents shall have been executed and delivered to the Agent for the benefit of the Banks.

          6.1.4  Opinions of Counsel.
                 --------------------

          There shall be delivered to the Agent for the benefit of each Bank written opinions of counsel for the Loan Parties listed on Schedule 6.1.4 (who may rely on the opinions of such other counsel as may be acceptable to the Agent), dated the Closing Date and in form and substance satisfactory to the Agent and its counsel.

          6.1.5  Legal Details.
                 --------------

          All legal details and proceedings in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be in form and substance reasonably satisfactory to the Agent and its counsel, and the Agent shall have received all such other counterpart originals or certified or other copies of such documents and proceedings in connection with such transactions, in form and substance reasonably satisfactory to the Agent and said counsel, as the Agent or said counsel may reasonably request.

          6.1.6  Payment of Fees and Reimbursement of Expenses.
                 ----------------------------------------------

          The Borrower shall have paid or caused to be paid to the Agent for itself (and, as applicable, for the account of the Banks) to the extent not previously paid (i) all fees accrued through the Closing Date set forth in the commitment letter and related fee letter each dated October 15, 1996 and (ii) all costs and expenses for which the Agent and the Banks are entitled to be reimbursed thereunder and under this Agreement, to the extent they have been incurred as of the Closing Date.

          6.1.7  Consents.
                 ---------

          All material consents required to effectuate the transactions contemplated hereby as set forth on Schedule 5.1.12 shall have been obtained.

                6.1.8  Officer's Certificate Regarding MACs.

                Since October 31, 1995 (i) no Material Adverse Change shall have occurred and (ii) there shall have been no material change in the management of the Borrower (except as disclosed to the Banks in a writing referencing this provision); and there shall have been delivered to the Agent for the benefit of each Bank a certificate dated the Closing Date and signed by the Chief Executive Officer, President or Chief Financial Officer of the Borrower to each such effect; provided, however neither the Tender Offer nor the Spin-Off shall be deemed to constitute a Material Adverse Change.

                6.1.9  No Violation of Laws.

                The making of the Loans and issuance of the Letters of Credit shall not contravene any Law applicable to any Loan Party or any of the Banks.

                6.1.10  No Actions or Proceedings.

                No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed against the Borrower, any Subsidiary, the Agent or any Bank or any of their respective officers or directors in their capacity as such before any court, governmental agency or legislative body to enjoin, restrain or prohibit, or to obtain damages in respect of, this Agreement or the other Loan Documents, which, in the Agent's sole discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement or any of the other Loan Documents.

                6.1.11  Insurance Policies; Certificates of Insurance.

                The Borrower shall have delivered to the Agent upon its request evidence acceptable to the Agent that adequate insurance in compliance with
Section 7.1.3 is in full force and effect and that all premiums then due thereon have been paid, together with if requested by the Agent a certified copy of each Loan Party's casualty insurance policy or policies.

                6.1.12  Termination of Existing Debt.

                The Borrower simultaneously shall have terminated the Indebtedness incurred under and paid all amounts owed under the Credit Agreement dated as of August 9, 1996 among the Borrower, the banks parties thereto and Mellon Bank, N.A., as Agent.

                6.1.13  Solvency Certificate.

                The Chief Financial Officer or any other Person specifically authorized by resolution of the Borrower shall certify as to the solvency and capital adequacy of the Borrower after giving effect to the transactions contemplated.

          6.2  Each Additional Loan or Letter of Credit Issuance.

          At the time of making any Loans or issuance of any Letters of Credit other than Loans made or Letters of Credit issued on the Closing Date and after giving effect to the proposed extensions of credit: the representations and warranties of the Borrower contained in Article 5 and in the other Loan Documents shall be true on and as of the date of such additional Loan or Letter of Credit with the same effect as though such representations and warranties had been made on and as of such date (except representations and warranties which expressly relate solely to an earlier date or time, which representations and warranties shall be true and correct on and as of the specific dates or times referred to therein) and the Loan Parties shall have performed and complied with all covenants and conditions hereof; no Event of Default or Potential Default shall have occurred and be continuing or shall exist; the making of the Loans or issuance of such Letter of Credit shall not contravene any Law applicable to any Loan Party or Subsidiary of any Loan Party or any of the Banks; and the Borrower shall have delivered to the Agent, a duly executed and completed Loan Request or application for a Letter of Credit, as the case may be.

          6.3  Syndication.

                6.3.1  Syndication Representation and Warranties.

                On the Syndication Date, the representations and warranties of the Borrower contained in Article 5 and in the other Loan Documents shall be true on and as of such date with the same effect as though such representations and warranties had been made on and as of such date (except representations and warranties which expressly relate solely to an earlier date or time, which representations and warranties shall be true and correct on and as of the specific dates or times referred to therein) and the Loan Parties shall have performed and complied with all covenants and conditions hereof; and no Event of Default or Potential Default shall have occurred and be continuing or shall exist.

                6.3.2  Syndication Documents.

                On the Syndication Date, the Borrower shall deliver to the Agent for the benefit of the Banks (a) an Officer's Certificate dated as of the Syndication Date with respect to the matters set forth in Section 6.3.1 and
Section 6.1.8(i), (b) a Secretary's Certificate dated as of the Syndication
Date with respect to the matters set forth in Section 6.1.2(i) and 6.1.2(ii) and that there have been no changes in the charter documents or bylaws of the Borrower or any other Loan Party since the Closing Date, (c) Notes dated as of the Syndication Date which give effect to the syndication on the Syndication Date of the Revolving Credit Commitments of the Banks which originally executed the Credit Agreement in exchange for the original Notes issued to such Banks,
(d) written opinions of the counsel to the Borrower identified in Section 6.1.4 with respect to such matters as the Agent may request and (e) acknowledgments dated as of the Syndication Date to the Loan Documents in form and substance satisfactory to the Agent.

                6.3.3  Syndication Cooperation

                The Agent, with the Borrower's assistance, will prepare and distribute a Confidential Information Memorandum (the "Memorandum") for the purpose of syndicating the credit facilities provided under this Agreement to financial institutions. The Agent will not distribute the Memorandum to any party that is not subject to a customary confidentiality agreement. The Borrower will use all reasonable efforts to assist the Agent in syndicating the credit facilities, including participating in meetings with potential syndicate members. Until the closing on the initial syndication, , except as otherwise required by Law, the Borrower will not, and will not permit any of its affiliates to, syndicate or issue, attempt to syndicate or issue, announce or otherwise authorize the announcement of the syndication or issuance of, or enter into discussions concerning the syndication of the credit facilities or any other debt facility to be syndicated, in each case without the prior written consent of the Agent, which will not be unreasonably withheld.


                                 7.  COVENANTS
                                     ---------
          7.1  Affirmative Covenants.

          The Borrower covenants and agrees that until payment in full of the Loans and Reimbursement Obligations and interest thereon, expiration or termination of all Letters of Credit, satisfaction of all of the Loan Parties' other Obligations under the Loan Documents and termination of the Revolving Credit Commitments, the Borrower and its Subsidiaries shall comply at all times with each of the following affirmative covenants:

                7.1.1  Preservation of Existence, Etc.

                The Borrower and, except as permitted by Section 7.2.6, each Material Subsidiary shall maintain its corporate existence and its license or qualification and good standing in each jurisdiction in which its ownership or lease of property or the nature of its business makes such license or qualification necessary, except where the failure to be so licensed or qualified would not result in a Material Adverse Change.

                7.1.2  Payment of Liabilities, Including Taxes, Etc.

                Each Loan Party shall, and shall cause each of its Subsidiaries to, duly pay and discharge all liabilities to which it is subject or which are asserted against it, promptly as and when the same shall become due and payable, including all taxes, assessments and governmental charges upon it or any of its properties, assets, income or profits, prior to the date on which penalties attach thereto, except to the extent that such liabilities, including taxes, assessments or charges, are being contested in good faith and by appropriate and lawful proceedings diligently conducted and for which such reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made, but only to the extent that failure to discharge any such liabilities would not result in any additional liability which would adversely affect to a material extent the financial condition of the Loan Parties and their Subsidiaries taken as a whole, provided that the Loan Parties and their Subsidiaries will pay all such liabilities forthwith upon the commencement of proceedings to foreclose any Lien which may have attached as security therefor unless and as long as such proceedings are stayed.

          7.1.3  Maintenance of Insurance.


          Each Loan Party shall, and shall cause each of its Subsidiaries to, insure its properties and assets against loss or damage by fire and such other insurable hazards as such assets are commonly insured (including fire, extended coverage, property damage, workers' compensation, public liability and business interruption insurance) and against other risks (including errors and omissions with respect to directors and officers) in such amounts as similar properties and assets are insured by prudent companies in similar circumstances carrying on similar businesses, and with reputable and financially sound insurers, including self-insurance to the extent customary, for each such Loan Party or Subsidiary of a Loan Party within its respective industry. At the request of the Agent, the Loan Parties shall deliver to the Agent on the Closing Date and annually thereafter an original certificate of insurance signed by the Loan Parties' independent insurance broker describing and certifying as to the existence of the insurance required to be maintained by this Agreement and the other Loan Documents

          7.1.4  Maintenance of Properties and Leases.

          Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain in good repair, working order and condition (ordinary wear and tear excepted) in accordance with the general practice of other businesses of similar character and size, all of those material properties necessary to its business, and from time to time, such Loan Party or such Subsidiary will make or cause to be made all appropriate repairs, renewals or replacements thereof.

          7.1.5  Maintenance of Patents, Trademarks, Etc.

          Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain in full force and effect all patents, trademarks, service marks, trade names, copyrights, licenses, franchises, permits and other authorizations necessary for the ownership and operation of its properties and business if the failure so to maintain the same would constitute a Material Adverse Change.

          7.1.6  Visitation Rights.

          Each Loan Party shall, and shall cause each of its Subsidiaries to, permit any of the officers or authorized employees or representatives of the Agent (at the Borrower's expense) or any of the Banks to visit and inspect any of its properties and to examine and make excerpts from its books and records and discuss its business affairs, finances and accounts with its Authorized Officers, all in such detail as any of the Banks may reasonably request, provided that each Bank shall provide the Borrower and the Agent with reasonable notice prior to any visit or inspection, the Banks shall attempt to reasonably coordinate such requests and all information obtained by any Bank shall be subject to Section 10.12.

          7.1.7  Keeping of Records and Books of Account.

          The Borrower shall, and shall cause each Subsidiary to, maintain and keep proper books and records which will enable the Borrower and its Subsidiaries to issue consolidated and consolidating financial statements in accordance with GAAP and as otherwise required by applicable Laws of any Official Body having jurisdiction over the Borrower or any Subsidiary of the Borrower, and in which full, true and correct entries shall be made in all material respects of all dealings and business and financial affairs on a consolidated and consolidating basis.

          7.1.8  Plans and Benefit Arrangements.

          The Borrower shall, and shall cause each other member of the ERISA Group to, comply with ERISA, the Internal Revenue Code and other applicable Laws applicable to Plans and Benefit Arrangements except where such failure, alone or in conjunction with any other failure, would not result in a Material Adverse Change. Without limiting the generality of the foregoing, the Borrower shall cause all of its Plans and all Plans maintained by any other member of the ERISA Group to be funded in accordance with the minimum funding requirements of ERISA and shall make, and cause each other member of the ERISA Group to make, in a timely manner, all contributions due to Plans, Benefit Arrangements and Multiemployer Plans.

          7.1.9  Compliance with Laws.

          Each Loan Party shall, and shall cause each of its Subsidiaries to, comply with all applicable Laws, including all Environmental Laws, in all respects, provided that it shall not be deemed to be a violation of this Section
7.1.9 if any failure to comply with any Law would not result in fines, penalties, remediation costs, other similar liabilities or injunctive relief which in the aggregate would reasonably be expected to constitute a Material Adverse Change.

          7.1.10  Use of Proceeds.

          The Borrower will use the Letters of Credit and the proceeds of the Loans only for lawful purposes in accordance with Sections 2.9 and the other provisions of this Agreement and such uses shall not contravene any applicable Law or any other provision hereof.

          7.1.11  Subordination of Intercompany Loans.

          Each Loan Party shall cause any Intercompany Loans owed by any Loan Party to the Borrower or any of its Subsidiaries to be subordinated pursuant to the terms of the Master Intercompany Subordination Agreement and evidenced by an Intercompany Note.

          7.1.12 Post-Closing Matters.

          The Borrower shall deliver to the Agent for the benefit of the Banks the documents set forth on Schedule 7.1.12 at the times indicated therein.

          7.1.13  Payment of Intercompany Obligations Related to Intertech

          The Borrower and its Subsidiaries shall settle all obligations owed by them in respect of all Indebtedness owed as of the date of the Spin-Off to Intertech and its Subsidiaries (after the Spin-Off) in a manner (including by set-off to the extent feasible) and within the time period that will enable Intertech and its Subsidiaries to meet its similar obligations in the manner and within the time set forth in the Form 10.

          7.1.14  Interest Rate Protection.

          On or before the earlier of eighteen (18) months after the Closing Date or the Trigger Date, the Borrower shall have entered into an interest rate protection agreement or agreements in each case for a period of at least three years which in the aggregate are in an amount equal to at least 33 1/3% of Consolidated Funded Indebtedness at such time, and with such other terms and conditions as shall be acceptable to the Agent (the "Interest Rate Protection Agreements"). Documentation for the Interest Rate Protection Agreements shall be in a standard International Swap Dealer Association Agreement, and shall not require that any collateral be provided as security for such agreement. As used in this Section 7.1.14, "Trigger Date" means 15 days after the last day of the first thirty (30) consecutive day period in which the Euro-Rate with respect to Loans in Dollars was greater than or equal to at least eight percent (8%) for at least ten (10) days. Notwithstanding the foregoing provisions, if, within the time period set forth herein, the Borrower shall have completed a Qualified Note Placement, the Borrower will be deemed to have satisfied, or partially satisfied, the requirements of this Section 7.1.14 to the extent of the aggregate principal amount of the Notes issued in the Qualified Note Placement.

          7.2  Negative Covenants.

          The Borrower covenants and agrees that until payment in full of the Loans and Reimbursement Obligations and interest thereon, expiration or termination of all Letters of Credit, satisfaction of all of the Loan Parties' other Obligations hereunder and termination of the Revolving Credit Commitments, the Borrower and its Subsidiaries shall comply with each of the following negative covenants:

          7.2.1  Indebtedness.
                 -------------

          The Borrower shall not, and shall not permit any of its Subsidiaries to, at any time create, incur, assume or suffer to exist any Indebtedness, except the following:

               (i)    Indebtedness under the Loan Documents;

               (ii) existing Indebtedness as set forth on Schedule 5.1.24 (including any extensions, amendments or refinancings or renewals thereof, provided there is no increase in the outstanding amount thereof or imposition of additional material obligations therein unless otherwise specified on
                      Schedule 5.1.24);

               (iii) Indebtedness for borrowed money other than under the Loan Documents which does not have covenants that in the judgment of the Agent individually or in the aggregate are more restrictive in any material respect than under the Loan Documents;

               (iv) Indebtedness (to the extent not of a type included in Consolidated Funded Indebtedness) of Domestic Subsidiaries which shall not exceed $5,000,000 in the aggregate, minus the amount of the then outstanding Guaranties referred to in clause (iii) of Section 7.2.3;

                (v) Indebtedness of a Foreign Subsidiary to a Foreign Subsidiary, Indebtedness of a Loan Party to a Foreign Subsidiary or Indebtedness of a Loan Party to a Loan Party;

               (vi) Indebtedness of a Foreign Subsidiary to a Loan Party or Indebtedness of a Foreign Subsidiary to any other Person, provided, that the aggregate of all such Indebtedness, including any Indebtedness of this type set forth on
                      Schedule 5.1.24, does not exceed at any one time outstanding $25,000,000 through fiscal year end 1998, and $30,000,000 thereafter, in each case, minus the amount of the then outstanding Guarantees referred to in clause (iv) of Section 7.2.3;

               (vii) any Indebtedness incurred as part of a Qualified Note Placement; and

               (viii)  any Guarantees permitted by Section 7.2.3.

          7.2.2  Liens; Further Negative Pledges.
                 --------------------------------

          The Borrower shall not, and shall not permit any of its Subsidiaries to, (i) at any time create, incur, assume or suffer to exist any Lien on any of its assets, whether real or personal property or fixtures, tangible or intangible, or now owned or hereafter acquired (the "Assets"), or agree or become liable to do so, except permitted liens, (ii) suffer to exist any indebtedness which if unpaid might by Law or upon bankruptcy or insolvency, or otherwise, be given priority over its general creditors or (iii) at any time, directly or indirectly, enter into any agreement, understanding or other arrangement which purports to restrict in any manner the ability of the Borrower or any of its Subsidiaries to grant security interests or Liens to the Agent for the benefit of the Agent and the Banks with respect to any Asset or Assets of the Borrower or any of its Subsidiaries that have not theretofore been encumbered or made subject to the grant of a security interest in favor of or for the benefit of the Agent and the Banks; provided however that a written agreement of a type described in the preceding clause (iii) containing terms satisfactory to the Agent may be entered into by one or more of the Borrower or any of its Subsidiaries in favor of the note purchasers in a Qualified Note Placement that is privately placed.

          7.2.3  Guaranties.
                 -----------

          The Borrower shall not, and shall not permit any of its Subsidiaries to, at any time, directly or indirectly, become liable in respect of any Guaranty, except for: (i) Guaranties of Indebtedness of the Loan Parties under the Loan Documents; (ii) Guaranties of Indebtedness of Foreign Subsidiaries which Indebtedness constitutes Consolidated Funded Indebtedness; (iii) Guaranties by the Borrower or any of its Domestic Subsidiaries not included in clause (i) or (ii) above so long as the liability of the Borrower and its Domestic Subsidiaries thereunder does not exceed in the aggregate at any time outstanding $3,000,000; and (iv) Guaranties by Foreign Subsidiaries not included in clauses (i) or (ii) above so long as the liability of the Foreign Subsidiaries thereunder does not exceed in the aggregate at any time outstanding $5,000,000.

          7.2.4  Loans and Investments.
                 ----------------------

          The Borrower shall not, and shall not permit any of its Subsidiaries to, at any time make or suffer to remain outstanding any loan or advance to, or purchase, acquire or own any stock, bonds, notes or securities of, or any equity interest in, or any other investment or interest in, or make any capital contribution to, any other Person, or agree, become or remain liable to do any of the foregoing, except as set forth on Schedule 7.2.4 and:

               (i) trade credit extended on usual and customary terms in the ordinary course of business;

               (ii) advances to employees to meet expenses incurred by such employees in the ordinary course of business;

               (iii)  Permitted Cash Equivalent Investments;

               (iv) investments in Foreign Subsidiaries by Loan Parties so long as the aggregate outstanding amount of such investments permitted by this Section 7.2.4(iv) (excluding Indebtedness of Foreign Subsidiaries to Loan Parties permitted by Section 7.2.1(vi), Indebtedness of Foreign Subsidiaries to Loan Parties set forth on Schedule 7.2.1, and investments which arise and exist as part of a Loan Party's permitted acquisition pursuant to Section 7.2.6) does not exceed at any one time $7,500,000;

               (v)    investments in other Loan Parties;

               (vi)   investments in Foreign Subsidiaries by Foreign
                      Subsidiaries;

               (vii) liquidations, mergers, consolidations and acquisitions permitted by Section 7.2.6, provided, that in the case of a Foreign Subsidiary making an acquisition, after giving effect thereto, the aggregate investments in Foreign Subsidiaries by Loan Parties does not exceed the amount permitted by clause (iv) above;

               (viii) capital expenditures made in the ordinary course of business;

               (ix)   investments permitted by clause (y) of Section 7.2.9; and

               (x) debt securities having maturities no longer than 6 months in an aggregate amount not exceeding $2,500,000 at any one time;

provided, however, in no event shall the aggregate investments made by the Loan Parties after the date hereof of the types described in clauses (vii) and (ix) above exceed $20,000,000.

          7.2.5  Dividends and Related Distributions.
                 ------------------------------------

          During the first two years after the Closing Date, the Borrower shall not, and shall not permit any of its Subsidiaries to, declare, make or pay, or agree to become or remain liable to make or pay, any dividend or other distribution of any nature (whether in cash, property, securities or otherwise) on account of or in respect of its shares of capital stock or partnership or other equity interests on account of the purchase, redemption, retirement or acquisition of its shares of capital stock (or warrants, options or rights therefor) or partnership or other equity interests, except:

               (i) dividends or other distributions payable to another Loan Party or Subsidiary;

               (ii)  dividends made by the Borrower described in Section 7.1.13;

               (iii) stock repurchases made by the Borrower for the purpose of utilization in employee benefit plans in the amount of $3,000,000 in each of the first two fiscal years after the Closing Date, provided that the aggregate stock repurchases in such years does not exceed $5,000,000.

          7.2.6  Liquidations, Mergers, Consolidations, Acquisitions.
                 ----------------------------------------------------

          The Borrower shall not, and shall not permit any of its Subsidiaries to, dissolve, liquidate or wind-up its affairs, or become a party to any merger or consolidation, or acquire by purchase, lease or otherwise all or substantially all of the assets, capital stock, or equity interests of any other Person except, subject in each case to Section 7.2.7, as follows:

               (i) the Borrower may acquire by merger (provided the Borrower is thereafter a Qualified Survivor), or may acquire the capital stock or other equity interests of or in, or may acquire all or a portion of the assets of (including as a result of a liquidation or dissolution of), any existing Subsidiary of the Borrower;

               (ii) any Domestic Subsidiary may acquire by merger (provided the survivor is a Qualified Survivor), or may acquire the capital stock or other equity interests of or in, or may acquire all or a portion of the assets of (including as a result of a liquidation or dissolution of), any other existing Domestic Subsidiary or any existing Foreign Subsidiary;

               (iii) any Foreign Subsidiary may acquire by merger (provided the survivor is a Qualified Survivor), or may acquire the capital stock or other equity interests of or in, or may acquire all or a portion of the assets of (including as a result of a liquidation or dissolution of), any other existing Foreign Subsidiary;

               (iv) each of the Borrower and its Subsidiaries may make Acquisitions of Persons (other than the Borrower or an existing Subsidiary of the Borrower) that are in the same or a similar line of business then being conducted by the Borrower or any of its Subsidiaries provided the survivor is a Qualified Survivor and provide further that immediately after giving effect to any such Acquisition the aggregate Consideration paid or given by the Borrower or any of its Subsidiaries with respect to all Acquisitions then made by the Borrower and its Subsidiaries pursuant to this clause (iv) does not exceed on a cumulative basis $20,000,000 minus the cumulative Consideration paid or given by the Borrower and its Subsidiaries since the Closing Date to acquire interests in Joint Ventures as permitted by Section 7.2.9; and

provided, however, that any Acquisition permitted in clause (iv) above shall be permitted only if

                     (A) both immediately before and after the consummation of the transaction there exists no Event of Default or Potential Default,

                     (B) the Borrower is in compliance with its representations, warranties and covenants hereunder after giving effect to the transaction,

                     (C) if the transaction involves Consideration greater than $1,000,000, the Borrower shall have computed the Leverage Ratio (in the manner required in the definition thereof) as of the date (the "Transaction Date") of such transaction and there shall be an adjustment of the fees and interest rates effective on the Transaction Date if the Leverage Ratio Status changes on such date, and

                     (D) there was delivered to the Agent no later than five (5) Business Days after the Transaction Date a certificate in the form of Exhibit 7.2.6 (the "Transaction Notice Certificate") executed by an Executive Officer of the Borrower certifying as to compliance with the foregoing clauses (A), (B) and (C) above;

          7.2.7  Dispositions of Assets or Subsidiaries
                 --------------------------------------

          The Borrower shall not, and shall not permit any of its Subsidiaries to, sell, convey, assign, lease, spin-off as an in-kind dividend distribution, abandon or otherwise transfer or dispose of, voluntarily or involuntarily, any of its properties or assets, tangible or intangible (including sale, assignment, discount or other disposition of accounts, contract rights, chattel paper, equipment or general intangibles with or without recourse or of capital stock, partnership interests or other equity interests issued by a Subsidiary of the Borrower, except as permitted by Section 7.2.6 and except as follows:

               (i) transactions involving the sale of inventory in the ordinary course of business;

               (ii) any sale, transfer or lease or abandonment of assets in the ordinary course of business which are no longer necessary or required in the conduct of the Borrower's or such Subsidiary's business;

               (iii) any sale, transfer or lease of assets (x) by any Domestic
                     Subsidiary to another Loan Party, (y) by any Foreign Subsidiary directly owned by one or more Loan Parties to another Foreign Subsidiary or another Loan Party or (z) by any Foreign Subsidiary that is not directly owned by one or more Loan Parties to a Foreign Subsidiary or another Loan Party;

               (iv) the discounting, assigning or sale of accounts receivable of the Japanese Foreign Subsidiary in connection with Indebtedness incurred in the ordinary course of business by such Foreign Subsidiary for working capital in Japan;

               (v) any licensing of intellectual property in the ordinary course of business; and

               (vi) any sale of assets, other than those specifically excepted pursuant to clauses (i) through (v) above, provided that upon the closing thereof the present value of the Consideration to be received by the seller in respect of the sale together with all such Consideration in respect of all other sale transactions pursuant to this clause (vi) consummated on and after the Closing Date does not exceed $10,000,000 in the aggregate;

provided, however, that no transactions identified in clause (vi) above shall be permitted unless:

                     (A) both immediately before and after the consummation of the transaction there exists no Event of Default or Potential Default,

                     (B) the Borrower is in compliance with its representations, warranties and covenants hereunder after giving effect to the transaction,

                     (C) in the event the proposed transaction is for Consideration in excess of $1,000,000, the Borrower shall have computed the Leverage Ratio (in the manner required in the definition thereof) as of the date (the "Transaction Date") of such transaction and there shall be an adjustment of the fees and interest rates effective on the Transaction Date if the Leverage Ratio Status changes on such date, and

                     (D) there was delivered to the Agent no later than five (5) Business Days after the Transaction Date a Transaction Notice Certificate executed by an Executive Officer of the Borrower certifying as to compliance with the foregoing clauses (A), (B) and (C) above.


          7.2.8  Affiliate Transactions.
                 -----------------------

          Except as set forth on Schedule 7.2.8 the Borrower shall not, and shall not permit any of its Subsidiaries to, enter into or carry out any transaction with any of its Affiliates (including purchasing property or services from or selling property or services to any Affiliate of any Loan Party or other Person other than the Borrower or any of its Subsidiaries) unless such transaction is not otherwise prohibited by this Agreement and, is entered into in the ordinary course of business upon fair and reasonable arm's-length terms and conditions or is approved by independent Directors of the Borrower's Board of Directors or an appropriate committee thereof as being upon fair and reasonable arm's length terms and conditions (including without limitation employment arrangements with any Executive Officer of the Borrower or any Subsidiary), all of which are fully disclosed to the Agent and are in accordance with all applicable Law.

          7.2.9  Subsidiaries, Partnerships and Joint Ventures.
                 ----------------------------------------------

          The Borrower shall not, and shall not permit any of its Subsidiaries to, own or create directly or indirectly any Subsidiaries other than (i) any Domestic Subsidiary which has joined the Master Guaranty Agreement, as Guarantor, on the date required pursuant to Section 10.18, as applicable and joined the Master Intercompany Subordination Agreement, (ii) any Foreign Subsidiary which is directly owned by the Borrower and/or one or more Domestic Subsidiaries; and (iii) any Foreign Subsidiary which is directly owned by one or more Foreign Subsidiaries. Each of the Borrower and its Subsidiaries shall not become or agree to become or permit any of its Subsidiaries to become a general or limited partner in any general or limited partnership or a joint venturer in any Joint Venture or a member in any limited liability company other than solely with Persons who are or pursuant to such transaction will become either a Subsidiary of the Borrower or a Joint Venture, provided that the cumulative aggregate Consideration paid on and after the Closing Date to acquire interests in Joint Ventures shall not exceed $5,000,000 and when aggregated with Acquisitions permitted pursuant to clause (iv) of
Section 7.2.6 shall not exceed $20,000,000, and provided further that the Borrower and its Subsidiaries may be general or limited partners in other Loan Parties.

          7.2.10  Continuation of or Change in Business.
                  --------------------------------------

          The Borrower shall not, and shall not permit any of its Subsidiaries to, engage in any business other than substantially those businesses as conducted and operated by the Borrower and its Subsidiaries on the Closing Date and those businesses reasonably related thereto.

          7.2.11  Plans and Benefit Arrangements.
                  -------------------------------

          The Borrower shall not, and shall not permit any of its Subsidiaries to:

               (i) fail to satisfy the minimum funding requirements of ERISA and the Internal Revenue Code with respect to any Plan where such would result in a Material Adverse Change;

               (ii) request a minimum funding waiver from the Internal Revenue Service with respect to any Plan;

               (iii) engage in a Prohibited Transaction with any Plan, Benefit
                     Arrangement or Multiemployer Plan which, alone or in conjunction with any other circumstances or set of circumstances resulting in liability under ERISA, would constitute a Material Adverse Change;

                (iv) permit the aggregate actuarial present value of all benefit liabilities (whether or not vested) under the Plans, determined on an ongoing basis, as disclosed in the most recent actuarial report completed with respect to each such Plan, to exceed, as of any actuarial valuation date, 120% of the fair market value of the assets of such Plans;

                        (v) fail to make when due any contribution to any Multiemployer Plan that the Borrower or any member of the ERISA Group may be required to make under any agreement relating to such Multiemployer Plan, or any Law pertaining thereto where such would result in a Material Adverse Change;

                        (vi) withdraw (completely or partially) from any Multiemployer Plan or withdraw (or be deemed under Section 4062(e) of ERISA to withdraw) from any Multiple Employer Plan, where any such withdrawal would result in a material liability of the Borrower or any member of the ERISA Group;

                        (vii) terminate, or institute proceedings to terminate, any Plan, where such termination would result in a material liability to the Borrower or any member of the ERISA Group;

                        (viii) make any amendment to any Plan with respect to
                               which security is required under Section 307 of ERISA; or

                        (ix) fail to give any and all notices and make all disclosures and governmental filings required under ERISA or the Internal Revenue Code, where such failure would result in a Material Adverse Change.

                7.2.12  Fiscal Year.
                        ------------
                The Borrower shall not, and shall not permit any Subsidiary of the Borrower to, change its fiscal year from the fiscal year ending on October 31 each year.

                7.2.13  Issuance of Stock.
                        ------------------

                The Borrower shall not, and shall not permit any of its Subsidiaries to, issue any additional shares of its capital stock or any options, warrants or other rights in respect thereof other than to another Loan Party or Subsidiary of a Loan Party or to a Person which becomes a Loan Party or Subsidiary of a Loan Party, including as a result thereof. Notwithstanding the foregoing, nothing contained herein shall prohibit the Borrower from issuing shares of its capital stock or other equity interests of the Borrower.

                7.2.14  Changes in Organizational Documents.
                        ------------------------------------

                Except as permitted by Section 7.2.6, the Borrower shall not, and shall not permit any of its Subsidiaries to, amend in any respect its certificate of incorporation (including any provisions or resolutions relating to capital stock), by-laws or other organizational documents without providing at least five (5) calendar days' prior written notice to the Agent and the Banks and, in the event such change would be adverse to the Banks as determined by the Required Banks in their sole discretion, obtaining the prior written consent of the Required Banks.

                7.2.15  Minimum Fixed Charge Coverage Ratio.
                        ------------------------------------

               The Borrower shall not permit the Fixed Charge Coverage Ratio to be less than the following:

                        (i) 1.25 to 1.00 with respect to the relevant period ending on October 31, 1996, and January 31, April 30, and July 31, 1997; or

                        (ii) 1.50 to 1.00 with respect to each period of
                             determination ending on or after October 31, 1997.

                7.2.16  Maximum Leverage Ratio.
                        ----------------------
                The Borrower shall not permit at any time during the respective periods set forth below the Leverage Ratio to be greater than as follows:

DATES                                                   RATIO
-----                                                   -----
Closing Date through October 30,1997:                   3.25 to 1.00
October 31, 1997 through October 30, 1999:               3.00 to 1.00
October 31, 1999 and thereafter:                        2.50 to 1.00

                7.2.17  Minimum Consolidated Net Worth.
                        ------------------------------

              The Borrower shall not permit at any time Consolidated Net Worth to be less than the Base Net Worth.

                7.2.18  Amendments to Certain Documents.
                        -------------------------------

                The Borrower shall not permit, without the prior written consent of the Required Banks, any material amendment, waiver or modification to any document, indenture, agreement or instrument evidencing any Indebtedness set forth on Schedule 5.1.24 except for amendments, waivers or modifications to provisions which do not change or otherwise affect the terms of such agreements or instruments in a material manner.

                7.2.19  No Prepayment of Existing Indebtedness.

                The Borrower shall not permit the prepayment, directly or indirectly (including without limitation on the foregoing any purchase of one or more of the notes issued thereunder or any interest or participation in any such notes), prior to the stated maturity thereof of any principal of any Indebtedness set forth on section 1 of Schedule 5.1.24 or any notes issued in a Qualified Note Placement.

                7.3  Reporting Requirements.

                The Borrower covenants and agrees that until payment in full of the Loans and Reimbursement Obligations and interest thereon, expiration or termination of all Letters of Credit, satisfaction of all of the Loan Parties' other Obligations hereunder and under the other Loan Documents and termination of the Revolving Credit Commitments, the Borrower will furnish or cause to be furnished to the Agent for itself and on behalf of each of the Banks (wherever referenced in Section 7.3, the term "consolidating" is limited to consolidating information on a basis consistent with current accounting practices of the Borrower):

                7.3.1  Quarterly Financial Statements.

                As soon as available and in any event within forty-five (45) calendar days after the end of each of the first three fiscal quarters in each fiscal year, financial statements of the Borrower, consisting of a consolidated and consolidating balance sheet as of the end of such fiscal quarter and related consolidated and consolidating statements of income, stockholders' equity and cash flows for the fiscal quarter then ended and the fiscal year through that date, all in reasonable detail and certified (subject to normal year-end audit adjustments) by the Chief Executive Officer, President or Chief Financial Officer of the Borrower as having been prepared in accordance with GAAP and as to fairness of presentation, consistently applied, and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year.

                7.3.2  Annual Financial Statements.

                As soon as available and in any event within ninety (90) calendar days after the end of each fiscal year of the Borrower, consolidated and consolidating financial statements of the Borrower consisting of a consolidated and consolidating balance sheet as of the end of such fiscal year, and related consolidated and consolidating statements of income, stockholders' equity and cash flows for the fiscal year then ended, all in reasonable detail and setting forth in comparative form the financial statements as of the end of and for the preceding fiscal year, and with respect to the consolidated statements, certified by independent certified public accountants of nationally recognized standing reasonably satisfactory to the Agent. The certificate or report of accountants shall be free of qualifications (other than any consistency qualification that may result from a change in the method used to prepare the financial statements as to which such accountants concur) and shall be accompanied by a letter or report of such accountants addressed to the Agent for the benefit of the Banks confirming the Borrower's calculations with respect to the certificate to be delivered pursuant to Section 7.3.3 with respect to such financial statements.

                7.3.3  Certificate of the Borrower.
                       ----------------------------

                Concurrently with the financial statements of the Borrower furnished to the Agent and to the Banks pursuant to Sections 7.3.1 and 7.3.2, a certificate of the Borrower signed by the Chief Executive Officer, President or Chief Financial Officer of the Borrower, in the form of Exhibit 7.3.3, to the effect that, except as described pursuant to Section 7.3.4, (i) the representations and warranties contained in Article 5 and in the other Loan Documents are true on and as of the date of such certificate with the same effect as though such representations and warranties had been made on and as of such date (except representations and warranties which expressly relate solely to an earlier date or time) and the Borrower has performed and complied in all material respects with all covenants and conditions hereof, (ii) no Event of Default or Potential Default exists and is continuing on the date of such certificate and (iii) containing calculations in sufficient detail to demonstrate compliance as of the date of such financial statements with all financial covenants contained in Section 7.2.

                7.3.4  Notice of Default.
                       ------------------

                Promptly after any Executive Officer of any Loan Party has learned of the occurrence of an Event of Default or Potential Default, a certificate signed by the Chief Executive Officer, President or Chief Financial Officer of such Loan Party setting forth the details of such Event of Default or Potential Default and the action which the such Loan Party proposes to take with respect thereto.

                7.3.5  Notice of Litigation.
                       ---------------------

                Promptly after the commencement thereof, notice of all actions, suits, proceedings or investigations before or by any Official Body or any other Person against any Loan Party or Subsidiary of any Loan Party which involve a claim or series of uninsured claims (provided that a claim shall be deemed to be uninsured unless the insurance company is a reputable insurance company and has acknowledged that the claim is covered by the applicable insurance policy without any reservation to challenge the applicability thereof) in excess of $5,000,000 or which if adversely determined would reasonably be expected to constitute a Material Adverse Change.

                7.3.6  Budgets, Forecasts, Other Reports and Information.
                       --------------------------------------------------

                Promptly upon their becoming available to any Loan Party:

                        (i) a summary (in detail reasonably satisfactory to the
                            Agent) of the consolidated annual operating budget of the

                                Borrower, which shall be (x) certified by the Chief Financial Officer of the Borrower as having been prepared in accordance with reasonable assumptions and (y) supplied not later than the end of the first quarter of the fiscal year to which such budget pertains;

                        (ii) any reports, notices or proxy statements generally distributed by the Borrower to its stockholders on a date no later than the date supplied to such stockholders;

                        (iii) regular or periodic reports, including Forms 10-K, 10-Q and 8-K, registration statements and prospectuses, as may be filed by the Borrower with the Securities and Exchange Commission;

                        (iv) a copy of any order in any proceeding to which the Borrower or any of its Subsidiaries is a party issued by any Official Body, which order, if carried out, reasonably would be expected to result in a Material Adverse Change; and

                        (v) such other reports and information as any of the Banks may from time to time reasonably request. The Loan Parties shall also notify the Banks promptly of the enactment or adoption of any Law which reasonably would be expected to result in a Material Adverse Change.

                7.3.7  Notices Regarding Plans and Benefit Arrangements.
                       -------------------------------------------------

                    7.3.7.1   Certain Events.
                              ---------------

                        Promptly upon becoming aware of the occurrence thereof, notice (including the nature of the event and, when known, any action taken or threatened by the Internal Revenue Service or the PBGC with respect thereto) of:

                        (i) any Reportable Event with respect to the Borrower or any other member of the ERISA Group (regardless of whether the obligation to report said Reportable Event to the PBGC has been waived),

                        (ii) any Prohibited Transaction which could subject the
                             Borrower or any other member of the ERISA Group to a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Internal Revenue

                           Code in connection with any Plan, any Benefit Arrangement or any trust created thereunder,

                    (iii) any assertion of material withdrawal liability with respect to any Multiemployer Plan,

                    (iv) any partial or complete withdrawal from a Multiemployer Plan by the Borrower or any other member of the ERISA Group under Title IV of ERISA (or assertion thereof), where such withdrawal is likely to result in material withdrawal liability,

                    (v) any cessation of operations (by the Borrower or any other member of the ERISA Group) at a facility in the circumstances described in Section 4063(e) of ERISA,

                    (vi) withdrawal by the Borrower or any other member of the ERISA Group from a Multiple Employer Plan,

                    (vii) a failure by the Borrower or any other member of the ERISA Group to make a payment to a Plan required to avoid imposition of a Lien under Section 302(f) of ERISA,

                    (viii) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to
                           Section 307 of ERISA, or

                    (ix) any change in the actuarial assumptions or funding methods used for any Plan, other than those required by GAAP, where the effect of such change is to materially increase or materially reduce the unfunded benefit liability or obligation to make periodic contributions.

                    7.3.7.2  Notices of Involuntary Termination and Annual
                             Reports.

                   Promptly after receipt thereof, copies of (a) all notices received by the Borrower or any other member of the ERISA Group of the PBGC's intent to terminate any Plan administered or maintained by the Borrower or any member of the ERISA Group, or to have a trustee appointed to administer any such Plan; and (b) at the request of the Agent or any Bank each annual report (IRS Form 5500 series) and all accompanying schedules, the most recent actuarial reports, the most recent financial information concerning the financial status of each Plan administered or maintained by the Borrower or any other member of the ERISA Group, and schedules showing the amounts contributed to each such Plan by or on behalf of the

Borrower or any other member of the ERISA Group in which any of their personnel participate or from which such personnel may derive a benefit, and each Schedule B (Actuarial Information) to the annual report filed by the Borrower or any other member of the ERISA Group with the Internal Revenue Service with respect to each such Plan.

                    7.3.7.3  Notice of Voluntary Termination.

                    Promptly upon the filing thereof, copies of any Form 5310, or any successor or equivalent form to Form 5310, filed with the PBGC in connection with the termination of any Plan.

                                  8.  DEFAULT

          8.1  Events of Default.

          An Event of Default shall mean the occurrence or existence of any one or more of the following events or conditions (whatever the reason therefor and whether voluntary, involuntary or effected by operation of Law):

               8.1.1  Payments Under Loan Documents.

               The Borrower shall fail to pay when due any principal of any Loan (including scheduled installments, mandatory prepayments or the payment due at maturity) or any Reimbursement Obligations or shall fail to pay within two (2) Business Days when due any interest on any Loan or on any Reimbursement Obligations or any other amount owing hereunder or under the other Loan Documents after such principal, interest or other amount becomes due in accordance with the terms hereof or thereof;

               8.1.2  Breach of Warranty.

               Any representation or warranty made or deemed made at any time by any of the Loan Parties herein or by any of the Loan Parties in any other Loan Document, or in any certificate, other instrument or statement furnished pursuant to the provisions hereof or thereof, shall prove to have been false or misleading in any material respect as of the time it was made or deemed made or furnished;

               8.1.3  Breach of Negative Covenants and Sections 7.1.12 or
                      7.1.14.

               The Borrower shall default in the observance or performance of any covenant contained in Section 7.2 or the covenants contained in Sections
7.1.12 or 7.1.14;

               8.1.4  Breach of Other Covenants.

               Any of the Loan Parties shall default in the observance or performance of any other covenant, condition or provision hereof or of any other Loan Document and such default shall continue unremedied for a period of thirty
(30) Business Days after any Executive Officer of the Borrower becomes aware of the occurrence thereof (such grace period to be applicable only in the event such default can be remedied by corrective action of the Loan Parties as determined by the Agent in its sole discretion);

               8.1.5  Defaults in Other Agreements or Indebtedness.

               If a breach, default or event of default shall occur at any time under the terms of any other agreement involving borrowed money or the extension of credit or any other Indebtedness under which any Loan Party or Subsidiary of any Loan Party may be obligated as a borrower or guarantor in excess of $5,000,000 in the aggregate and such breach, default or event of default consists of the failure to pay (beyond any period of grace permitted with respect thereto,) any Indebtedness when due (whether at stated maturity, by acceleration or otherwise) or such breach or default permits or causes the acceleration of any Indebtedness or the termination of any commitment to lend; provided, however, that no default shall exist under this Section 8.1.5 if any such breach, default or event of default described herein is waived in a manner that fully cures or eliminates such breach, default or event of default, except that if (i) such waiver is with respect to a breach, default or event of default arising under the agreement in question which is the result of (A) the failure by the Borrower or any Loan Party to (1) make any payments of principal or interest under such agreement when due thereunder or (2) comply with any financial covenants set forth in such agreement or (B) any representation or warranty made by the Borrower or any Loan Party in such agreement proving to be false or misleading in any material respect at the time such representation or warranty was made or deemed made, or (ii) the Indebtedness under such agreement actually is accelerated as a result of such breach, default or event of default, then a default shall exist under this Section 8.1.5, notwithstanding any waiver described herein or rescission of acceleration.

               8.1.6  Final Judgments or Orders.

               Any final judgments or orders for the payment of money in excess of $5,000,000 in the aggregate shall be entered against any Loan Party by a court having jurisdiction in the premises, which judgment either (i) is not discharged, vacated, bonded or stayed pending appeal within a period of sixty
(60) days from the date of entry, or (ii) is not fully insured (provided that a judgment shall be deemed to be uninsured unless the insurance company is a reputable insurance company and has acknowledged that the judgment is covered by the applicable insurance policy without any reservation to challenge the applicability thereof) or the Borrower or any of its Subsidiaries' assets having a value on its respective books in excess of $5,000,000 in the aggregate are attached, seized, levied upon or subjected to a writ or distress warrant; or such come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors and the same is not cured within sixty
(60) days thereafter;

               8.1.7  Loan Document Unenforceable.

               Any of the Loan Documents shall cease to be legal, valid and binding agreements enforceable against the party executing the same or such party's successors and assigns (as permitted under the Loan Documents) in accordance with the respective terms thereof or shall in any way be terminated (except in accordance with its terms) or become or be declared ineffective or inoperative or shall in any way be challenged or contested;

               8.1.8  Notice of Lien or Assessment.

               A notice or notices of Lien or assessment in excess of $5,000,000 in the aggregate which are not Permitted Liens are filed of record with respect to all or any part of any of the Borrower's or any of its Subsidiaries' assets by the United States, or any department, agency or instrumentality thereof, or by any state, county, municipal or other governmental agency, including the PBGC, or if any taxes or debts owing at any time or times hereafter to any one of these becomes payable and the same is not paid within sixty (60) days after the same becomes payable (unless the validity or amount thereof is being contested in good faith by appropriate and lawful proceedings diligently conducted so long as levy and execution thereon have been stayed and continue to be stayed);

               8.1.9  Insolvency.

               The Borrower, any Material Subsidiary, or one or more other Subsidiaries of the Borrower which individually or in the aggregate represent more than five percent (5%) of the book value of the consolidated assets of the Borrower and its Subsidiaries, ceases to be able to pay its debts as they become due, admits in writing its inability to pay its debts as they mature or is no longer Solvent;

               8.1.10  Events Relating to Plans and Benefit Arrangements.

               Any of the following occurs: (i) any Reportable Event, which the Agent and the Required Banks determine in good faith constitutes grounds for the termination of any Plan by the PBGC or the appointment of a trustee to administer or liquidate any Plan, shall have occurred and be continuing; (ii) proceedings shall have been instituted or other action taken to terminate any Plan, or a termination notice shall have been filed with respect to any Plan;
(iii) a trustee shall be appointed to administer or liquidate any Plan; (iv) the PBGC shall give notice of its intent to institute proceedings to terminate any Plan or Plans or to appoint a trustee to administer or liquidate any Plan; and, in the case of the occurrence of (i), (ii), (iii) or (iv) above, the Agent determines in good faith that the amount of the Borrower's liability is likely to exceed 10% of its Consolidated Net Worth; (v) the Borrower or any member of the ERISA Group shall fail to make any contributions when due to a Plan or a Multiemployer Plan; (vi) the Borrower or any other member of the ERISA Group shall make any amendment to a Plan with respect to which security is required under Section 307 of ERISA; (vii) the Borrower or any other member of the ERISA Group shall withdraw completely or partially from a Multiemployer Plan; (viii) the Borrower or any other member of the ERISA Group shall withdraw (or shall be deemed under Section 4062(e) of ERISA to withdraw) from a Multiple Employer Plan; or (ix) any applicable Law is adopted, changed or interpreted by any Official Body with respect to or otherwise affecting one or more Plans, Multiemployer Plans or Benefit Arrangements and, with respect to any of the events specified in (v), (vi),
(vii), (viii) or (ix), the Agent and the Required Banks determine in good faith that any such occurrence would be reasonably likely to materially and adversely affect the total enterprise represented by the Borrower and the other members of the ERISA Group;

               8.1.11  Cessation of Business.

               Except as permitted by Section 7.2.6 or Section 7.2.7, the Borrower, any Material Subsidiary or one or more other Subsidiaries of the Borrower which individually or in the aggregate represent more than five percent (5%) of the book value of the consolidated assets of the Borrower and its Subsidiaries, ceases to conduct its or their business as contemplated or such Person or Persons are enjoined, restrained or in any way prevented by court order from conducting all or any material part of their respective business and such injunction, restraint or other preventive order is not dismissed within thirty (30) days after the entry thereof;

               8.1.12  Change of Control.

              (i) Any person or group of persons (within the meaning of Section 13(a) or 14(a) of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act)of 20% or more of the voting capital stock of the Borrower; or (ii) within a period of twelve (12) consecutive calendar months, individuals who were directors on the board of directors of the Borrower on the first day of such period together with any directors whose election by such board of directors or whose nomination for election by the shareholders was approved by a vote of the majority of the directors then in office shall cease to constitute a majority of the board of directors of the Borrower;

               8.1.13  Involuntary Proceedings.

               An Insolvency Proceeding shall have been instituted by a Person other than the Borrower or any of its Subsidiary in a court having jurisdiction in the premises seeking a decree or order for relief in respect of the Borrower or any of its Subsidiary, and such proceeding shall remain undismissed or unstayed and in effect for a period of sixty (60) consecutive days or such court shall enter a decree or order granting any of the relief sought in such proceeding; unless in the case of any Subsidiary that is not a Borrower or a Material Subsidiary, the same would not be a Material Adverse Change;

                8.1.14  Voluntary Proceedings.

                A Borrower or any Material Subsidiary shall, or if it would be a Material Adverse Change any other Subsidiary shall, commence a voluntary Insolvency Proceeding, or shall fail generally to pay its debts as they become due, or shall take any action in furtherance of any of the foregoing.

                8.1.15  Material Adverse Change.

                There shall have occurred a Material Adverse Change.

          8.2   Consequences of Event of Default.

                8.2.1 Events of Default Other Than Bankruptcy, Insolvency or Reorganization Proceedings.

                If an Event of Default specified under Sections 8.1.1 through
8.1.12 shall occur and be continuing, the Banks and the Agent shall be under no further obligation to make Loans or issue Letters of Credit, as the case may be, and the Agent may, and upon the request of the Required Banks, shall (i) by written notice to the Borrower, terminate the Revolving Credit Commitments, declare the unpaid principal amount of the Notes and all Reimbursement Obligations then outstanding and all interest accrued thereon, any unpaid fees and all other indebtedness of the Borrower to the Banks hereunder and thereunder to be forthwith due and payable, and the same shall thereupon become and be immediately due and payable to the Agent for the benefit of each Bank without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, and (ii) require the Borrower to, and the Borrower shall thereupon, deposit in a non-interest bearing account with the Agent, as cash collateral for its Obligations under the Loan Documents, an amount equal to the maximum amount currently or at any time thereafter available to be drawn on all outstanding Letters of Credit, and the Borrower hereby pledges to the Agent and the Banks, and grants to the agent and the banks a security interest in, all such cash as security for such Obligations. Upon the curing of all existing Events of Default to the satisfaction of the Required Banks, the Agent shall return such cash collateral to the Borrower;

                8.2.2  Bankruptcy, Insolvency or Reorganization Proceedings.

                If an Event of Default specified under Section 8.1.13 or 8.1.14 shall occur, the Revolving Credit Commitments shall automatically terminate, the Banks shall make no Loans hereunder and the unpaid principal amount of the Notes, and all Reimbursement Obligations then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of the Borrower to the Banks hereunder and thereunder shall be immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived;

                8.2.3  Set-off.

                If an Event of Default shall occur and be continuing, any Bank to whom any Obligation is owed by any Loan Party hereunder or under any other Loan Document or any participant of such Bank which has agreed in writing to be bound by the provisions of Section 9.13 and any branch, Subsidiary or Affiliate of such Bank or participant anywhere in the world shall have the right, subject to the approval of the Required Banks, in addition to all other rights and remedies available to it, to set off against and apply to the then unpaid balance of all the Loans and all other Obligations of the Borrower and the other Loan Parties hereunder or under any other Loan Document any debt owing to, and any other funds held in any manner for the account of, the Borrower or such other Loan Party by such Bank or participant or by such branch, Subsidiary or Affiliate, including all funds in all deposit accounts (whether time or demand, general or special, provisionally credited or finally credited, or otherwise) now or hereafter maintained by the Borrower or such other Loan Party for its own account (but not including funds held in custodian or trust accounts) with such Bank or participant or such branch, Subsidiary or Affiliate; provided, however, that the Agent shall use reasonable, good faith efforts to notify the applicable Loan Party of the exercise of such right of set-off as soon as possible after such exercise. Such right shall exist whether or not any Bank or the Agent shall have made any demand under this Agreement or any other Loan Document, whether or not such debt owing to or funds held for the account of the Borrower or such other Loan Party is or are matured or unmatured and regardless of the existence or adequacy of any collateral, any Guaranty or any other security, right or remedy available to any Bank or the Agent;

                8.2.4  Suits, Actions, Proceedings.

                If an Event of Default shall occur and be continuing, and whether or not the Agent shall have accelerated the maturity of Loans pursuant to any of the foregoing provisions of this Section 8.1.15, the Agent or any Bank, with the approval of the Required Banks, if owed any amount with respect to the Notes, may proceed to protect and enforce its rights by suit in equity, action at law and/or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement or the Notes, including as permitted by applicable Law the obtaining of the ex parte appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Agent or such Bank;

                8.2.5  Application of Proceeds.

                From and after the date on which the Agent has taken any action pursuant to this Section 8.1.15 and until all Obligations of the Loan Parties have been paid in full, any and all proceeds received by the Agent from any sale or other disposition of any collateral, or any part thereof, the exercise of any other remedy by the Agent, shall be applied as follows:

                    (i) first, to reimburse the Agent and the Banks for reasonable out-of-pocket costs, expenses and disbursements, including reasonable attorneys' and paralegals' fees and legal expenses, incurred by the Agent or the Banks in connection with realizing on any collateral or collection of any Obligations of any of the Loan Parties under any of the Loan Documents, including advances made by the Banks or any one of them or the Agent for the reasonable maintenance, preservation, protection or enforcement of, or realization upon, any collateral, including advances for taxes, insurance, repairs and the like and reasonable expenses incurred to sell or otherwise realize on, or prepare for sale or other realization on, any of any collateral;

                    (ii) second, to the repayment of all Indebtedness then due and unpaid of the Loan Parties to the Banks incurred under this Agreement or any of the other Loan Documents, whether of principal, interest, fees, expenses or otherwise, in such manner as the Agent may determine in its discretion; and

                    (iii) the balance, if any, to the Borrower or as required by
                          Law.

                8.2.6  Other Rights and Remedies.

                The Agent may, and upon the request of the Required Banks shall, exercise all post-default rights granted to the Agent and the Banks under the Loan Documents or applicable Law.

                                 9.  THE AGENT
          9.1  Appointment.

          Each Bank hereby irrevocably designates, appoints and authorizes Mellon Bank, N.A. to act as Agent for such Bank under this Agreement and to execute and deliver or accept on behalf of each of the Banks the other Loan Documents. Each Bank hereby irrevocably authorizes, and each holder of any Note by the acceptance of a Note shall be deemed irrevocably to authorize, the Agent to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and any other instruments and agreements referred to herein, and to exercise such powers and to perform such duties hereunder as are specifically delegated to or required of the Agent by the terms hereof, together with such powers as are reasonably incidental thereto. Mellon Bank, N.A. agrees to act as the Agent on behalf of the Banks to the extent provided in this Agreement.

          9.2  Delegation of Duties.

          The Agent may perform any of its respective duties hereunder by or through agents or employees (provided such delegation does not constitute a relinquishment of its duties as Agent) and, subject to Sections 9.5 and 9.6, shall be entitled to engage and pay for the advice or services of any attorneys, accountants or other experts concerning all matters pertaining to its duties hereunder and to rely upon any advice so obtained.

          9.3  Nature of Duties; Independent Credit Investigation.

          The Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and no implied covenants, functions, responsibilities, duties, obligations, or liabilities shall be read into this Agreement or otherwise exist. The duties of the Agent shall be mechanical and administrative in nature. Agent shall not have by reason of this Agreement a fiduciary or trust relationship in respect of any Bank; and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon the Agent any obligations in respect of this Agreement except as expressly set forth herein. Each Bank expressly acknowledges (i) that the Agent has not made any representations or warranties to it and that no act by the Agent hereafter taken, including any review of the affairs of any of the Loan Parties, shall be deemed to constitute any representation or warranty by the Agent to any Bank; (ii) that it has made and will continue to make, without reliance upon the Agent, its own independent investigation of the financial condition and affairs and its own appraisal of the creditworthiness of each of the Loan Parties in connection with this Agreement and the making and continuance of the Loans hereunder; and (iii) except as expressly provided herein, that the Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Bank with any credit or other information with respect thereto, whether coming into its possession before the making of any Loan or at any time or times thereafter.

          9.4  Actions in Discretion of Agent; Instructions from the Banks.

          The Agent agrees, upon the written request of the Required Banks, to take or refrain from taking any action of the type specified as being within the Agent's rights, powers or discretion herein, provided that the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement or any other Loan Document or applicable Law. In the absence of a request by the Required Banks, the Agent shall have authority, in its sole discretion, to take or not to take any such action, unless this Agreement specifically requires the consent of the Required Banks or all of the Banks. Any action taken or failure to act pursuant to such instructions or discretion shall be binding on the Banks, subject to Section
9.6. Subject to the provisions of Section 9.6, no Bank shall have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Banks, or in the absence of such instructions, in the absolute discretion of the Agent.

          9.5  Reimbursement and Indemnification of Agent by the Borrower.

          The Borrower agrees unconditionally upon demand to pay or reimburse the Agent and to save the Agent harmless against (i) liability for the payment of all reasonable out-of-pocket costs, expenses and disbursements, including fees and expenses of counsel, appraisers and environmental consultants, except with respect to clauses (A), (B) and (C) below, incurred by the Agent (a) in connection with the development, negotiation, preparation, printing, execution, syndication, administration, performance and interpretation of this Agreement and the other Loan Documents, and other instruments and documents to be delivered hereunder, (b) relating to any amendments, waivers or consents pursuant to provisions hereof, (c) in connection with the enforcement of this Agreement or any other Loan Document, or collection of amounts due hereunder or thereunder or the proof and allowability of any claim arising under this Agreement or any other Loan Document, whether in bankruptcy or receivership proceedings or otherwise, and (d) in any workout, restructuring or in connection with the protection, preservation, exercise or enforcement of any of the terms hereof or of any rights hereunder or under any other Loan Document or in connection with any foreclosure, collection or bankruptcy proceedings; (ii) all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted by or asserted against the Agent, in its capacity as such, as a result of the use of the proceeds of the Loans; and (iii) all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Agent, in its capacity as such, in any way relating to or arising out of this Agreement or any other Loan Documents or any action taken or omitted by the Agent hereunder or thereunder, provided that the Borrower shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (A) if the same results from the Agent's gross negligence or willful misconduct, or (B) if the Borrower was not given notice of the subject claim and the opportunity to participate in the defense thereof, at its expense (except that the Borrower shall remain liable to the extent such failure to give notice does not result in a loss to the Borrower), or (C) if the same results from a compromise or settlement agreement entered into without the consent of the Borrower, which shall not be unreasonably withheld. In addition, the Borrower agrees to reimburse and pay all reasonable out-of-pocket expenses of the Agent's regular employees and agents engaged to perform audits of the books, records and properties of the Loan Parties and their Subsidiaries.

          9.6  Exculpatory Provisions.

          None of the Agent or any of its respective directors, officers, employees, agents, attorneys or Affiliates shall (a) be liable to any Bank for any action taken or omitted to be taken by it or them hereunder, or in connection herewith including pursuant to any Loan Document, unless caused by its or its respective directors, officers, employees, agents, attorneys or Affiliates own gross negligence or willful misconduct, (b) be responsible in any manner to any of the Banks for the effectiveness, enforceability, genuineness, validity or due execution of this

Agreement or any other Loan Documents or for any recital, representation, warranty, document, certificate, report or statement herein or made or furnished under or in connection with this Agreement or any other Loan Documents, or (c) be under any obligation to any of the Banks to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions hereof or thereof on the part of the Loan Parties, or the financial condition of the Loan Parties, or the existence or possible existence of any Event of Default or Potential Default. None of the Agent or any Bank or any of their respective directors, officers, employees, agents, attorneys or Affiliates shall be liable to any of the Loan Parties for any consequential, special or indirect damages, losses or expenses (including without limitation, counsel fees) resulting from any breach of contract, tort or other wrong in connection with the negotiation, documentation, administration or collection of the Loans or any of the Loan Documents.

          9.7  Reimbursement and Indemnification by Banks of the Agent.

          Each Bank agrees to reimburse and indemnify the Agent (to the extent not reimbursed by the Borrower and without limiting the Obligation of the Borrower to do so) in proportion to its Ratable Share from and against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Agent in its capacity as such or in its capacity of issuing Letters of Credit, in any way relating to or arising out of this Agreement or any other Loan Documents or any action taken or omitted by the Agent hereunder or thereunder, provided that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (a) if the same results from the Agent's gross negligence or willful misconduct, or (b) if such Bank was not given notice of the subject claim and the opportunity to participate in the defense thereof, at its expense (except that such Bank shall remain liable to the extent such failure to give notice does not result in a loss to the Bank), or (c) if the same results from a compromise and settlement agreement entered into without the consent of such Bank, which shall not be unreasonably withheld. In addition, each Bank agrees promptly upon demand to reimburse the Agent (to the extent not reimbursed by the Borrower and without limiting the Obligation of the Borrower to do so) in proportion to its Ratable Share for all amounts due and payable by the Borrower to the Agent in connection with the Agent's periodic audit of the Loan Parties' books, records and business properties.

          9.8  Reliance by Agent.

          The Agent shall be entitled to rely upon any writing, telegram, telex or teletype message, resolution, notice, consent, certificate, letter, cablegram, statement, order or other document or conversation by telephone or otherwise believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon the advice and opinions of counsel and other professional advisers selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action hereunder unless it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense (other than a liability or expense relating to gross negligence or willful misconduct) which may be incurred by it by reason of taking or continuing to take any such action.

          9.9  Notice of Default.

          The Agent shall not be deemed to have knowledge or notice of the occurrence of any Potential Default or Event of Default unless the Agent has received written notice from a Bank or the Borrower referring to this Agreement, describing such Potential Default or Event of Default and stating that such notice is a "notice of default."

          9.10  Notices.

          The Agent shall promptly send to each Bank a copy of all notices and other documents received from the Borrower pursuant to the provisions of this Agreement or the other Loan Documents promptly upon receipt thereof. The Agent shall promptly notify the Borrower and the other Banks of each change in the Base Rate and the effective date thereof.

          9.11  Banks in Their Individual Capacities.

          With respect to the Revolving Credit Commitments and the Loans made by it, the Agent shall have the same rights and powers hereunder as any other Bank and may exercise the same as though it were not the Agent, and the term "Banks" shall, unless the context otherwise indicates, include the Agent in its individual capacity. The Agent and its Affiliates and each of the Banks and their respective Affiliates may, without liability to account, except as prohibited herein, make loans to, accept deposits from, discount drafts for, act as trustee under indentures of, and generally engage in any kind of banking or trust business with, the Loan Parties and their Affiliates, in the case of the Agent, as though it were not acting as Agent hereunder and in the case of each Bank, as though such Bank were not a Bank hereunder.

          9.12  Holders of Notes.

          The Agent may deem and treat any payee of any Note as the owner thereof for all purposes hereof unless and until written notice of the assignment or transfer thereof shall have been filed with the Agent. Any request, authority or consent of any Person who at the time of making such request or giving such authority or consent is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any Note or Notes issued in exchange therefor.

          9.13  Equalization of Banks.

          The Banks and the holders of any participations in any Notes agree among themselves that, with respect to all amounts received by any Bank or any such holder for application on any Obligation hereunder or under any Note or under any such participation, whether received by voluntary payment, by realization upon security, by the exercise of the right of set-off or banker's lien, by counterclaim or by any other non-pro rata source, equitable adjustment will be made in the manner stated in the following sentence so that, in effect, all such excess amounts will be shared ratably among the Banks and such holders in proportion to their interests in payments under the Notes, except as otherwise provided in Sections 3.4.2 or 4.6.1. The Banks or any such holder receiving any such amount shall purchase for cash from each of the other Banks an interest in such Bank's Loans in such amount as shall result in a ratable participation by the Banks and each such holder in the aggregate unpaid amount under the Notes, provided that if all or any portion of such excess amount is thereafter recovered from the Bank or the holder making such purchase, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, together with interest or other amounts, if any, required by law (including court order) to be paid by the Bank or the holder making such purchase.

                9.14  Successor Agent.
                      ----------------

                The Agent (i) may resign as Agent or (ii) shall resign if such resignation is requested by the Required Banks (if the Agent is a Bank, the Agent's Loans and its Revolving Credit Commitment shall be considered in determining whether the Required Banks have requested such resignation), in either case of (i) or (ii) by giving not less than thirty (30) days' prior written notice to the Borrower. If the Agent shall resign under this Agreement, then subject to the consent of the Borrower (which consent shall not be unreasonably withheld and which consent shall not be required during any period in which an Event of Default exists) either (a) the Required Banks shall appoint from among the Banks a successor agent for the Banks, or (b) if a successor agent shall not be so appointed and approved within the thirty (30) day period following the Agent's notice to the Banks of its resignation, then the Agent shall appoint a successor agent who shall serve as Agent until such time as the Required Banks appoint a successor agent. Upon its appointment, such successor agent shall succeed to the rights, powers and duties of the Agent and the term "Agent" shall mean such successor effective upon its appointment, and the former Agent's rights, powers and duties as Agent shall be terminated without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement. After the resignation of any Agent hereunder, the provisions of this Article 9 shall inure to the benefit of such former Agent and such former Agent shall not by reason of such resignation be deemed to be released from liability for any actions taken or not taken by it while it was an Agent under this Agreement.

                9.15  Other Fees.
                      -----------

                The Borrower shall pay to the Agent the fees due pursuant to that certain commitment letter and related fee letter, each dated October 15, 1996, at the times and in the amounts set forth in such letters.

                9.16  Availability of Funds.
                      ----------------------

                Unless the Agent shall have been notified by a Bank prior to the date upon which a Loan is to be made that such Bank does not intend to make available to the Agent such Bank's portion of such Loan, the Agent may assume that such Bank has made or will make such proceeds available to the Agent on such date and the Agent may, in reliance upon such assumption (but shall not be required to), make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Agent by such Bank, the Agent shall be entitled to recover such amount on demand from such Bank (or, if such Bank fails to pay such amount forthwith upon such demand, from the Borrower) together with interest thereon, in respect of each day during the period commencing on the date such amount was made available to the Borrower and ending on the date the Agent recovers such amount, at a rate per annum equal to the Federal Funds Effective Rate.

                9.17  Calculations.
                      -------------

                In the absence of gross negligence or willful misconduct, the Agent shall not be liable for any error in computing the amount payable to any Bank whether in respect of the Loans, fees or any other amounts due to the Banks under this Agreement. In the event an error in computing any amount payable to any Bank is made, the Agent, the Borrower and each affected Bank shall, forthwith upon discovery of such error, make such adjustments as shall be required to correct such error, and any compensation therefor will be calculated at the Federal Funds Effective Rate.

                9.18  Beneficiaries.
                      ---------------

                Except as expressly provided herein, the provisions of this
Article 9 are solely for the benefit of the Agent and the Banks, and the Loan Parties shall not have any rights to rely on or enforce any of the provisions hereof. In performing its functions and duties under this Agreement, the Agent shall act solely as agent of the Banks and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any of the Loan Parties.

                                10.  MISCELLANEOUS
                                     -------------

                10.1  Modifications, Amendments or Waivers.
                      -------------------------------------

                With the written consent of the Required Banks, the Agent, acting on behalf of all the Banks, and the Borrower, on behalf of the Loan Parties, may from time to time enter into written agreements amending or changing any provision of this Agreement or any other Loan Document or the rights of the Banks or the Loan Parties hereunder or thereunder, or may grant written waivers or consents to a departure from the due performance of the Obligations of the Loan Parties hereunder or thereunder; provided, however, that the written consent of the Required Banks shall not be required with respect to the joinder of additional Loan Parties pursuant to Section 10.18. Any such agreement, waiver or consent made with such written consent shall be effective to bind all the Banks and the Loan Parties; provided, that, without the written consent of all the Banks, no such agreement, waiver or consent may be made which will:

                10.1.1  Increase of Revolving Credit Commitments; Extension of
                        ------------------------------------------------------
                        Expiration Date.
                        ---------------

                Increase the amount of the Revolving Credit Commitment of any Bank hereunder or extend the Expiration Date;

                10.1.2  Extension of Payment; Reduction of Principal, Interest
                        ------------------------------------------------------
                        or Fees; Modification of Terms of Payment.
                        -----------------------------------------

                Whether or not any Loans are outstanding, extend the time for payment of principal or interest of any Loan, the Commitment Fee or any other fee payable to any Bank, or reduce the principal amount of or the rate of interest borne by any Loan or reduce the Commitment Fee or any other fee payable to any Bank, or otherwise affect the terms of payment of the principal of or interest of any Loan, the Commitment Fee or any other fee payable to any Bank;

                10.1.3  Release of Guarantor.
                        --------------------

                Release any Domestic Subsidiary from its Obligations under the Master Guaranty Agreement; or

                10.1.4  Miscellaneous.
                        --------------

                Amend Sections 4.2 [Pro Rata Treatment of Banks], 9.6 [Exculpatory Provisions] or 9.13 [Equalization of Banks] or this Section 10.1, alter any provision regarding the pro rata treatment of the Banks, change the definition of Required Banks, or change any requirement providing for the Banks or the Required Banks to authorize the taking of any action hereunder.

                No agreement, waiver or consent which would modify the interests, rights or obligations of the Agent in its capacity as Agent, or its capacity as the issuer of Letters of Credit shall be effective without the written consent of the Agent.

          10.2  No Implied Waivers; Cumulative Remedies; Writing Required.
          ---------------------------------------------------------------

          No course of dealing and no delay or failure of the Agent or any Bank in exercising any right, power, remedy or privilege under this Agreement or any other Loan Document shall affect any other or future exercise thereof or operate as a waiver thereof, nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power, remedy or privilege preclude any further exercise thereof or of any other right, power, remedy or privilege. The rights and remedies of the Agent and the Banks under this Agreement and any other Loan Documents are cumulative and not exclusive of any rights or remedies which they would otherwise have. Any waiver, permit, consent or approval of any kind or character on the part of any Bank of any breach or default under this Agreement or any such waiver of any provision or condition of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing.

     10.3  Reimbursement and Indemnification of Banks by the Borrower; Taxes.
           -----------------------------------------------------------------

     The Borrower agrees unconditionally upon demand to pay or reimburse to each Bank and to save each Bank harmless against (i) liability for the payment of all reasonable out-of-pocket costs, expenses and disbursements (including fees and expenses of counsel for each Bank except with respect to (A), (B) and (C) below), incurred by such Bank (a) in connection with the administration and interpretation of this Agreement, the other Loan Documents, and the other instruments and documents to be delivered hereunder, provided such reimbursement with respect to administration only shall be available to such Bank at a time when an Event of Default shall have occurred and be continuing, (b) relating to any amendments, waivers or consents pursuant to provisions hereof, (c) in connection with the enforcement of this Agreement or any other Loan Document, or collection of amounts due hereunder or thereunder or the proof and allowability of any claim arising under this Agreement or any other Loan Document, whether in bankruptcy or receivership proceedings or otherwise, and (d) in any workout, restructuring or in connection with the protection, preservation, exercise or enforcement of any of the terms hereof or of any rights hereunder or under any other Loan Document or in connection with any foreclosure, collection or bankruptcy proceedings; (ii) all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted by or asserted against such Bank as a result of the use of the proceeds of the Loans; and (iii) all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Bank, in its capacity as such, in any way relating to or arising out of this Agreement or any other Loan Documents or any action taken or omitted by such Bank hereunder or thereunder, provided that the Borrower shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (A) if the same results from such Bank's gross negligence or willful misconduct, or (B) if the Borrower was not given notice of the subject claim and the opportunity to participate in the defense thereof, at its expense (except that the Borrower shall remain liable to the extent such failure to give notice does not result in a loss to the Borrower), or (C) if the same results from a compromise or settlement agreement entered into without the consent of the Borrower, which shall not be unreasonably withheld. The Banks will attempt to minimize the fees and expenses of legal counsel for the Banks which are subject to reimbursement by the Borrower hereunder by considering the usage of one law firm to represent the Banks and the Agent if appropriate under the circumstances. The Borrower agrees unconditionally to pay all stamp, document, transfer, recording or filing taxes or fees and similar impositions now or hereafter determined by the Agent or any Bank to be payable in connection with this Agreement or any other Loan Document, and the Borrower agrees unconditionally to save the Agent and the Banks harmless from and against any and all present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying any such taxes, fees or impositions, except as provided otherwise above.

     10.4  Holidays.
           --------

     Whenever any payment or action to be made or taken hereunder shall be stated to be due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day (except as provided in Section 3.2.1 with respect to Interest Periods under the Revolving Credit Euro-Rate Option), and such extension of time shall be included in computing interest or fees, if any, in connection with such payment or action.

     10.5  Funding by Branch, Subsidiary or Affiliate.
           ------------------------------------------

     10.5.1  Notional Funding.
             ----------------

     Each Bank shall have the right from time to time, without notice to the Borrower, to deem any branch, Subsidiary or Affiliate (which for the purposes of this Section 10.5 shall mean any corporation or association which is directly or indirectly controlled by or is under direct or indirect common control with any corporation or association which directly or indirectly controls such Bank) of such Bank to have made, maintained or funded any Loan to which the Revolving Credit Euro-Rate Option applies at any time, provided that immediately following (on the assumption that a payment were then due from the Borrower to such other office), and as a result of such change, the Borrower would not be under any greater financial obligation pursuant to Section 4.5 than it would have been in the absence of such change. Notional funding offices may be selected by each Bank without regard to such Bank's actual methods of making, maintaining or funding the Loans or any sources of funding actually used by or available to such Bank; and

     10.5.2 Actual Funding.
            --------------

     Each Bank shall have the right from time to time to make or maintain any Loan by arranging for a branch, Subsidiary or Affiliate of such Bank to make or maintain such Loan subject to the last sentence of this Section 10.5.2. If any Bank causes a branch, Subsidiary or Affiliate to make or maintain any part of the Loans hereunder, all terms and conditions of this Agreement shall, except where the context clearly requires otherwise, be applicable to such part of the Loans to the same extent as if such Loans were made or maintained by such Bank, but in no event shall any Bank's use of such a branch, Subsidiary or Affiliate to make or maintain any part of the Loans hereunder cause such Bank or such branch, Subsidiary or Affiliate to incur any cost or expenses payable by the Borrower hereunder or require the Borrower to pay any other compensation to any Bank (including any expenses incurred or payable pursuant to Section 4.5) which would otherwise not be incurred.

     10.5.3  Changes to Other Branches, Subsidiaries or Affiliates.
             -----------------------------------------------------

     If a Bank claims any additional amounts payable pursuant to Section 4.5 or that it is unable to make Loans to which a Revolving Credit Euro-Rate Option applies, it shall use its reasonable efforts (consistent with legal and regulatory restrictions) to avoid the need for paying such additional amounts or such inability, including changing the jurisdiction of its applicable lending office or moving the Loan to a Subsidiary or Affiliate; provided, however, that the taking of any such action would not, in the reasonable judgment of such Bank, be disadvantageous to such Bank.

     10.6  Notices.
           -------

     All notices, requests, demands, directions and other communications (as used in this Section 10.6, collectively referred to as "notices") given to or made upon any party hereto under the provisions of this Agreement shall be by telephone or in writing (including telex or facsimile communication) unless otherwise expressly permitted hereunder and shall be delivered or sent by telex or facsimile to the respective parties at the addresses and numbers set forth under their respective names on the signature pages to this Agreement or any Guaranty or in accordance with any subsequent unrevoked written direction from any party to the others. All notices shall, except as otherwise expressly herein provided, be effective (a) in the case of telex or facsimile, when received, (b) in the case of hand-delivered notice, when hand-delivered, (c) in the case of telephone, when telephoned, provided, however, that in order to be effective, telephonic notices must be confirmed in writing no later than the next day by letter, facsimile or telex, (d) if given by mail, four (4) days after such communication is deposited in the mail with first-class postage prepaid, return receipt requested, and (e) if given by any other means (including by air courier), when delivered; provided, that notices to the Agent shall not be effective until received. Any Bank giving any notice to any Loan Party shall simultaneously send a copy thereof to the Agent, and the Agent shall promptly notify the other Banks of the receipt by it of any such notice.

     10.7  Severability.
           ------------

     The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

     10.8  Governing Law.
           -------------

    Each Letter of Credit and Section 2.10 shall be subject to the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, as the same may be revised or amended from time to time, and to the extent not inconsistent therewith, the internal laws of the Commonwealth of Pennsylvania without regard to its conflict of laws principles and the balance of this Agreement shall be deemed to be a contract under the Laws of the Commonwealth of Pennsylvania and for all purposes shall be governed by and construed and enforced in accordance with the internal laws of the Commonwealth of Pennsylvania without regard to its conflict of laws principles.

     10.9  Prior Understanding.
           -------------------

     This Agreement and the other documents and instruments executed in connection herewith supersede all prior understandings and agreements, whether written or oral, between the parties hereto and thereto relating to the transactions provided for herein and therein, including any prior confidentiality agreements and commitments except that the Borrower's fee payment obligations contained in the fee letter referred to in Section 9.15 shall continue in full force and effect.

     10.10  Duration; Survival.
            ------------------

     All representations and warranties of the Loan Parties contained herein or made in connection herewith shall survive the making of Loans and issuance of Letters of Credit and shall not be waived by the execution and delivery of this Agreement, any investigation by the Agent or the Banks, the making of Loans, issuance of Letters of Credit, or payment in full of the Loans. All covenants and agreements of the Loan Parties contained in Sections 7.1, 7.2 and 7.3 shall continue in full force and effect from and after the date hereof so long as the Borrower may borrow or request Letters of Credit hereunder and until termination of the Revolving Credit Commitments, repayment of all Loans and expiration or termination of all Letters of Credit. All covenants and agreements of the Borrower contained herein relating to the payment of principal, interest, premiums, additional compensation or expenses and indemnification, including those set forth in the Notes, Article 4 and Sections 9.5, 9.7 and 10.3, shall survive payment in full of the Loans, expiration or termination of the Letters of Credit and termination of the Revolving Credit Commitments.

     10.11  Successors and Assigns.
            ----------------------

     This Agreement shall be binding upon and shall inure to the benefit of the Banks, the Agent, the Loan Parties and their respective successors and assigns, except that, other than as contemplated by Sections 7.2.6 and 7.2.7, none of the Loan Parties may assign or transfer any of its rights and Obligations hereunder or any interest herein without consent of all Banks. Each Bank may, at its own cost, make assignments of or sell participations in all or any part of its Revolving Credit Commitment and Loans and its Ratable Share of Letter of Credit Outstandings to one or more banks or other entities, subject to the consent of the Borrower (which consent shall not be required during any period in which an Event of Default exists), and the Agent with respect to any assignee, such consents not to be unreasonably withheld, and provided that (i) assignments may not be made in amounts less than $5,000,000 and (ii) after giving effect to such assignment, no Bank which remains a Bank thereafter shall have Commitments of less than $5,000,000. In the case of an assignment, upon receipt by the Agent of the Syndication

Assignment and Assumption Agreement with respect to all assignments made as part of the initial syndication of the credit facilities under the Agreement after the Closing Date, or the Assignment and Assumption Agreement with respect to each subsequent assignment, the assignee or assignees shall have, to the extent of such assignment (unless otherwise provided therein), the same rights, benefits and obligations as it would have if it had been a signatory Bank hereunder, the Revolving Credit Commitments in Section 2.1 shall be adjusted accordingly and Schedule 1.1(B) to this Agreement shall be modified by Schedule I to the Syndication Assignment and Assumption Agreement with respect to all assignments made as part of the initial syndication of the credit facilities under this Agreement after the Closing Date or by Schedule I to each Assignment and Assumption Agreement with respect to subsequent assignments, and upon surrender of any Notes subject to such assignment, the Borrower shall execute and deliver new Notes to the assignee in an amount equal to the amount of the Revolving Credit Commitments assumed by it and new Notes to the assigning Bank in an amount equal to the Revolving Credit Commitments retained by it hereunder. Any assigning Bank shall pay to the Agent a service fee in the amount of $3,500 for each assignment, which amount shall not be subject to reimbursement or indemnification by the Borrower. In the case of a participation, the participant shall only have the rights specified in Section 8.2.3 (the participant's rights against such Bank in respect of such participation to be those set forth in the agreement executed by such Bank in favor of the participant relating thereto and not to include any voting rights), all of such Bank's obligations under this Agreement or any other Loan Document shall remain unchanged, and all amounts payable by any Loan Party hereunder or thereunder shall be determined as if such Bank had not sold such participation. Any assignee or participant which is not incorporated under the Laws of the United States of America or a state thereof shall deliver to the Borrower and the Agent the form of certificate described in
Section 10.17 relating to federal income tax withholding. Each Bank may furnish any publicly available information concerning any Loan Party or its Subsidiaries and any other information concerning any Loan Party or its Subsidiaries in the possession of such Bank from time to time to assignees and participants (including prospective assignees or participants), provided that such assignees and participants agree to be bound by the provisions of Section 10.12. Notwithstanding any other language in this Agreement, any Bank may at any time assign all or any portion of its rights under this Agreement and its Notes to a Federal Reserve Bank as collateral in accordance with Regulation A and the applicable Operating Circular of such Federal Reserve Bank.

     10.12  Confidentiality.
            ---------------

     The Agent and the Banks each agree to keep confidential all information obtained from any Loan Party or its Subsidiaries which is nonpublic and confidential or proprietary in nature (including any information the Borrower specifically designates as confidential), except as provided below, and to use such information only in connection with their respective capacities under this Agreement and for the purposes contemplated hereby. The Agent and the Banks shall be permitted to disclose such information (i) to outside legal counsel, accountants and other professional advisors who need to know such information in connection with the administration and enforcement of this Agreement and who are notified that the information is to be treated as confidential, (ii) to assignees and participants as contemplated by Section 10.11, (iii) to the extent requested by any bank regulatory authority or, with notice to the Borrower if not prohibited, as otherwise required by applicable Law or by any subpoena or similar legal process, or in connection with any investigation or proceeding arising out of the transactions contemplated by this Agreement, (iv) if it becomes publicly available other than as a result of a breach of this Agreement or becomes available from a source not known to be subject to confidentiality restrictions, (v) if the Borrower shall have consented to such disclosure, or (vi) after notice to the Borrower unless the Borrower is an adverse party in such litigation, in connection with any litigation to which any Bank is a party the subject matter of which involves this Agreement or is deemed necessary upon the advice of legal counsel of such Bank by such Bank in any defense of such litigation.

          10.13  Counterparts.

          This Agreement may be executed by different parties hereto on any number of separate counterparts, including facsimiles, each of which, when so executed and delivered, shall be an original, and all such counterparts shall together constitute one and the same instrument.

          10.14  Agent's or Bank's Consent.

          Whenever the Agent's or any Bank's consent is required to be obtained under this Agreement or any of the other Loan Documents as a condition to any action, inaction, condition or event, the Agent and each Bank shall be authorized to give or withhold such consent in its sole discretion and to condition its consent upon the giving of additional collateral, the payment of money or any other matter.

          10.15  Exceptions.

          The representations, warranties and covenants contained herein shall be independent of each other, and no exception to any representation, warranty or covenant shall be deemed to be an exception to any other representation, warranty or covenant contained herein unless expressly provided, nor shall any such exceptions be deemed to permit any action or omission that would be in contravention of applicable Law.

          10.16  CONSENT TO FORUM; WAIVER OF JURY TRIAL.

          EACH LOAN PARTY HEREBY IRREVOCABLY CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF THE COURT OF COMMON PLEAS OF ALLEGHENY COUNTY AND THE UNITED STATES DISTRICT COURT FOR THE WESTERN DISTRICT OF PENNSYLVANIA, AND WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS BE MADE BY CERTIFIED OR REGISTERED MAIL DIRECTED TO SUCH LOAN PARTY AT THE ADDRESSES PROVIDED FOR IN SECTION 10.6 AND SERVICE SO MADE SHALL
BE DEEMED TO BE COMPLETED UPON ACTUAL

RECEIPT THEREOF. EACH LOAN PARTY WAIVES ANY OBJECTION TO JURISDICTION AND VENUE OF ANY ACTION INSTITUTED AGAINST IT AS PROVIDED HEREIN AND AGREES NOT TO ASSERT ANY DEFENSE BASED ON LACK OF JURISDICTION OR VENUE OR INCONVENIENT FORUM. EACH LOAN PARTY, THE AGENT AND THE BANKS HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM OF ANY KIND ARISING OUT OF OR RELATED TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE COLLATERAL TO THE FULL EXTENT PERMITTED BY LAW.

          10.17  Tax Withholding Clause.

          Each Bank or assignee or participant of a Bank that is not incorporated under the Laws of the United States of America or a state thereof agrees that it will deliver to each of the Borrower and the Agent two (2) duly completed copies of the following: (i) Internal Revenue Service Form W-9, 4224 or 1001, or other applicable form prescribed by the Internal Revenue Service, certifying that such Bank, assignee or participant is entitled to receive payments under this Agreement and the other Loan Documents without deduction or withholding of any United States federal income taxes, or is subject to such tax at a reduced rate under an applicable tax treaty, or (ii) Internal Revenue Service Form W-8 or other applicable form or a certificate of such Bank, assignee or participant indicating that no such exemption or reduced rate is allowable with respect to such payments. Each Bank, assignee or participant required to deliver to the Borrower and the Agent a form or certificate pursuant to the preceding sentence shall deliver such form or certificate as follows: (A) each Bank which is a party hereto on the Closing Date shall deliver such form or certificate at least five (5) Business Days prior to the first date on which any interest or fees are payable by the Borrower hereunder for the account of such Bank; (B) each assignee or participant shall deliver such form or certificate at least five (5) Business Days before the effective date of such assignment or participation (unless the Agent in its sole discretion shall permit such assignee or participant to deliver such form or certificate less than five (5) Business Days before such date in which case it shall be due on the date specified by the Agent). Each Bank, assignee or participant which so delivers a Form W-8, W-9, 4224 or 1001 further undertakes to deliver to each of the Borrower and the Agent two (2) additional copies of such form (or a successor form) on or before the date that such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Borrower or the Agent, either certifying that such Bank, assignee or participant is entitled to receive payments under this Agreement and the other Loan Documents without deduction or withholding of any United States federal income taxes or is subject to such tax at a reduced rate under an applicable tax treaty or stating that no such exemption or reduced rate is allowable. The Agent shall be entitled to withhold United States federal income taxes at the full withholding rate unless the Bank, assignee or participant establishes an exemption or that it is subject to a reduced rate as established pursuant to the above provisions.

          10.18  Joinder of Subsidiaries.

          Any Subsidiary of the Borrower which is required to join the Master Guaranty Agreement pursuant to Section 7.2.9 shall execute and deliver to the Agent a signature page to the Master Guaranty Agreement and to the Master Intercompany Subordination Agreement. The Loan Parties shall deliver such Guarantor Joinder and the other documents required by this Section 10.18 to the Agent within five (5) Business Days after the date of the filing of such Subsidiary's articles of incorporation if the Subsidiary is a corporation, the date of the filing of its certificate of limited partnership if it is a limited partnership or the date of its organization if it is an entity other than a limited partnership or corporation or, if acquired, the date of acquisition. The Agent shall have received, for its benefit and the benefit of the Banks, opinions of the Loan Parties legal counsel in form and substance satisfactory to the Agent together with such other documents, certificates and agreements as the Agent may request to effectuate the provisions of this Section 10.18.

                  [SIGNATURE PAGE 1 OF 2 TO CREDIT AGREEMENT]

          IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Agreement as of the day and year first above written.

                                    BORROWER:

ATTEST:                             CUNO INCORPORATED.


                                    By: /s/ Ronald C. Drabik
                                       ---------------------------
                                    Title: Chief Financial Officer
                                          ------------------------
[Seal]
                                    Address for Notices:

                                    400 Research Parkway
                                    Meriden CT 06450

                                    Telecopier No. (203) 238-8912
                                    Attention: Ronald C. Drabik
                                    Telephone No. (203) 237-5541

                  [SIGNATURE PAGE 2 OF 2 TO CREDIT AGREEMENT]


                                    MELLON BANK, N.A., Individually as
                                    a Bank and as Agent

                                    By: /s/ John Paul Marotta
                                       --------------------------------
                                    Title: Assistant Vice President
                                          -----------------------------

                                    Address for Notices:

                                    Legal Documents:

                                         Mellon Financial Services
                                         65 East 55th Street, 15th Floor
                                         New York, NY 10022-3219

                                         Telecopier No. (212) 702-5269
                                         Attention:  John Paul Marotta
                                         Telephone No. (212) 702-4029

                                    Administrative Notices:

                                         Mellon Bank, N.A.
                                         Loan Administration
                                         Three Mellon Bank Center
                                         Pittsburgh, PA 15259
                                         Telecopier No. (412) 236-2027

                                    Mellon's Wiring Instructions:

                                         MELLON BANK
                                         PITTSBURGH, PA
                                         ABA #043000261
                                         ATTN: LOAN ADMINISTRATION
                                         CREDIT ACCOUNT #___________
                                         REF: CUNO Incorporated